UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☑                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

BRISTOL WEST HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share, of Bristol West Holdings, Inc. (“Bristol West common stock”)

(2)	Aggregate number of securities to which transaction applies:

29,543,076 shares of Bristol West common stock (including shares of restricted stock)

2,598,227 options and warrants to purchase shares of Bristol West common stock

24,013 shares of common stock based awards reflected in deferred compensation accounts under Bristol West’s Non-Employee Directors’ Deferred Compensation and Stock Award Plan that are convertible into Bristol West common stock (“phantom shares”)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Calculated solely for the purpose of determining the filing fee. The filing fee was calculated based on the sum of (1) an aggregate cash payment of $664,719,210 for the proposed per share cash payment of $22.50 for 29,543,076 outstanding shares of Bristol West common stock (including 677,705 shares of restricted stock) and (2) an aggregate cash payment of $47,819,947 expected to be paid upon the cancellation of 2,598,227 outstanding options and warrants having an exercise price of less than $22.50 and (3) an aggregate cash payment of $540,293 for the proposed per share cash payment of $22.50 for 24,013 phantom shares (the sum of (1), (2) and (3), the “Total Consideration”). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, the filing fee was determined by multiplying 0.0000307 by the Total Consideration.

(4)	Proposed maximum aggregate value of transaction: $713,079,450

(5)	Total fee paid: $21,892

☐	Fee paid with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing party:

(4)	Date filed:

The information in this document is not complete and can be changed.

PRELIMINARY DRAFT, DATED APRIL 23, 2007 — SUBJECT TO COMPLETION

BRISTOL WEST HOLDINGS, INC.

5701 Stirling Road

Davie, Florida 33314

[            ], 2007

To Our Stockholders:

You are cordially invited to attend a special meeting of stockholders of Bristol West Holdings, Inc., or Bristol West, to be held at [            ], Eastern Time, on [                    ], 2007, at [            ]. The attached notice of the special meeting and proxy statement provide information regarding the matters to be acted on at the special meeting, including at any adjournment or postponement thereof.

At the special meeting you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of March 1, 2007, referred to as the merger agreement, among Bristol West Holdings, Inc., referred to as Company or Bristol West, Farmers Group, Inc., referred to as Parent or Farmers Group, and BWH Acquisition Company, referred to as Merger Sub. A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement. Under the merger agreement, Merger Sub, a wholly owned subsidiary of Parent, will be merged with and into Bristol West, with Bristol West being the surviving corporation. Parent is a Nevada corporation which, along with its subsidiaries, provides insurance management services to members of the Farmers Insurance Exchange, Truck Insurance Exchange and Fire Insurance Exchange, or the Exchanges, which are among the leading U.S. property and casualty insurers. Merger Sub is a Delaware corporation formed in connection with the execution of the merger agreement. Parent is currently owned by Zurich Financial Services Group, which, if the merger is completed, will indirectly own all of the outstanding capital stock of Bristol West immediately after the merger. Immediately prior to the consummation of the Merger, Parent will contribute 50% of the issued and outstanding common stock of Merger Sub to each of two of Parent’s subsidiaries. Parent and these subsidiaries have agreed that, immediately following the merger, the subsidiaries will distribute certain assets and assign certain employees of Bristol West to Parent and then sell all of the outstanding capital stock of Bristol West to the Exchanges and Mid-Century Insurance Company. Following the sale, Parent will continue to provide insurance management services with respect to the Bristol West insurance operations.

If Bristol West’s stockholders adopt the merger agreement and the merger is completed, each share of Bristol West common stock (other than treasury shares, shares held by Parent, Merger Sub or their respective subsidiaries and shares held by any Bristol West stockholders who choose to be dissenting stockholders by exercising and perfecting their appraisal rights under Delaware law with respect to the merger) will be converted into the right to receive $22.50 in cash, without interest and less any applicable withholding taxes. The receipt of cash in exchange for shares of Bristol West common stock in the merger will constitute a taxable transaction to U.S. persons for U.S. federal income tax purposes.

The Bristol West board of directors has (1) determined that the merger agreement, the terms thereof and the merger and the other transactions contemplated thereby are advisable and fair to, and in the best interests of, Bristol West and the holders of Bristol West common stock (other than Parent, Merger Sub or their respective subsidiaries and affiliates) and (2) approved the merger agreement, the merger and the other transactions contemplated thereby.

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of all outstanding shares of Bristol West common stock entitled to vote at the special meeting. Bristol West Associates LLC and Aurora Investments II LLC, each stockholders of the Company affiliated with Kohlberg Kravis Roberts & Co., referred to as KKR Stockholders, beneficially owned in the aggregate approximately [__]% of the outstanding Bristol West common stock as of the record date. The KKR Stockholders have entered into a voting agreement whereby they have agreed to vote all of their respective shares of Bristol West common stock in favor of the proposal to adopt the merger agreement at the special meeting (and only half of their respective shares if the Bristol West board of directors changes its recommendation to vote for that proposal).

The Bristol West board of directors recommends that you vote FOR the proposal to adopt the merger agreement and FOR any proposal to adjourn the special meeting to a later date to solicit additional proxies in favor of the adoption of the merger agreement in the event that there are not sufficient votes represented at the special meeting to adopt the merger agreement.

The accompanying proxy statement provides you with detailed information about the proposed merger and the special meeting. Please give this material your careful attention. You also may obtain more information about Bristol West from documents we have filed with the Securities and Exchange Commission.

Regardless of the number of shares you own, your vote is very important. We cannot complete the merger unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Bristol West common stock entitled to vote on the proposal. If you fail to vote on the proposal to adopt the merger agreement, the effect will be the same as a vote against the proposal. Whether or not you plan to attend the special meeting, please submit your proxy in one of the following ways:

•	use the toll-free number shown on the voting instructions;

•	use the Internet website shown on the voting instructions; or

•	complete, sign, date and return the enclosed proxy card at your first opportunity.

Returning the proxy card or submitting your vote using the telephone or Internet will not deprive you of your right to attend the special meeting and vote your shares in person. If you receive more than one proxy card because you own shares that are registered differently, please vote all of your shares shown on all of your proxy cards. If you complete, sign and submit your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of adoption of the merger agreement and approval of any adjournment of the special meeting.

If you have any questions or need assistance voting your shares, please call [    ], our proxy solicitation agent, toll-free at [    ].

Thank you for your cooperation and continued support.

Very truly yours,

JAMES R. FISHER
Executive Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in the enclosed documents. Any representation to the contrary is a criminal offense.

The proxy statement is dated [                    ], 2007, and is expected to be first mailed to stockholders on or about [                    ], 2007.

BRISTOL WEST HOLDINGS, INC.

5701 Stirling Road

Davie, Florida 33314

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD [                    ], 2007

To Our Stockholders:

You are cordially invited to attend a special meeting of the stockholders of Bristol West Holdings, Inc., a Delaware corporation, or Bristol West, to be held at [            ], Eastern Time, on [                    ], 2007, at [                    ], to consider and vote upon the following matters:

•

a proposal to adopt the Agreement and Plan of Merger, dated as of March 1, 2007, referred to as the merger agreement, by and among Farmers Group, Inc., a Nevada corporation, referred to as Parent or Farmers Group, Bristol West Holdings, Inc., a Delaware corporation, referred to as Company, and BWH Acquisition Company, a Delaware corporation and a wholly owned subsidiary of Parent, referred to as Merger Sub, as it may be amended from time to time;

•

a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

•	any other matter that may properly come before the special meeting or any adjournment or postponement of the special meeting.

Only stockholders who owned Bristol West common stock of record at the close of business on [                    ], 2007 are entitled to notice of, to vote at, and to attend the special meeting and any adjournment or postponement of the special meeting. A list of Bristol West stockholders eligible to vote at the special meeting will be available at our principal offices at 5701 Stirling Road, Davie, Florida 33314 during normal business hours from [            ] through [                    ], 2007, and will also be available at the special meeting and at any adjournment or postponement thereof.

The Bristol West board of directors has (1) determined that the merger agreement, the terms thereof and the merger and the other transactions contemplated thereby are advisable and fair to, and in the best interests of, Bristol West and the holders of Bristol West common stock (other than Parent, Merger Sub and their respective subsidiaries and affiliates) and (2) approved the merger agreement, the merger and the other transactions contemplated thereby. The Bristol West board of directors recommends that you vote FOR the proposal to adopt the merger agreement and FOR the proposal to adjourn or postpone the special meeting to a later date to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes represented at the special meeting to adopt the merger agreement.

Regardless of the number of shares that you own, your vote is very important. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Bristol West common stock entitled to vote on the proposal. The adjournment proposal requires the affirmative vote of a majority of the shares of Bristol West common stock present at the special meeting and entitled to vote thereon. Your shares can be voted at the special meeting only if you are present or represented by a valid proxy. Even if you plan to attend the special meeting, we request that you submit your proxy in one of the following ways:

•	use the toll-free number shown on your proxy card;

•	use the Internet website shown on your proxy card; or

•	complete, sign, date and return the enclosed proxy card at your first opportunity.

If you fail to return your proxy card or fail to submit your proxy by phone or the Internet, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the proposal to adopt the merger agreement but will not affect the outcome of the vote regarding the adjournment proposal.

Returning the proxy card or submitting your vote using the telephone or Internet will not deprive you of your right to attend the special meeting and vote your shares in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name or present evidence of your ownership of the shares as of the record date, such as a copy of your most recent statement.

If you receive more than one proxy card because you own shares that are registered differently, please vote all of your shares shown on all of your proxy cards through one of the methods described above. If you complete, sign and submit your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the proposal to adopt the merger agreement and approval of the proposal to adjourn or postpone the special meeting referred to above.

Bristol West’s stockholders have the right to dissent from the merger and obtain payment in cash of the appraised fair value of their shares under applicable provisions of Delaware law. In order to perfect and exercise appraisal rights, stockholders must give written demand for appraisal of their shares before the taking of the vote on the merger at the special meeting and must not vote in favor of the merger. A copy of the applicable Delaware statutory provisions is included as Appendix C to the accompanying proxy statement, and a summary of these provisions can be found under “Dissenters’ Appraisal Rights” in the accompanying proxy statement.

PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

If you have any questions or need assistance in voting your shares, please call [    ], our proxy solicitation agent, toll-free at [    ].

The merger agreement and the merger are described in the accompanying proxy statement. A copy of the merger agreement is included as Appendix A to the accompanying proxy statement. We urge you to read the entire proxy statement carefully.

BY ORDER OF THE BOARD OF DIRECTORS,

GEORGE G. O’BRIEN
Senior Vice President—Chief Legal Officer and Corporate Secretary

[                    ], 2007

i

ii

SUMMARY TERM SHEET

This Summary Term Sheet summarizes selected information in the proxy statement. However, it may not contain all of the information that may be important to your consideration of the proposed merger. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the special meeting. In addition, this proxy statement incorporates by reference important business and financial information about Bristol West. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in “Where You Can Find Additional Information” beginning on page [    ].

•	The Parties to the Merger. See “The Parties to the Merger” beginning on page [ ].

•

Bristol West Holdings, Inc., a Delaware corporation headquartered in Davie, Florida, is a provider of private passenger automobile insurance in the United States. Bristol West’s principal executive offices are located at 5701 Stirling Road, Davie, Florida, 33314 and its telephone number is (954) 316-5200. References to “Bristol West,” the “Company,” “we,” “our,” or “us” in this proxy statement refer to Bristol West Holdings, Inc., a Delaware corporation, and its subsidiaries, unless otherwise indicated by context.

•

Farmers Group, Inc., a Nevada corporation, which we refer to in this proxy statement as Parent or Farmers Group, along with its subsidiaries, provides insurance management services to members of the Farmers Insurance Exchange, Truck Insurance Exchange and Fire Insurance Exchange, which are among the leading U.S. property and casualty insurers. Parent is a wholly owned subsidiary of the Zurich Financial Services Group, which we refer to in this proxy statement as Zurich Financial Services, and its primary personal lines affiliates in the United States. Following the merger and contemplated post-merger transactions, Parent will continue to provide insurance management services with respect to the Bristol West insurance operations. Farmers Group’s principal executive offices are located at 4680 Wilshire Blvd., Los Angeles, California, 90010 and its telephone number is (323) 923-3200.

•

BWH Acquisition Company, a Delaware corporation, which we refer to in this proxy statement as Merger Sub, is a wholly owned subsidiary of Parent. Merger Sub was formed solely for the purpose of effecting the merger. Merger Sub has not engaged in any business other than activities incidental to its organization and in connection with the transactions contemplated by the merger agreement. Immediately prior to the consummation of the Merger, Parent will contribute 50% of the issued and outstanding common stock of Merger Sub to each of two of Parent’s subsidiaries.

•

The Merger. You are being asked to vote to adopt the Agreement and Plan of Merger dated as of March 1, 2007, among Parent, Merger Sub and Bristol West, which we refer to in this proxy statement as the merger agreement, pursuant to which Merger Sub will merge with and into Bristol West, with Bristol West continuing as the surviving corporation in the merger, which we refer to as the surviving corporation. The surviving corporation will continue to do business under the name “Bristol West Holdings, Inc.” following the merger and will be a wholly owned subsidiary of Parent. As a result of the merger, Bristol West will cease to be an independent, publicly traded company. If the merger is completed, immediately thereafter, Zurich Financial Services, through its subsidiary, Parent, will indirectly own all of the outstanding capital stock of Bristol West. See “The Merger Agreement” beginning on page [    ]. A copy of the merger agreement is attached as Appendix A to this proxy statement. You should read the merger agreement in its entirety because it, and not this proxy statement, is the legal document that governs the merger.

•

Post-Merger Transactions. Parent and its subsidiaries to whom it will contribute the issued and outstanding common stock of Merger Sub have agreed that, immediately following the merger, the subsidiaries will distribute certain assets and assign certain employees of Bristol West to Parent and then sell all of the outstanding capital stock of Bristol West to the Exchanges and Mid-Century Insurance Company.

•

Merger Consideration. If the merger is completed, you will be entitled to receive $22.50 in cash, without interest and less any applicable withholding taxes, for each share of Bristol West common stock that you own (unless you choose to be a dissenting stockholder by exercising and perfecting your appraisal rights under Delaware law with respect to the merger). See “The Merger Agreement — Merger Consideration” and “Dissenters’ Appraisal Rights” beginning on pages [    ] and [    ], respectively.

•	Treatment of Outstanding Options, Restricted Stock and Phantom Shares. At the effective time of the merger, unless otherwise agreed between Parent and the holder thereof:

•

each outstanding option and warrant to acquire Bristol West common stock (other than unvested, performance based options) granted under Bristol West’s equity-based compensation or stock option plans or otherwise, vested or unvested, will become fully vested and converted into a right to receive a cash payment in an amount equal to (1) the excess, if any, of $22.50 over the exercise price per share of Bristol West common stock subject to the option or warrant, multiplied by (2) the number of shares of Bristol West common stock subject to the option or warrant, without interest and net of any applicable withholding taxes; however, if the applicable exercise price per share of the option or warrant equals or exceeds $22.50 per share, then such option or warrant will be cancelled without payment of additional consideration;

•

each outstanding award of restricted Bristol West common stock, which we refer to as restricted stock, that is subject to vesting or other lapse restrictions and has not otherwise been forfeited immediately prior to the effective time of the merger will vest and become free of such restrictions as of the effective time of the merger, and the holder thereof will be entitled to receive $22.50 in cash for each share of restricted stock held by such holder, plus any declared and unpaid dividends, without interest and net of any applicable withholding taxes; and

•

each hypothetical share of Bristol West common stock that immediately prior to the effective time of the merger is included in a non-employee director’s deferred compensation account, each of which we refer to as a phantom share, under Bristol West’s Non-Employee Directors’ Deferred Compensation and Stock Award Plan will entitle the non-employee director to receive $22.50 in cash for each such phantom share, without interest and net of any applicable withholding taxes.

We expect that certain unvested, outstanding, performance based options to acquire Bristol West common stock will have no right to receive any merger consideration. See “The Merger Agreement—Treatment of Options, Restricted Stock and Phantom Shares” beginning on page [    ].

•

Record Date and Voting. You are entitled to vote at the special meeting if you owned shares of Bristol West common stock at the close of business on [            ], 2007, the record date for the special meeting. Each outstanding share of Bristol West common stock on the record date entitles the holder to one vote on each matter submitted to stockholders for approval at the special meeting and any adjournment or postponement thereof. As of the record date, there were [            ] shares of Bristol West common stock entitled to be voted at the special meeting. See “The Special Meeting of Stockholders—Record Date” beginning on page [    ].

•

Stockholder Vote Required to Adopt the Merger Agreement. You are being asked to consider and vote upon a proposal to adopt the merger agreement. For us to complete the merger, stockholders holding a majority of the shares of Bristol West common stock outstanding at the close of business on the record date and entitled to vote thereon must vote FOR the proposal to adopt the merger agreement. Abstentions and broker non-votes will have the effect of a vote against the proposal to adopt the merger agreement. See “The Special Meeting of Stockholders — Voting Rights; Quorum; Vote Required for Approval” beginning on page [    ].

•

Voting Information. Before voting your shares of Bristol West common stock, we encourage you to read this proxy statement in its entirety, including its appendices and materials incorporated by reference, and carefully consider how the merger will affect you. To ensure that your shares can be voted at the special meeting, please complete, sign, date and mail the enclosed proxy card (which requires no postage if mailed in the United States), or submit your vote via the Internet or by telephone as soon as possible. If a broker holds your shares in “street name,” your broker should provide you with instructions on how to record your vote. See “The Special Meeting of Stockholders — Voting and Revocation of Proxies” beginning on page [    ].

•	Determination of the Board of Directors.

After careful consideration, the Bristol West board of directors has (1) determined that the merger agreement, the terms thereof and the merger and the other transactions contemplated thereby are advisable and fair to, and in the best interests of, Bristol West and the holders of Bristol West common stock (other than Parent, Merger Sub and their respective subsidiaries and affiliates) and (2) approved the merger agreement, the merger and the other transactions contemplated thereby. See “Special Factors — Determination of the Board of Directors; Reasons for Approval of the Merger; Recommendations” beginning on page [    ].

The Bristol West board of directors recommends that you vote FOR the proposal to adopt the merger agreement and FOR any proposal to adjourn or postpone the special meeting to a later date to solicit additional proxies in favor of the proposal to adopt the merger agreement in the event that there are not sufficient votes represented at the special meeting to adopt the merger agreement.

While making such determinations, the Bristol West board of directors was aware that the KKR Stockholders beneficially owned in the aggregate approximately 42.2% of the outstanding shares of Bristol West common stock and that the KKR Stockholders had agreed to enter into a voting agreement pursuant to which they would be required to vote all of their respective shares of Bristol West common stock in favor of the merger, but which also permits the KKR Stockholders to vote half of their respective shares in favor of an alternative transaction if the Bristol West board of directors changes its recommendation to vote for the proposal to adopt the merger agreement in accordance with the terms of the merger agreement. The voting agreement terminates upon termination of the merger agreement. As of [                    ], 2007, the record date, the KKR Stockholders beneficially owned in the aggregate approximately [            ]% of the outstanding shares of Bristol West common stock. See “Voting Agreement” beginning on page [    ].

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Share Ownership of Bristol West Directors and Officers. As of [                    ], 2007, the record date, the directors and executive officers of Bristol West held and are entitled to vote at the special meeting, in the aggregate, shares of Bristol West common stock representing approximately [            ]% of the outstanding shares of Bristol West common stock. Each of the directors and executive officers has informed Bristol West that he or she currently intends to vote all of his or her shares of Bristol West common stock FOR the proposal to adopt the merger agreement and FOR the adjournment proposal, if necessary. See “The Special Meeting of Stockholders — Voting Rights; Quorum; Vote Required for Approval” beginning on page [    ].

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Opinion of the Board of Directors’ Financial Advisor. The board of directors engaged J.P. Morgan Securities Inc., referred to in this proxy statement as JPMorgan, to assist it in connection with its evaluation of the proposed merger and to render an opinion regarding the fairness, from a financial point of view, of the merger consideration to be paid to Bristol West’s stockholders (other than Parent, Merger Sub or their respective subsidiaries and affiliates) in the merger. On March 1, 2007, JPMorgan rendered to the Bristol West board of directors an oral opinion, which opinion was subsequently confirmed in writing, to the effect that, as of March 1, 2007, based on and subject to the factors and assumptions set forth therein, and other matters that JPMorgan considered relevant, the consideration to be received in the merger by the holders of Bristol West common stock (other than Parent, Merger Sub and their respective subsidiaries and affiliates) was fair, from a financial point of view, to such stockholders. The full text of JPMorgan’s written opinion is attached to this proxy statement as Appendix B. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Bristol West will pay JPMorgan a fee of $7.75 million in connection with its services as financial advisor, a substantial portion of which will be payable only if the merger is consummated. JPMorgan’s opinion was provided to Bristol West’s board of directors in connection with and for the purposes of their respective evaluation of the merger, and does not constitute a recommendation to any stockholder of Bristol West as to how such stockholder should vote with respect to the merger or any other matter. See “Special Factors—Opinion of JPMorgan” beginning on page [    ] and Appendix B.

•

Material United States Federal Income Tax Consequences. The merger will be a taxable transaction to you if you are a U.S. person. For U.S. federal income tax purposes, your receipt of cash (whether as merger consideration or pursuant to the proper exercise of appraisal rights) in exchange for your shares of Bristol West common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares of Bristol West common stock. Under U.S. federal income tax law, you may be subject to information reporting on cash received in the merger unless an exemption applies. Backup withholding may also apply with respect to the amount of cash received in the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with the applicable requirements of the backup withholding rules. If you are a non-U.S. person, the merger will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States. The tax consequences of the merger to you are complex and will depend upon your particular circumstances. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state, local, non-U.S. and other taxes and, if applicable, the tax consequences of the receipt of cash in connection with the conversion of your options or warrants to purchase Bristol West common stock, your shares of restricted stock and/or your phantom shares into the right to receive the appropriate merger consideration. See “Special Factors—Material U.S. Federal Income Tax Consequences” beginning on page [    ].

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Procedures for Receiving the Merger Consideration. See “Special Factors – Procedures for Receiving the Merger Consideration” beginning on page [    ]. Prior to the effective time of the merger, Parent will appoint a bank or trust company reasonably acceptable to Bristol West to act as paying agent for the payment of the merger consideration, without interest and net of any applicable withholding taxes.

Automatic Payment. The paying agent will pay such merger consideration automatically with respect to any of the following that is entitled to such consideration: options, warrants, restricted stock, phantom shares, and uncertificated shares of Bristol West common stock registered with our transfer agent in book-entry form known as the Direct Registration System, or DRS.

Exchange Required for Payment. If shares of Bristol West common stock (other than restricted stock and excluding any shares held by Parent, Bristol West and either of their subsidiaries) are held in certificated form, the paying agent will pay such merger consideration, pursuant to the terms of the merger agreement, upon surrender of the certificates representing such shares. If shares of Bristol West common stock (other than shares held by Parent, Bristol West and either of their subsidiaries) are registered with the transfer agent in any book-entry or uncertificated form other than DRS, the paying agent will pay such merger consideration upon delivery of book-entry account statements reflecting to the ownership of such shares. Promptly after the effective time of the merger, the surviving corporation will cause the paying agent to mail or deliver a letter of transmittal containing instructions for such stockholders. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

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Appraisal Rights. Under the General Corporation Law of the State of Delaware, holders of Bristol West common stock who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they comply with all applicable requirements of Delaware law. A summary of the relevant provisions of Delaware law is included in this proxy statement. The appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. Holders of Bristol West common stock intending to exercise their appraisal rights must, among other things, submit a written demand for an appraisal to Bristol West prior to the vote on the proposal to adopt the merger agreement and must not vote or otherwise submit a proxy in favor of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Dissenters’ Appraisal Rights” beginning on page [    ] and Appendix C.

•

Termination of the Merger Agreement. Under certain circumstances, Bristol West and Parent may terminate the merger agreement and abandon the merger prior to the effective time of the merger, whether before or after obtaining the required stockholder approval. See “The Merger Agreement — Termination” beginning on page [    ]. Circumstances under which the merger agreement can be terminated include the following:

•	by mutual written consent of Bristol West and Parent;

•

by Parent or Bristol West (unless it materially breached its obligations and that breach proximately contributed to the failure of a condition to the consummation of the merger), if any of the following shall occur:

(1)	any restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction or other law, rule, legal restraint or prohibition permanently restraining, enjoining or otherwise prohibiting the consummation of the merger shall become final and non-appealable, or

(2)	the special meeting (including any adjournment thereof) is held and Bristol West fails to obtain approval of the proposal to adopt the merger agreement from a majority of the holders of Bristol West’s outstanding common stock entitled to vote on the proposal, or

(3)	the effective time of the merger does not occur on or before December 1, 2007;

•	by Parent, if any of the following shall occur:

(1)	either (a) any representation or warranty of Bristol West in the merger agreement fails to be true or correct or (b) Bristol West breaches or fails to comply with any of its obligations under the merger agreement, such that, in either case, the applicable closing conditions in the merger agreement would not be satisfied and such failure or breach is either not curable or is not cured after notice and during a specified cure period (so long as Parent or Merger Sub is not in material breach of the merger agreement), or

(2)	Bristol West materially breaches its obligations under the merger agreement regarding (a) the solicitation and acceptance of alternative acquisition proposals, (b) the inclusion in this proxy statement, subject to specified exceptions, of a recommendation by the board of directors that the Bristol West stockholders vote in favor of the proposal to adopt the merger agreement at the special meeting, (c) giving notice of, convening and holding the special meeting, or (d) preparing, filing and responding to SEC comments regarding the proxy statement (and such breach is not cured within the time period allowed), or

(3)	the Bristol West board of directors or any committee thereof withdraws or modifies (or publicly proposes to do the same), its recommendation that the Bristol West stockholders vote in favor of the proposal to adopt the merger agreement at the special meeting or approves any alternative acquisition proposal submitted by a third party to acquire Bristol West, or

(4)	the Bristol West board of directors (or any committee thereof with respect to clause (3) above) resolves to take any actions in clauses (2) or (3) above; or

•	by Bristol West, if any of the following shall occur:

(1)	either (a) any representation or warranty of Parent or Merger Sub fails to be true or correct or (b) Parent or Merger Sub breaches or fails to comply with its obligations under the merger agreement, such that, in either case, the applicable closing conditions in the merger agreement are not satisfied and, such failure or breach is either not curable or is not cured after notice and during a specified cure period (so long as Bristol West is not in material breach of the merger agreement), or

(2)	at any time prior to its obtaining the requisite stockholder approval of a proposal to adopt the merger agreement, in compliance with the terms specified in the merger agreement, the Bristol West board of directors approves and concurrently enters into a definitive alternative acquisition agreement pursuant to an acquisition proposal submitted by a third party that constitutes a superior proposal under the terms of the merger agreement and Bristol West pays the termination fee required by the merger agreement, as described below.

•

Effect of Termination; Termination Fee. See “The Merger Agreement — Fees and Expenses; Termination Fee” beginning on page [    ]. In general, if the merger agreement is terminated, neither the Company nor Parent will have any liability to the other under the merger agreement except for damages resulting from willful or intentional material breach of the merger agreement and any obligation to pay a termination fee or the fees and expenses of the other party specified in the merger agreement.

If the Company or Parent terminates the merger agreement under certain circumstances specified in the merger agreement, the Company will be required to pay a termination fee of $21 million to Parent. The circumstances under which the termination fee would have been $14 million are not applicable.

In certain cases specified in the merger agreement where a termination fee is not otherwise payable, the Company will be obligated to pay the expenses of Parent, up to $4 million, provided that, if the Company must later pay a termination fee, the amount of the termination fee would be reduced by the amount of such expenses that the Company previously paid.

•

Conditions to the Merger. The obligation of each party to consummate the merger is subject to the satisfaction or waiver of a number of conditions. See “The Merger Agreement — Conditions to Completing the Merger” beginning on page [__]. Those conditions include the following:

•	the merger agreement must have been adopted by the affirmative vote of the holders of not less than a majority of the outstanding shares of Bristol West common stock entitled to vote on the proposal;

•

the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to in this proxy statement as the HSR Act, must have expired or been earlier terminated and all required insurance antitrust approvals and regulatory approvals from the California, Florida, Ohio and Michigan Insurance Departments shall have been obtained without the imposition of burdensome conditions (see “Special Factors — Regulatory Approvals” beginning on page [    ]);

•

no temporary restraining order, preliminary or permanent injunction, judgment or order issued by any court or agency of competent jurisdiction or other law, rule, legal restraint or prohibition which prevents the consummation of the merger shall be in effect;

•	the representations and warranties of each of Bristol West, Parent and Merger Sub must be true and correct as of the closing date, subject in many cases to material adverse effect qualifications; and

•

Bristol West, Parent and Merger Sub must have performed in all material respects all obligations that each is required under the merger agreement to perform on or prior to the consummation of the merger.

Another condition to the obligation of the Parent to consummate the merger is that there shall not have occurred after the date of the merger agreement certain material adverse effects with respect to Bristol West or any event, circumstance, development, change or effect that would, individually or in the aggregate, reasonably be expected to have any such a material adverse effect with respect to Bristol West.

•	Solicitations and Acceptance of Alternative Acquisition Proposals.

•

The merger agreement provides that until 11:59 p.m. on March 31, 2007, which period we refer to as the go-shop period, Bristol West and its representatives are permitted, subject to certain conditions, to initiate, solicit and encourage alternative acquisition proposals for Bristol West (including by way of providing non-public information), to enter into and maintain discussions or negotiations concerning alternative acquisition proposals for Bristol West or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations. Prior to terminating the merger agreement or entering into an acquisition agreement with respect to any such proposal, Bristol West is required to comply with certain terms of the merger agreement described under “The Merger Agreement — Solicitation of Alternate Transactions” beginning on page [    ].

•	From and after the expiration of the go-shop period, Bristol West is generally not permitted to:

(i) initiate, solicit or knowingly encourage (including by providing non-public information) or facilitate any inquiries or the making of any proposals or offers that constitute or may reasonably be expected to lead to an acquisition proposal regarding the Company, or

(ii) participate or engage in any discussions or negotiations (other than with a person who submitted an acquisition proposal prior to the expiration of the go-shop period under certain circumstances) concerning the Company, or provide confidential information to anyone relating to the Company, or

(iii) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Sub, the recommendation of the board of directors of Bristol West in favor of the proposal to approve the merger agreement or recommend, adopt or approve, or propose publicly to recommend, adopt or approve any alternative acquisition proposal; or

(iv) enter into any letter of intent, memorandum of understanding, agreement in principle or other agreement relating to an alternative acquisition proposal; or

(v) exempt any person or entity from takeover or similar laws contained in the Delaware General Corporation Law or otherwise cause them not to apply.

Notwithstanding these restrictions, under certain circumstances, the Bristol West board of directors may respond to a bona fide unsolicited written alternative acquisition proposal or terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal so long as Bristol West complies with certain terms of the merger agreement described under “The Merger Agreement — Solicitation of Alternate Transactions” beginning on page [    ]. These terms include negotiating with Parent in good faith to make adjustments to the merger agreement (except under specified circumstances with respect to a third party that submitted an alternative acquisition proposal prior to the expiration of the go-shop period) and, if required, paying a termination fee.

•

Financing of the Merger. The merger agreement does not contain any condition to the merger relating to the receipt of financing by Parent and Merger Sub. Parent estimates that the total amount of funds necessary to consummate the merger, including anticipated fees and expenses, is approximately $[    ]. Parent is expected to provide that amount through cash on hand and cash of certain of Parent’s affiliates. See “Special Factors—Financing of the Merger” beginning on page [    ].

•

Interests of Bristol West’s Directors and Executive Officers. In considering the recommendations of the board of directors, Bristol West’s stockholders should be aware that certain of Bristol West’s directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of Bristol West’s stockholders generally. The Bristol West board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the merger agreement and related matters.

•

At the effective time of the merger, shares of Bristol West common stock held by our executive officers and directors will be converted into cash consideration on the same terms as all shares of Bristol West common stock are converted. The vesting of certain equity compensation awards, and the conversion and payment of certain equity compensation awards and other common stock-based securities held by executive officers and directors will occur automatically and be accelerated at the time of the merger. We expect that all our executive officers other than our Executive Chairman of the Board will serve as executive officers of the surviving corporation and/or Parent following the merger. While we do not currently expect such severance to be payable except with respect to our Executive Chairman of the Board, certain executive officers will receive severance benefits if their employment is not continued after the merger, including if they have good reason to voluntarily terminate their employment after the nature of their employment adversely changes as contemplated by the applicable severance arrangement. Our executive officers and directors will also benefit from the indemnification and insurance provisions contained in the merger agreement with respect to their acts or omissions as executive officers or directors. See “Special Factors — Interests of Bristol West’s Directors and Executive Officers in the Merger” beginning on page [    ].

•	Two directors, Todd Fisher and Perry Golkin, are members of Kohlberg Kravis Roberts & Co., referred to as KKR, which is affiliated with the KKR Stockholders, the largest stockholders of Bristol West.

•	James Fisher, Bristol West’s Executive Chairman of the Board, is the managing member of Fisher Capital Corp. LLC, which provides advisory services to KKR.

•

Regulatory Approvals. Under the HSR Act, the merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice and the applicable waiting period has expired or been terminated. Bristol West and Parent filed notification and report forms under the HSR Act with the Federal Trade Commission and the Antitrust Division on March 15, 2007. The applicable waiting period terminated on March 23, 2007. In addition, the merger requires the approval of the Departments of Insurance in California, Florida, Ohio and Michigan. The merger also requires notification of the Swiss Federal Office of Private Insurance, which we refer to in this proxy statement as FOPI, under the insurance supervision law of Switzerland. On March 28, 2007, FOPI approved the proposed transaction. See “Special Factors — Regulatory Approvals” beginning on page [    ].

•

Market Price of Bristol West Common Stock. The closing price of Bristol West common stock on the New York Stock Exchange on March 1, 2007, the last trading date prior to announcement of the proposed merger transaction, was $16.21 per share. The $22.50 per share merger consideration to be paid, without interest and net of any applicable withholding taxes, for each share of Bristol West common stock represents a premium of approximately 38.8% to the closing price of Bristol West common stock on March 1, 2007.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting, the merger agreement and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder of Bristol West. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	Bristol West and Farmers have agreed that Bristol West will merge with Merger Sub, subject to certain conditions. Bristol West is holding a special meeting of stockholders in order to obtain stockholder approval of a proposal to adopt the merger agreement, as described in this proxy statement. We cannot complete the merger unless our stockholders approve this proposal at a special meeting of the stockholders. We have included in this proxy statement important information about the merger, the merger agreement and the special meeting. You should read this information carefully and in its entirety. We have attached a copy of the merger agreement as Appendix A. The enclosed voting materials allow you to vote your shares of Bristol West common stock without attending the special meeting. Your vote is very important and we encourage you to vote your proxy as soon as possible.

Q:	Where and when is the special meeting?

A:	The special meeting will be held at [ ], Eastern Time, on [ ], 2007, at [ ].

Q:	Who can vote on the merger agreement?

A:	You are entitled to vote at the special meeting (in person or by proxy) if you owned shares of Bristol West common stock at the close of business on [ ], 2007, the record date for the special meeting. Each outstanding share of Bristol West common stock on the record date entitles the holder to one vote on each matter submitted to stockholders for approval at the special meeting. As of the record date, there were approximately [ ] shares of Bristol West common stock entitled to vote at the special meeting and there were approximately [ ] record holders. A list of stockholders eligible to vote at the special meeting will be available at the principal offices of Bristol West, 5701 Stirling Road, Davie, Florida 33314, during normal business hours from [ ] through [ ], 2007, and will also be available at the special meeting and any adjournment or postponement thereof. Stockholders may examine this list during such hours on such dates for any proper purpose relating to the special meeting. See “The Special Meeting of Stockholders—Record Date” beginning on page [ ].

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:
•	to adopt the merger agreement;

•

to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement, which proposal we also refer to as the adjournment proposal; and

•	to act upon any other matter that may properly come before the special meeting or any adjournment thereof.

Q:	What will be the effect of the merger?

A:

Under the merger agreement, Merger Sub, a wholly owned subsidiary of Parent, will be merged with and into Bristol West, with Bristol West being the surviving corporation. Merger Sub is a Delaware corporation formed by Parent for the purpose of completing the merger. If the merger is completed, immediately thereafter, Zurich Financial Services, through its subsidiary Parent, will indirectly own all of the outstanding capital stock of Bristol West. Immediately prior to the consummation of the Merger, Parent will contribute 50% of the issued and outstanding common stock of Merger Sub to each of two of Parent’s subsidiaries. Parent and these subsidiaries have agreed that, immediately following the merger, the subsidiaries will distribute certain assets and assign certain employees of Bristol West to Parent and then sell all of the outstanding capital stock of Bristol West to the Exchanges and Mid-Century Insurance Company. Following the sale, Parent will continue to provide insurance management services with respect to the Bristol West insurance operations. Accordingly, after the merger, you will no longer have an equity interest in Bristol West and will not participate in any potential future earnings or growth of Bristol West.

Q:	What will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive $22.50 in cash, without interest and less any applicable withholding taxes, for each share of Bristol West common stock that you own (unless you choose to be a dissenting stockholder by exercising and perfecting your appraisal rights under Delaware law with respect to the merger). At the effective time of the merger, unless otherwise agreed between Parent and the holder thereof:

•

each outstanding option and warrant to acquire Bristol West common stock (other than unvested, performance based options) granted under Bristol West’s equity-based compensation or stock option plans or otherwise, vested or unvested, will become fully vested and converted into a right to receive a cash payment in an amount equal to (1) the excess, if any, of $22.50 over the exercise price per share of the Bristol West common stock subject to the option or warrant, multiplied by (2) the number of shares of Bristol West common stock subject to the option or warrant, without interest and net of any applicable withholding taxes; however, if the applicable exercise price per share of the option or warrant equals or exceeds $22.50 per share, then such option or warrant will be cancelled without payment of additional consideration;

•

each outstanding award of restricted Bristol West common stock, which we refer to as restricted stock, that is subject to vesting or other lapse restrictions and has not otherwise been forfeited immediately prior to the effective time of the merger will vest and become free of such restrictions as of the effective time of the merger, and the holder thereof will be entitled to receive $22.50 in cash for each share of restricted stock held by such holder, plus any declared and unpaid dividends, without interest and net of any applicable withholding taxes; and

•

each hypothetical share of Bristol West common stock that immediately prior to the effective time of the merger is included in a non-employee director’s deferred compensation account, each of which we refer to as a phantom share, under Bristol West’s Non-Employee Directors’ Deferred Compensation and Stock Award Plan will entitle the non-employee director to receive $22.50 in cash for each such phantom share, without interest and net of any applicable withholding taxes.

We expect that certain unvested, outstanding, performance based options to acquire Bristol West common stock will have no right to receive any merger consideration. See “The Merger Agreement—Treatment of Options, Restricted Stock and Phantom Shares” beginning on page [    ].

Q:	How does Bristol West’s board of directors recommend that I vote?

A:	The Bristol West board of directors recommends that you vote:

•	FOR the proposal to adopt the merger agreement; and

•	FOR the adjournment proposal.

Q:	How do Bristol West’s directors and executive officers intend to vote?

A:	Each of our directors and executive officers has informed us that he or she currently intends to vote all of his or her shares of Bristol West common stock FOR the proposal to adopt the merger agreement and FOR the adjournment proposal.

Q:	What vote of our stockholders is required to adopt the merger agreement and to approve the adjournment proposal?

A:	For us to complete the merger, stockholders holding a majority of the shares of Bristol West common stock outstanding at the close of business on the record date and entitled to vote on the proposal must vote FOR the proposal to adopt the merger agreement. A failure to vote or an abstention will have the same effect as a vote against the proposal to adopt the merger agreement. The KKR Stockholders beneficially owned in the aggregate approximately [ ]% of our outstanding common stock as of the record date. The KKR Stockholders have entered into a voting agreement whereby they have agreed to vote all of their respective shares in favor of the proposal to adopt the merger agreement at the special meeting (unless the Bristol West board of directors changes its recommendation to vote for that proposal in accordance with the terms of the merger agreement, in which case the KKR stockholders are obligated to vote half of their respective shares in favor of the proposal to adopt the merger agreement).

The adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Bristol West common stock present or represented by proxy at the meeting and entitled to vote on that proposal.

Q:	What is a quorum?

A:	A quorum of the holders of the outstanding shares of Bristol West common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of Bristol West common stock entitled to vote are present at the meeting, either in person or represented by proxy. Withheld votes, abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q:	Who is soliciting my vote?

A:	This proxy solicitation is being made and paid for by Bristol West. In addition, we have retained [ ] to assist in the solicitation. We will pay [ ] approximately [ ] plus out-of-pocket expenses for its assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or by other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Bristol West common stock that brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, if you hold your shares in your own name as the stockholder of record, please submit your proxy in one of the following ways:

•	by completing, signing, dating and returning the enclosed proxy card;

•	by using the telephone number printed on your proxy card; or

•	by using the Internet voting instructions printed on your proxy card.

You can also attend the special meeting and vote, or change your prior vote, in person. Even if you plan to attend the special meeting, if you hold your shares in your own name as the stockholder of record, please vote your shares using one of the methods described above. Do NOT enclose or return your stock certificate(s) with your proxy. If you hold your shares in “street name” through a broker, bank or other nominee, then you received this proxy statement from the nominee, along with the nominee’s proxy card which includes voting instructions and instructions on how to change your vote.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:	Yes, but only if you provide instructions to your broker, bank or other nominee on how to vote. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against the proposal to adopt the merger agreement.

Q:	How are votes counted?

A.	For the proposal to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. This proposal requires the affirmative vote of the holders of a majority of all outstanding shares of Bristol West common stock entitled to vote on the proposal. Abstentions will not count as votes cast on the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. As a result, if you ABSTAIN, it will have the same effect as if you vote AGAINST the proposal to adopt the merger agreement.

For the adjournment proposal, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not count as votes cast and will have no effect on the adjournment proposal but will count for the purpose of determining whether a quorum is present.

If you sign your proxy card without indicating your vote, your shares will be voted FOR the proposal to adopt the merger agreement, FOR the adjournment proposal, and in accordance with the recommendations of the Company’s board of directors on any other matter that may properly come before the meeting for a vote.

A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes will not count as votes cast on a proposal, but will count for the purpose of determining whether a quorum is present. As a result, broker non-votes will have the same effect as a vote AGAINST the proposal to adopt the merger agreement but will have no effect on the adjournment proposal.

Q:	How do I revoke or change my vote?

A:	You can change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy if you are a stockholder of record by notifying the Corporate Secretary of Bristol West in writing or by delivering a new proxy, in each case, dated after the date of the proxy being revoked. In addition, you may revoke your proxy by attending the special meeting and voting in person. However, simply attending the special meeting will not revoke your proxy. If you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the instructions received from your broker to change your vote.

Q:	What does it mean if I get more than one proxy card?

A:	If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Please complete and return all of the proxy cards you receive to ensure that all of your shares are voted.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger as soon as it is practicable for the parties to do so, and we anticipate that it will be completed before the end of 2007, subject to receipt of stockholder approval at the special meeting and the satisfaction of the other closing conditions under the merger agreement.

Q:	What is required to complete the merger?

A:	We are not required to complete the merger unless a number of conditions are satisfied or waived. These conditions include receipt of stockholder approvals, receipt of the all required approvals of the Departments of Insurance in California, Florida, Ohio and Michigan, and other regulatory consents, and expiration of the applicable waiting period under the Hart-Scott-Rodino Act, which we refer to in this proxy statement as the HSR Act. The applicable HSR Act waiting period terminated on March 23, 2007. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see “The Merger Agreement—Conditions to Completing the Merger” beginning on page [ ].

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent in order to receive the merger consideration to which you are entitled. You should use the letter of transmittal to exchange stock certificates for that merger consideration. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

Q:	What if my stock is uncertificated?

A:	If your shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee shortly after the merger is completed as to how to effect the surrender of your “street name” shares in exchange for the merger consideration to which you are entitled. See “Special Factors – Procedures for Receiving the Merger Consideration” beginning on page [ ]. Shortly after the merger is completed, your broker, bank or other nominee will receive a letter of transmittal with instructions informing them how to send to the paying agent book-entry account statements reflecting to the ownership of such street name stock in order to receive the appropriate merger consideration. See “Special Factors – Procedures for Receiving the Merger Consideration” beginning on page [ ].

If you are the record owner of uncertificated DRS shares, the paying agent will pay the merger consideration to which you are entitled automatically by delivering the payment to you shortly after the merger is completed at the address reflected in our transfer agent’s records. See “Special Factors – Procedures for Receiving the Merger Consideration” beginning on page [    ].

Q:	What if I own restricted stock, options, warrants, or phantom shares?

A:	If you are the record owner of restricted stock, the paying agent will pay the merger consideration to which you are entitled automatically by delivering the payment to you shortly after the merger is completed at the address reflected in our transfer agent’s records. If you are the beneficial owner of options, warrants, or phantom shares, the paying agent will pay the merger consideration to which you are entitled automatically by delivering the payment to you shortly after the merger is completed at the address reflected in our records. We expect that certain unvested, outstanding, performance based options to acquire Bristol West common stock will have no right to receive any merger consideration. See “Special Factors – Procedures for Receiving the Merger Consideration” beginning on page [ ].

Q:	Will the merger be taxable to me?

A:	Yes. The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state, local, non-U.S. and other taxes and, if applicable, the tax consequences of the receipt of cash in connection with the conversion of your options or warrants to purchase Bristol West common stock, your shares of restricted stock and/or your phantom shares into the right to receive the appropriate merger consideration. See “Material U.S. Federal Income Tax Consequences” beginning on page [ ].

Q:	Am I entitled to appraisal rights?

A:	Yes. If you are a stockholder who objects to the merger, and if you comply with the required procedures under Delaware law, you will be entitled to appraisal rights under Delaware law. See “Dissenters’ Appraisal Rights” beginning on page [ ] and Appendix C.

Q:	How can I obtain additional information about Bristol West?

A:

We will provide a copy of our Annual Report on Form 10-K for the year ended December 31, 2006, excluding certain of its exhibits, and other filings with the SEC without charge to any stockholder who delivers a written request to Bristol West Holdings, Inc., 5701 Stirling Road, Davie, FL 33314, Attention: Robert D. Sadler, or calls Robert D. Sadler at (954) 316-5160. Our Annual Report on Form 10-K and other SEC filings also may be accessed on the Internet at www.sec.gov or on the investor relations page of the Company’s website at www.bristolwest.com/Bristolwest/Investor/SEC.aspx. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. For a more detailed description of the information available, please refer to “Where You Can Find More Information” beginning on page [            ].

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, need assistance in submitting your proxy or voting your shares, or need additional copies of the proxy statement or the enclosed proxy card, you should contact [ ], our proxy solicitation agent, by telephone at [ ].

You may also wish to consult your own legal, tax and/or other financial advisors with respect to the merger agreement, the merger or other matters described in this proxy statement.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you to in this proxy statement, contain forward-looking statements, including, among others, under the headings “Summary Term Sheet,” “Questions and Answers About the Special Meeting and the Merger,” “Special Factors” and “The Merger Agreement” and in statements containing the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or other similar expressions. Forward-looking statements also include any statements concerning future financial performance (including future revenues, earnings, cash flows or growth rates), ongoing business strategies or prospects, and possible future Company actions, which may be provided by management.

You should be aware that forward-looking statements involve known and unknown risks and uncertainties as well as assumptions, among other things, about us and economic and market factors. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future developments or otherwise.

In addition to other factors and matters contained or incorporated in this document, including, without limitation, in our Annual Report on Form 10-K for the year ended December 31, 2006, under the heading “Item 1A. Risk Factors,” we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceedings that may be instituted against Bristol West, members of our board of directors and others relating to the merger agreement;

•	the inability to complete the merger due to the failure to obtain the necessary stockholder approval or the failure to satisfy other conditions to consummate the merger;

•	the failure of the merger to close for any other reason;

•	risks that the proposed merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	a significant delay in the expected completion of the merger;

•	the effect of the announcement of the merger on our agent, broker and customer relationships, operating results and business generally;

•	general economic and market conditions; and

•	the amount of the costs, fees, expenses and charges related to the merger.

The foregoing list and the risks reflected in our documents incorporated by reference in this proxy statement should not be construed to be exhaustive. Actual results or matters related to the merger could differ materially from the forward-looking statements contained in this proxy statement as a result of the timing of the completion of the merger or the impact of the merger on our results of operations, financial condition, cash flows, capital resources, profitability, cash requirements, management resources and liquidity. In view of these uncertainties, you should not place undue reliance on any forward-looking statements, which are based on our current expectations.

SPECIAL FACTORS

Background of the Merger

In March 2006, Mr. James Fisher, Bristol West’s Executive Chairman of the Board, was contacted by JPMorgan who indicated Zurich Financial Services had an interest in learning about Bristol West. On March 21, 2006, Mr. Fisher met with Mr. Al Paas of Zurich Financial Services, of which Farmers Group is a wholly owned subsidiary, regarding the possible interest by Zurich Financial Services in acquiring Bristol West. Mr. Fisher brought to the meeting publicly available information which he gave to Mr. Paas. Mr. Paas then suggested that the parties sign a confidentiality agreement so he could receive non-public information from Bristol West. Mr. Fisher responded that, without an indication of price, Bristol West would not be willing to provide confidential information. Mr. Paas declined to give Mr. Fisher an indication of price. Mr. Paas thereafter set up a meeting with Mr. Fisher and other business people from Zurich Financial Services to discuss the publicly-available information about Bristol West. Shortly after that meeting, which occurred on April 24, 2006, Zurich Financial Services indicated that they did not want to pursue a transaction.

In late June 2006, conversations between Bristol West and Zurich Financial Services were initiated regarding a potential transaction between Bristol West and Zurich Financial Services at $23 a share. On June 28, 2006, Bristol West’s board of directors met telephonically to discuss Zurich Financial Services’ interest in purchasing Bristol West at $23 per share and whether to permit Zurich Financial Services to conduct due diligence. Representatives of JPMorgan and Simpson Thacher & Bartlett, referred to as Simpson Thacher, the Company’s regular outside counsel, were present. The consensus of the board was that Bristol West should permit Zurich Financial Services to conduct due diligence subject to signing a confidentiality agreement and to confirm its interest in purchasing the Company for $23 per share as soon as possible. From July 11, 2006 through July 14, 2006, Zurich Financial Services and their advisors conducted business and legal due diligence regarding Bristol West.

On July 20, 2006, Zurich Financial Services indicated to Bristol West that it was not willing to pay $23 per share, but that it might consider paying a lower price subject to conducting comprehensive follow-up due diligence. Later that day, Bristol West’s board of directors met telephonically to discuss Zurich Financial Services’ proposal. Representatives from JPMorgan and Simpson Thacher attended. JPMorgan made a presentation on valuation of Bristol West. The consensus of the board was to cease discussions with Zurich Financial Services due to the uncertainty of any transaction occurring given the lack of clarity on remaining due diligence and the price Zurich Financial Services was willing to offer. Bristol West terminated discussions with Zurich Financial Services at that time.

In October 2006, senior management from another insurance company, referred to as “Company X,” contacted Mr. James Fisher to express interest in exploring a potential acquisition of Bristol West. A meeting took place in December of 2006, between Mr. Fisher and representatives of Company X. Mr. Fisher requested Company X send a confidential non-binding offer letter expressing Company X’s interest in pursuing a potential transaction and Bristol West sent a confidentiality agreement to Company X. On January 19, 2007, Bristol West received a confidential non-binding offer letter indicating Company X’s interest in acquiring all of the outstanding Bristol West common stock of Bristol West for a per share price of $21 in cash. On March 2, 2007, JPMorgan contacted Company X regarding their interest in acquiring Bristol West and they were informed Company X was no longer interested.

In the fall of 2006, Mr. Paul Hopkins, the chief executive officer of Farmers Group, called Mr. Fisher to request discussions with Mr. Fisher and members of Bristol West’s management regarding a potential transaction. Messrs. Fisher and Hopkins met twice prior to February 2007 after which Mr. Fisher updated each board member that Zurich Financial Services was once again interested in acquiring the Company.

On January 22, 2007, some members of the board of directors participated in a conference call in which Mr. Fisher informed the participants of the meetings he had with Mr. Hopkins and that a meeting was scheduled with Zurich Financial Services for February 8, 2007. The participants also discussed the offer letter from Company X.

On February 1, 2007, Mr. James Schiro, Chief Executive Officer of Zurich Financial Services, met with Mr. Henry Kravis and Mr. Perry Golkin, members of Kohlberg Kravis Roberts & Co, to discuss Zurich Financial Services’ interest in acquiring the Company. Mr. Golkin is also a member of the Board of Directors of the Company.

On February 8, 2007, members of the senior management of Bristol West met with members of the senior management of Farmers Group to discuss Bristol West’s business operations and the recently announced fourth quarter and full year 2006 financial results. The representatives of Farmers Group indicated that, subject to due diligence, it would be willing to pay between $21.75 and $22.00 per share. Following the meetings among senior management of Bristol West and Farmers Group, the board of directors of Bristol West held a telephonic meeting on February 11, 2007, to discuss the proposed transaction. JPMorgan made a presentation to the board of directors in which they discussed Zurich Financial Services’ proposed terms, valuation, the mergers and acquisitions landscape, potential buyers of Bristol West (including Company X) and the pros and cons of continuing to engage in discussions with Zurich Financial Services as opposed to other processes that could be undertaken to sell the Company. At the conclusion of this meeting, the board instructed JPMorgan to request a confidential non-binding offer letter from Farmers Group regarding the proposed sale at a price of $22.50 per share. The board also requested Simpson Thacher to prepare a draft merger agreement. On February 13, 2007, a draft of the merger agreement was delivered to Farmers Group’s legal counsel, Willkie Farr & Gallagher LLP, referred to as Willkie Farr.

On February 14, 2007, Mr. F. Robert Woudstra, President and Chief Operating Officer of Farmers Group, delivered to Mr. Fisher a confidential non-binding offer letter expressing Farmers Group’s interest in acquiring all of the outstanding Bristol West common stock for a per share price of $22.50 and a breakup fee of 3% if the deal was terminated under certain circumstances. Mr. Woudstra’s letter indicated that, to confirm the purchase price, Farmers Group would need to conduct confirmatory due diligence. Farmers Group stated in its letter that it was amenable to giving the Company a 20-day “go shop” period, during which the Company would be permitted to contact a limited number of specified third parties, followed by a non-solicitation covenant thereafter. In addition, Farmers Group requested the KKR Stockholders enter into a voting agreement pursuant to which such stockholders would agree to support the transaction. After discussions about the letter among Mr. Fisher, the KKR Stockholders, JPMorgan and Simpson Thacher, JPMorgan called Goldman Sachs & Co., referred to as Goldman Sachs, the financial advisor to Zurich Financial Services, to inform them that a longer “go-shop” period of 30 days would be required, there could be no restrictions on who JPMorgan could solicit during the go shop period and the breakup fee would have to be lower than 3% during the “go shop” period. No agreement was reached on these points at that time.

On February 20, 2007, the Bristol West board of directors discussed the proposed transaction at an in- person board meeting. JPMorgan and Simpson Thacher attended the board meeting. During the board meeting, a representative of Simpson Thacher reviewed with the Bristol West board of directors their fiduciary duties under Delaware law with respect to evaluating and responding to the proposal. In particular, the representatives of Simpson Thacher discussed with the board the benefits and risks of various “market check” procedures, noting that the Farmers Group offer proposed a “go shop” provision whereby Bristol West would be permitted to solicit and encourage alternative proposals for a limited period of time following the execution of a definitive agreement with Parent and Merger Sub and, after that time, continue discussions with certain of such parties provided certain conditions are met, and/or respond to inquiries regarding acquisition proposals under certain circumstances. As part of this discussion, representatives of Simpson Thacher, JPMorgan and the board discussed the Company’s recent stock price performance and the Company’s prior history with Farmers Group. It was noted during the meeting that the price per share being offered by Farmers Group was at a substantial premium over the current market price per share and that Farmers Group had indicated an unwillingness to participate in an auction should the Company choose to proceed with one. These concerns were noted as significant risks to commencing a broader process involving a sale of the Company.

On the evening of February 20, 2007, Willkie Farr delivered to Simpson Thacher a revised draft of the merger agreement. The draft contained a 20 day “go shop” period although it did not contain any limitations on the type of bidder the Company could solicit. The other open points were not resolved. The draft also gave Zurich Financial Services a right to match any higher offer during the “go shop” period.

From February 22 through February 24, representatives of Farmers Group conducted their confirmatory due diligence in Florida. In addition, several diligence and informational meetings were held in Florida between senior management of Bristol West and Farmers Group.

During the morning of February 22, 2007, representatives of Willkie Farr and Simpson Thacher discussed certain principal issues related to the revised draft merger agreement and at which time Willkie Farr also indicated that its client wanted the voting agreement pursuant to which the KKR Stockholders would be required to vote all of their respective shares of Bristol West common stock in favor of the proposal to adopt the merger agreement to survive a change in recommendation by the board of directors of Bristol West to vote for that proposal.

During the next few days, representatives of Simpson Thacher and Willkie Farr continued their negotiations of the terms of the merger agreement and related documentation and were able to reach agreement on most outstanding points. Over the course of the day on March 1, 2007, the parties and their respective advisors finalized the remaining open items of the merger agreement and related documentation. The merger agreement includes a 30-day “go shop” period. The voting agreement provides that the KKR Stockholders are only required to vote half of their respective shares in favor of the proposal to adopt the merger agreement if the board of directors of Bristol West changes its recommendation to vote for that proposal.

That evening the Company’s board of directors held a telephonic meeting. Representatives of Simpson Thacher summarized again the board of directors’ fiduciary duties. Representatives of JPMorgan then reviewed its valuation analyses of the transaction and the price to be received by the Bristol West stockholders in the transaction, following which JPMorgan, at the request of the board of directors, rendered to the board of directors an oral opinion, which opinion was subsequently confirmed in writing, to the effect that, as of March 1, 2007, based upon and subject to the factors and assumptions set forth in its opinion and other matters as JPMorgan considered relevant, the merger consideration to be received in the merger by Bristol West stockholders (other than Parent, Merger Sub and their respective subsidiaries and affiliates) was fair, from a financial point of view, to such stockholders. Representatives of JPMorgan also provided the board of directors an overview of the go shop process which would begin upon the execution of the merger agreement and the potential parties that might be contacted during such process by representatives of JPMorgan. Representatives of Simpson Thacher also reviewed in detail for the board of directors the material terms of the merger agreement, the voting agreement and other legal aspects of the proposed transaction. The members of the board of directors deliberated regarding the proposed transaction. Thereafter, the Company’s board of directors approved and declared advisable the merger agreement and the merger, resolved to recommend that the Company’s stockholders adopt the merger agreement, and approved the voting agreement.

Following the meeting of the board of directors, the merger agreement, dated as of March 1, 2007, and related documentation was executed by the Company, Parent and Merger Sub.

On March 2, 2007, prior to the opening of trading on the Swiss Stock Exchange and the New York Stock Exchange, Bristol West and Farmers Group issued press releases announcing the transaction.

Beginning March 2, 2007, at the direction and under the supervision of the Bristol West board of directors, representatives of JPMorgan contacted approximately 25 parties, including Company X, that they believed would be capable of, and might be interested in, consummating an acquisition of Bristol West. None of the parties contacted made a proposal to acquire Bristol West during the go-shop period, which ended at 11:59 pm on March 31, 2007.

Determination of the Board of Directors; Reasons for Approval of the Merger; Recommendations.

Board of Directors. After careful consideration, on March 1, 2007, the Bristol West board of directors (1) determined that the merger agreement, the terms thereof and the merger and the other transactions contemplated thereby are advisable and fair to, and in the best interests of, Bristol West and the holders of Bristol West common stock (other than Parent, Merger Sub and their respective subsidiaries and affiliates) and (2) approved the merger agreement, the merger and the other transactions contemplated thereby. Accordingly, the Bristol West board of directors recommends that stockholders vote FOR the proposal to adopt the merger agreement and FOR the adjournment proposal.

Reasons for the Merger. The material factors considered by our board of directors that support the determination and recommendation set forth above include the following:

•

the relationship between the $22.50 per share cash merger consideration and the recent and historical market prices of Bristol West common stock. The board of directors deliberated over the $22.50 per share amount and considered the following information:

•	all target prices for Bristol West that were included in the analysts’ reports available to the Board were less than the $22.50 per share cash merger consideration;

•

the $22.50 per share cash merger consideration represents an approximately 38.8% premium above the trading price of Bristol West common stock on March 1, 2007, the last trading day before the announcement of the merger agreement;

•	the fact that the merger agreement permits us to continue to declare regular quarterly dividends at our current levels before the merger;

•	the fact that the merger consideration is all cash, which provides certainty of value to all of our stockholders;

•

the support for the merger by the KKR Stockholders, who beneficially owned approximately 42.2% of Bristol West common stock at that time and who will receive the same per share cash consideration as all other stockholders;

•

the opinion of JPMorgan that as of March 1, 2007 and based on and subject to the assumptions, qualifications and limitations in its opinion, the $22.50 per share cash merger consideration was fair, from a financial point of view, to our stockholders (other than Parent, Merger Sub or their respective subsidiaries and affiliates). A summary of JPMorgan’s presentation and analyses is described under “Special Factors — Opinion of JPMorgan” beginning on page [    ] and the written opinion of JPMorgan dated March 1, 2007 is included as Appendix C to this proxy statement;

•	the fact that the per share cash merger consideration was set after negotiations with Farmers Group;

•

the fact that the merger agreement provides the Company with a 30-day post-signing “go shop” period during which the Company was permitted to solicit interest in alternative transactions involving the Company, and, after such 30-day period, permits the Company to respond to unsolicited proposals under certain circumstances;

•

the fact that the terms of the merger agreement provide that during the post-signing “go shop” period, the Company was not obligated to allow Parent the opportunity to match an alternative transaction proposed by a third party that was a “superior proposal” as defined in the merger agreement;

•

the fact that, subject to compliance with the terms and conditions of the merger agreement, the board of directors is permitted to change its recommendation to vote in favor of the proposal to adopt the merger agreement and, prior to the adoption of the merger agreement by stockholders, to terminate the merger agreement in order to enter into a definitive alternative acquisition agreement with a respect to a superior proposal, upon the payment to Parent of the following termination fees:

(1) a $14 million termination fee (representing approximately 2% of the total anticipated merger consideration) in the event that a superior proposal had been made by a third party submitting an acquisition proposal during the “go shop” period (no such acquisition proposal was submitted; accordingly, the circumstances under which the termination fee would have been $14 million are not applicable), or

(2) a $21 million termination fee (representing approximately 3% of the anticipated merger consideration) in the event that a superior proposal were made by a third party submitting an acquisition proposal after the end of the “go shop” period;

•

the availability of appraisal rights to holders of Bristol West common stock who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery;

•

the fact that the KKR Stockholders are not bound by the voting agreement if Bristol West terminates the merger agreement in accordance with its terms, allowing the KKR Stockholders to vote in favor of an alternative transaction (for a more detailed description of the voting agreement, please see “Voting Agreement” beginning on page [            ]);

•

the fact that the KKR Stockholders are bound to vote only half of their respective shares in favor of the proposal to adopt the merger agreement if the board of directors changes its recommendation to vote in favor of the proposal to adopt the merger agreement; and

•	the reputation and financial condition of Parent.

Our board also considered the following material risks or potentially adverse factors in making its determination and recommendation:

•	the fact that we will cease to be a public company and our current stockholders will no longer participate in any of our potential future growth;

•	the fact that gains from all-cash transactions are generally taxable to our stockholders for U.S. federal income tax purposes;

•

the interests of certain of our directors and executive officers that may be different from, or in addition to, the interests of our other stockholders (see “Special Factors—Interests of Bristol West’s Directors and Executive Officers in the Merger” beginning on page [            ] for more information);

•	the terms of the merger agreement that place limitations on our ability to consider competing proposals and to terminate the merger agreement and accept a superior proposal; and

•	the possibility of disruption to our operations following the announcement of the merger, and the resulting effect on us if the merger does not close.

The Bristol West board of directors recommends that you vote FOR the proposal to adopt the merger agreement and FOR the adjournment proposal.

Opinion of JPMorgan

Pursuant to an engagement letter dated effective March 21, 2006, the Company retained JPMorgan to act as its financial advisor in connection with the proposed merger.

On March 1, 2007, JPMorgan rendered its opinion to the Company’s board that, as of such date, and based upon and subject to the various considerations and assumptions set forth in its opinion, the consideration to be paid to the holders of the Company’s common stock in the proposed merger is fair, from a financial point of view, to such holders (other than Parent, Merger Sub or their respective subsidiaries and affiliates).

The full text of the written opinion of JPMorgan, which sets forth the assumptions made, procedures followed, matters considered and limits on the opinion and review undertaken, is attached as Appendix B to this proxy statement and is incorporated herein by reference. You are urged to read the opinion in its entirety.

JPMorgan’s written opinion is addressed to the Company’s board of directors, is directed only to the consideration to be paid to holders of Bristol West common stock in the merger and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the merger or any other matter. No limitations were imposed by the Company’s Board of Directors upon JPMorgan with respect to the investigations made or procedures followed by it in rendering its opinions. The summary of the opinion of JPMorgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

In connection with rendering its opinion, JPMorgan, among other things,

•	reviewed the merger agreement;

•	reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;

•

compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies it deemed relevant and the consideration received for such companies;

•

compared the financial and operating performance of the Company with publicly available information concerning certain other companies it deemed relevant and reviewed the current and historical market prices of Bristol West common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and

•	performed such other financial studies and analyses and considered such other information as it deemed appropriate for the purposes of this opinion.

In addition, JPMorgan held discussions with certain members of the management of the Company with respect to certain aspects of the merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters JPMorgan believed necessary or appropriate to its inquiry.

In giving its opinion, JPMorgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with it by the Company or otherwise reviewed by or for it. JPMorgan has not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor has it evaluated the solvency of the Company or Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it, JPMorgan has assumed that they have been reasonably prepared by management of the Company based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company. JPMorgan has expressed no view as to such analyses or forecasts or the assumptions on which they were based. JPMorgan has also assumed that the merger and the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement. JPMorgan has also assumed that the representations and warranties made by the Company and Parent in the merger agreement and any related agreements are and will be true and correct in all respects material to its analysis. JPMorgan is not a legal, regulatory or tax expert and has relied on the assessments made by advisors to the Company with respect to such issues. JPMorgan has further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the Company that would be material to its analysis.

JPMorgan’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion and that JPMorgan does not have any obligation to update, revise, or reaffirm its opinion. JPMorgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be paid to the holders of Bristol West common stock in the proposed merger and JPMorgan has expressed no opinion as to the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the merger.

JPMorgan was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction prior to the execution of the merger agreement. However, JPMorgan was so authorized for a limited period of time following execution of the merger agreement, subject to the terms, conditions and procedures set forth therein. See “Merger Agreement – Solicitation of Alternate Transactions” beginning on page [    ].

Summary of Certain Financial Analyses by JPMorgan

In connection with rendering its opinion to the board of directors of the Company, JPMorgan performed a variety of financial and comparative analyses, including those described below. The summary set forth below does not purport to be a complete description of the analyses or data presented by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the summary set forth below and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses and the narrative description of the analyses, could create an incomplete view of the processes underlying its analyses and opinion. In arriving at its fairness determination, JPMorgan considered the results of all the analyses and did not attribute any particular weight to any factor or analysis considered by it; rather, JPMorgan arrived at its opinion based on the results of all the analyses undertaken by it and assessed as a whole. JPMorgan’s analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, JPMorgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

JPMorgan’s opinion and financial analyses were only one of the many factors considered by the board of directors of the Company in its evaluation of the merger and should not be viewed as determinative of the views of the Company with respect to the merger or the merger consideration.

Historical Stock Trading Analysis

JPMorgan compared the per share closing price of the Company on February 28, 2007 and the per share merger consideration to the 52-week range of closing prices for Bristol West common stock on the New York Stock Exchange for the period ended February 28, 2007. The range of closing prices for the 52-week period ended February 28, 2007 was $13.64 to $19.25 per share, as compared to $16.25, the per share closing price of Bristol West common stock on February 28, 2007, and the per share merger consideration of $22.50. JPMorgan noted that historical stock trading analyses are not valuation methodologies but were presented merely for informational purposes.

Comparable Publicly Traded Companies Analysis

JPMorgan compared the financial and operating performance of the Company with publicly available information of selected automotive insurance companies. The companies selected were as follows:

Non-standard auto	Standard personal auto
Infinity Property and Casualty Corporation	The Progressive Corporation

First Acceptance Corporation	Mercury General Corporation

Affirmative Insurance Holdings, Inc.	The Commerce Group, Inc.

GAINSCO, Inc.	State Auto Financial Corporation

Safety Insurance Group, Inc.

These companies were selected, among other reasons, for their specialization in the personal automobile insurance sector. None of the companies utilized in this analysis, however, is identical to the Company. Accordingly, JPMorgan made judgments and assumptions concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies.

For each selected company, JPMorgan calculated the ratio of (i) the selected company’s estimated earnings per share for 2007 and 2008 based on available I/B/E/S estimates to the selected company’s stock price as of February 28, 2007, (ii) the selected company’s closing stock price as of February 28, 2007 to book value per share and (iii) the selected closing price of Bristol West common stock as of February 28, 2007 to the tangible book value per share. Based upon the multiples derived from this analysis, JPMorgan derived a range of implied equity values for the Company of between $16.50 and $19.50 per share when these multiples were applied to the Company’s 2007 I/B/E/S estimated net operating earnings per share of $1.50; between $16.80 and $20.00 per share when applying these multiples to the Company’s 2008 I/B/E/S estimated net operating earnings per share of $1.60; between $17.53 and $19.95 per share when applying these multiples to the Company’s per share book value of $12.09 at December 31, 2006; and between $14.71 and $17.30 per share when applying these multiples to the Company’s per share tangible book value of $8.55 at December 31, 2006.

Regression Analysis

JPMorgan performed a regression analysis to review, for the comparable companies identified above, the relationship between (i) the ratio of closing stock price as of February 28, 2007 to book value per share at December 31, 2006, and (ii) the 2007 estimated return on average equity based on available I/B/E/S estimates.

Based on this analysis, JPMorgan derived a reference range for the implied equity value per share of Bristol West common stock of $15.60 to $17.05.

Discounted Cash Flow Analysis

JPMorgan performed a discounted cash flow analysis of the Company to calculate ranges of implied per share values of the Company. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by assets and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value”. “Present value” refers to the current value of one or more future cash payments from the asset and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. “Terminal value” refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period.

JPMorgan calculated the cash flows that the Company is expected to generate during fiscal years 2007-2011 based upon financial projections provided by the Company’s management. JPMorgan also calculated a range of terminal values of the Company at the end of the forecast period by applying to the Company’s estimated earnings before interest and taxes, or EBIT, for 2012 a range of terminal exit multiples from 7.0x to 8.0x. The Company’s estimated cash flows and the terminal value were then discounted to present values using a range of discount rates from 10.0% to 12.0%.

The discounted cash flow analysis indicated a range of equity values of between $19.94 and $24.40 per share.

Precedent Transactions Analysis

Using publicly available information, JPMorgan examined the following selected transactions within the non-standard personal automobile insurance industry since 2005:

Date Announced	Acquiror	Target
12/05/06	Elara Holdings Inc.	Direct General Corporation

10/17/06	Affirmative Insurance Holdings Inc	USAgencies LLC

7/19/06	Inverness Management LLC	Omni Insurance Group, Inc.

6/28/05	JC Flowers & Co LLC and Delaware Street Capital (1)	Affirmative Insurance Holding Inc.

(1)

Represents JC Flowers/Delaware Street Capital Acquisition of Vesta Insurance Group’s 35% stake in Affirmative Insurance Holdings; majority control of 52.9% achieved June 28, 2005 via open market purchase.

JPMorgan calculated the transaction equity value as a multiple of latest twelve months, or LTM, net income of the target companies and as a multiple of the book value of the target companies. No transaction reviewed was directly comparable to the proposed transaction and, accordingly, this analysis involved complex considerations and judgments concerning differences in financial and operating characteristics of the Company relative to the targets in the selected transactions and other factors that would affect the acquisition values in the precedent transactions.

JPMorgan calculated that the ratio of transaction equity value to the LTM net income for the target companies ranged from a low of 9.6 to a high of 14.5 with a median of 12.1, and that the ratio of transaction equity value to book value for the target companies ranged from a low of 1.21 to a high of 1.66, with a median of 1.44. Based upon the multiples derived from this analysis, JPMorgan derived a range of implied equity values for the Company of between $17.81 and $20.55 when these multiples were applied to the Company’s 2006 net operating earnings per share of $1.37 and between $18.74 and $21.16 when applying these multiples to the Company’s per share book value of $12.09 at December 31, 2006.

Miscellaneous

As part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. JPMorgan was selected by the Company as its financial advisor based on JPMorgan’s qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions.

Under the terms of its engagement, JPMorgan is entitled to receive a fee of $7.75 million, payable upon the closing of the merger, for its services as financial advisor to the board of directors of the Company, including the delivery of its fairness opinion. In addition, the Company has agreed to reimburse JPMorgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify JPMorgan against certain liabilities, including liabilities arising under the Federal securities laws. JPMorgan and its affiliates have longstanding business relationships with, and have provided a variety of commercial and investment banking services to, the Company and the Parent and their respective affiliates. Specifically, JPMorgan acted as a joint bookrunner and joint lead arranger with respect to the Company’s Credit Agreement dated as of July 31, 2006, for which the Company paid JPMorgan fees of $125,000. JPMorgan and its affiliates also acted as joint bookrunning lead manager of an offering of the Parent’s subordinated debt securities in June 2005 and as counterparty to the Parent on a number of derivative transactions. In addition, JPMorgan or its affiliates are a lender to each of the Company and the Parent under outstanding credit facilities and provide custody, cash management and asset management services to the Parent and its affiliates. In the ordinary course of its businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of the Company or the Parent for JPMorgan’s own account or for the accounts of customers and, accordingly, JPMorgan may at any time hold long or short positions in such securities.

Plans for Bristol West after the Merger

It is expected that, upon consummation of the merger (and excluding the transactions contemplated in connection with the merger as described in this proxy statement), the operations of Bristol West will be conducted substantially as they currently are being conducted. Other than the sale to the Exchanges described below, Parent has advised Bristol West that it does not have any current intentions, plans or proposals to cause the surviving corporation to engage in any of the following:

•	an extraordinary corporate transaction following consummation of the merger involving Bristol West’s corporate structure, business or management, such as a merger, reorganization or liquidation;

•	the relocation of any material operations or sale or transfer of a material amount of assets; or

•	any other material changes in its business.

Nevertheless, following consummation of the merger, the management and/or board of directors of the surviving corporation may initiate a review of the surviving corporation and its assets, corporate and capital structure, capitalization, operations, business, properties and personnel to determine what changes, if any, would be desirable following the merger to enhance the business and operations of the surviving corporation and may cause the surviving corporation to engage in the types of transactions set forth above if the management and/or board of directors of the surviving corporation decides that such transactions are in the best interests of the surviving corporation upon review. The surviving corporation expressly reserves the right to make any changes it deems appropriate in light of such evaluation and review or in light of future developments.

Effects of the Merger

If the Bristol West’s stockholders adopt the merger agreement and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into Bristol West, with Bristol West being the surviving corporation. After the merger, Parent, a wholly owned subsidiary of Zurich Financial Services, will indirectly own all of the capital stock of Bristol West. Immediately prior to the consummation of the Merger, Parent will contribute 50% of the issued and outstanding common stock of Merger Sub to each of two of Parent’s subsidiaries. Parent and these subsidiaries have agreed that, immediately following the merger, the subsidiaries will distribute certain assets and assign certain employees of Bristol West to Parent and then sell all of the outstanding capital stock of Bristol West to the Exchanges and Mid-Century Insurance Company. Following the sale, Parent will continue to provide insurance management services with respect to the Bristol West insurance operations.

When the merger is completed, each share of Bristol West common stock issued and outstanding immediately prior to the effective time of the merger (other than treasury shares, shares held by Parent or Merger Sub and shares held by Bristol West stockholders who choose to be dissenting stockholders by exercising and perfecting their appraisal rights under Delaware law with respect to the merger) will be converted into the right to receive $22.50 in cash without interest and less any applicable withholding taxes. At the effective time of the merger, unless otherwise agreed between Parent and the holder thereof:

•

each outstanding option and warrant to acquire Bristol West common stock (other than unvested, performance based options) granted under Bristol West’s equity-based compensation or stock option plans or otherwise, vested or unvested, will become fully vested and converted into a right to receive a cash payment in an amount equal to (1) the excess, if any, of $22.50 over the exercise price per share of the Bristol West common stock subject to the option or warrant, multiplied by (2) the number of shares of Bristol West common stock subject to the option or warrant, without interest and net of any applicable withholding taxes; however, if the applicable exercise price per share of the option or warrant equals or exceeds $22.50 per share, then such option or warrant will be cancelled without payment of additional consideration;

•

each outstanding share of restricted stock that is subject to vesting or other lapse restrictions and has not otherwise been forfeited immediately prior to the effective time of the merger will vest and become free of such restrictions as of the effective time of the merger, and the holder thereof will be entitled to receive $22.50 in cash for each share of restricted stock held by such holder, plus any declared and unpaid dividends, without interest and net of any applicable withholding taxes; and

•

each phantom share that immediately prior to the effective time of the merger is included in a non-employee director’s deferred compensation account under Bristol West’s Non-Employee Directors’ Deferred Compensation and Stock Award Plan will entitle the non-employee director to receive $22.50 in cash for each such phantom share, without interest and net of any applicable withholding taxes.

We expect that certain unvested, outstanding, performance based options to acquire Bristol West common stock will have no right to receive any merger consideration. See “The Merger Agreement—Treatment of Options, Restricted Stock and Phantom Shares” beginning on page [    ].

At the effective time of the merger, current Bristol West stockholders will cease to have ownership interests in Bristol West or rights as Bristol West stockholders. Therefore, such current stockholders of Bristol West will not participate in any future earnings or growth of Bristol West and will not benefit from any appreciation in value of Bristol West.

Bristol West common stock is currently registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and is quoted on the New York Stock Exchange under the symbol “BRW.” As a result of the merger, Farmers Group, a wholly owned subsidiary of Zurich Financial Services, will own all of the capital stock of Bristol West. After the merger, Bristol West common stock will cease to be quoted on the New York Stock Exchange. In addition, registration of Bristol West common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with stockholders’ meetings, no longer applicable to Bristol West. After the effective time of the merger, Bristol West will also no longer be required to file periodic reports with the SEC.

At the effective time of the merger, the directors of Merger Sub will become the directors of the surviving corporation and the officers of Bristol West immediately prior to the effective time of the merger will remain the officers of the surviving corporation. The certificate of incorporation of Bristol West will be amended to be the same as the certificate of incorporation of Merger Sub as in effect immediately prior to the effective time of the merger, except that the name, incorporator, registered agent, liability exculpating provisions applicable to directors of Bristol West and indemnification rights of the officers and directors of Bristol West shall not be amended. The bylaws of Merger Sub in effect immediately prior to the effective time of the merger will become the bylaws of the surviving corporation.

A benefit of the merger to Parent is that our future earnings and growth will be solely for the benefit of their stockholders and not for the benefit of our current stockholders. The detriments to Parent are the risk that Bristol West will decrease in value following the merger and the payment by us of approximately $[    ] in estimated fees and expenses related to the merger. See “Special Factors — Fees and Expenses of the Merger.”

Procedures for Receiving the Merger Consideration

Prior to the effective time of the merger, Parent will appoint a bank or trust company reasonably acceptable to Bristol West to act as paying agent for the payment of the applicable merger consideration, without interest and net of any applicable withholding taxes.

Automatic Payment. The paying agent will pay such merger consideration automatically with respect to the following by delivering payment to the record holder at the address reflected in our transfer agent’s records:

•

uncertificated shares of Bristol West common stock, referred to in this proxy statement as DRS shares, registered with our transfer agent in book-entry form known as the Direct Registration System, or DRS, and

•

any restricted stock registered with our transfer agent in the name of an employee and held by Bristol West in certificated form, referred to in this proxy statement as certificated restricted shares, and

•

any restricted stock registered with our transfer agent in the name of an employee in uncertificated, book-entry form controlled by Bristol West, referred to in this proxy statement as uncertificated restricted shares.

The paying agent will pay such merger consideration automatically with respect to options, warrants, and phantom shares entitled to such consideration by delivering payment to the beneficial owner at the address reflected in Bristol West’s records.

Exchange Required for Payment. If shares of Bristol West common stock are held in certificated form, the paying agent will pay such merger consideration, pursuant to the terms of the merger agreement, upon surrender of the certificates representing such shares. If shares of Bristol West common stock are registered with the transfer agent in any book-entry or uncertificated form other than DRS, collectively referred to in this proxy statement as street name stock, the paying agent will pay such merger consideration upon delivery of book-entry account statements reflecting to the ownership of such street name stock.

Promptly after the effective time of the merger, the surviving corporation will cause the paying agent to mail or deliver a letter of transmittal containing instructions for each of the following to effect the necessary exchanges for the merger consideration:

•	each record holder of Bristol West common stock whose shares were held in certificated form (other than certificated restricted shares), and

•	each record holder of street name stock,

in either case, other than to Parent, Bristol West and either of their subsidiaries, if they hold any shares of Bristol West common stock, The record holder will be entitled to receive such merger consideration for the number of shares registered in their name only upon surrender to the paying agent of the holder’s share certificate(s), or, for street name stock, book-entry account statements reflecting the ownership of such shares, together with the letter of transmittal and other required documentation, duly executed and completed in accordance with the instructions. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

Effects on Bristol West if the Merger is not Completed

In the event that Bristol West’s stockholders do not adopt the merger agreement or if the merger is not completed for any other reason, neither our stockholders nor holders of securities convertible into Bristol West common stock, such as options, warrants and phantom shares, will receive any payment for their shares in connection with the merger. Instead, Bristol West will remain an independent public company and Bristol West common stock will continue to be listed and traded on the New York Stock Exchange and registered under the Exchange Act. In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that Bristol West stockholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, the nature of the non-standard automobile insurance on which Bristol West’s business largely depends, and general industry, economic and market conditions. Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your Bristol West common stock and securities convertible into Bristol West common stock, such as options, warrants and phantom shares. From time to time, Bristol West’s board of directors will evaluate and review the business operations, properties, dividend policy and capitalization of Bristol West, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize stockholder value. If Bristol West’s stockholders do not adopt the merger agreement or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to Bristol West as fair to, and in the best interests of, our stockholders will be offered, or that the business, prospects or results of operations, financial condition, or cash flows of Bristol West will not be adversely impacted.

In addition, if the merger agreement is terminated under certain circumstances, Bristol West will be obligated to pay a termination fee of $21 million to Parent. Under certain circumstances, Bristol West may be required to pay up to $4 million of Parent’s expenses in the event that the merger agreement is terminated, provided that, if Bristol West must later pay a termination fee, the amount of the termination fee would be reduced by the amount of such expenses that the Company previously paid. See “The Merger Agreement — Fees and Expenses; Termination Fee” beginning on page [    ].

Financing

Parent estimates that the total amount of funds necessary to consummate the merger and related transactions in connection with the merger, is approximately $[    ], consisting of (i) approximately $[    ] to pay holders of Bristol West securities the amounts due to them under the merger agreement, assuming that no stockholder validly exercises and perfects its appraisal rights and (ii) approximately $[    ] to pay related fees and expenses in connection with the merger and related transactions. The amount is expected to be provided through cash on hand and cash of certain of Parent’s affiliates.

Interests of Bristol West’s Directors and Executive Officers in the Merger

In considering the recommendations of the board of directors, Bristol West’s stockholders should be aware that certain of Bristol West’s directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of Bristol West’s stockholders generally. The board of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the merger agreement and related matters.

Employment

We expect that all of our executive officers other than our Executive Chairman of the Board will serve in a substantially similar capacity with Farmers following the merger. While we do not currently expect severance to be payable except with respect to our Executive Chairman of the Board, certain other executive officers will receive the severance benefits described below in the event of a qualified termination of their employment, as described below.

We entered into an employment agreement with James R. Fisher dated as of May 25, 2006. Under the employment agreement, Mr. Fisher serves as Bristol West’s Executive Chairman of the Board for a term expiring on June 30, 2007. This employment agreement provides that the term will be automatically extended for additional one-year periods beginning July 1, 2007 after each July 1st thereafter unless terminated by either party pursuant to the agreement. The employment agreement also provides that if Mr. Fisher’s employment is terminated for either of the following reasons, Mr. Fisher will be entitled to receive as severance benefits in an amount equal to his base salary then in effect for the remainder of the applicable term of his employment, which will terminate on the following June 30th:

•	If Bristol West terminates Mr. Fisher’s employment without cause (as defined therein).

•

If Mr. Fisher terminates his employment for any reason as a result of an Associates Sale (defined therein to mean the sale or other disposition, either in one transaction or in a series of transactions, of all of the shares of Bristol West’s common stock that Bristol West Associates LLC owns, directly or indirectly). The merger would qualify as an Associates Sale.

Pursuant to the merger agreement, Bristol West agreed that, if renewed on July 1, 2007, this employment agreement would not include any provision regarding the payment of severance to Mr. Fisher.

In addition, we are a party to severance arrangements with each of the other named executive officers and eight of the 10 executive officers who are not named executive officers. The severance arrangement for each of Mr. Sclafani and one other executive officer provides that, in the event of a qualified termination of employment, he will receive severance benefits for a period of 36 months following the termination in an amount equal to his annual compensation as such compensation was in effect for the year prior to the year in which the termination occurred. The severance arrangements for Messrs. Dailey, Sadler, Noonan and seven of the executive officers who are not named executive officers are the same except that the period for which the executive officer will receive the severance benefits is 12 months following the qualified termination. For purposes of these severance arrangements, a qualified termination of employment means an involuntary termination without cause (as defined therein) or a voluntary termination for good reason (defined therein to mean (1) a reduction in the executive officer’s base salary (other than any general salary reduction affecting at least the majority of the employees of the Company), (2) a material and adverse change in the executive officer’s duties and responsibilities or (3) a transfer of the executive officer’s primary workplace by more than 50 miles from the executive officer’s workplace as of the date of the arrangement).

Further, one of the executive officers who is not a named executive officer is entitled to severance benefits under the Severance Plan for Employees of the Bristol West Insurance Group. That severance plan provides that, subject to specified exceptions, in the event of involuntary and permanent termination of employment for reasons other than cause or performance, an employee is entitled to two weeks of base pay plus one week of base pay for each completed year of service, subject to a minimum of four weeks of base pay, plus regular medical and dental coverage for the same period at a subsidized rate equal to the rate charged similarly-situated active employees.

The following chart sets forth the cash severance pay payable upon a qualifying termination of employment with respect to our principal executive officer, our principal financial officer, and our other current executive officers named in the “Summary Compensation Table” that was included in the Definitive Proxy Statement for Bristol West’s 2006 annual meeting of stockholders, filed with the SEC on April 24, 2006, who we refer to collectively in this proxy statement as the named executive officers, and our other executive officers as a group:

Name	Estimated Cash Severance (1)
Jeffrey J. Dailey	$532,415
Robert D. Sadler	$285,193
James R. Fisher	$29,167
Simon J. Noonan	$359,672
James J. Sclafani, Jr.	$929,192
Other executive officers as a group (10 individuals)	$2,718,308

(1)

For purposes of calculating the amounts reflected in this column, we have assumed that the merger will take place on May 30, 2007, and that the applicable annual compensation applied for purposes of computing severance is equal to the sum of the executive officer’s base salary in effect as of December 31, 2006, plus total employer contributions with respect to the executive officer’s medical and dental benefits applicable in January 2007, except for Mr. Fisher, with respect to which we assumed the applicable base salary would be the salary in effect as of May 30, 2007.

Relationship with KKR Stockholders

Two of our directors, Todd Fisher and Perry Golkin, are members of KKR, which is affiliated with the KKR Stockholders; and the KKR Stockholders may have interests in the merger that are different than the other unaffiliated stockholders.

James Fisher, Bristol West’s Executive Chairman of the Board, is the managing member of Fisher Capital Corp. LLC which provides advisory services to KKR.

Treatment of Stock, Options, Restricted Shares and Phantom Shares

In addition, our directors and executive officers, as stockholders, may have preferences that differ from our unaffiliated stockholders. The table below sets forth, as of [            ], 2007, the record date, for each of the named executive officers, our other executive officers as a group, and our non-employee directors as a group:

•	the number of stock options (both vested and unvested) held by such persons and the weighted average exercise price of such options;

•	the cash payment that will be made to such persons in respect of such stock options upon consummation of the merger;

•	the cash payment that will be made to such persons in respect of unvested restricted stock upon consummation of the merger;

•	the cash payment that will be made to such persons in respect of phantom shares upon consummation of the merger; and

•	the aggregate amount of all such cash payments to such persons.

	Options					Restricted Stock		Phantom Shares
	Vested Options	Weighted Average Exercise Price of Vested Options	Unvested Options	Weighted Average Exercise Price of Unvested Options	Resulting Consideration (1)	Unvested Shares	Resulting Consideration (2)	Shares	Resulting Consideration	Total Consideration
Jeffrey J. Dailey	292,172	$4.15	—	—	$5,360,260.60	86,502	$2,001,187.23	—	—	$7,361,447.83
Robert D. Sadler	81,325	$4.12	—	—	$1,494,568.99	27,601	$637,524.25	—	—	$2,132,093.24
James R. Fisher (3)	873,546	$3.83	—	—	$16,309,103.82	—	—	—	—	$16,309,103.82
Simon J. Noonan	97,623	$4.27	—	—	$1,779,478.57	53,746	$1,240,999.43	—	—	$3,020,478.00
James J. Sclafani, Jr.	69,052	$4.14	16,950	$3.83	$1,584,221.94	39,713	$916,644.00	—	—	$2,500,865.94

Other executive officers as a group (10 individuals)	499,754	$4.32	29,207	$5.89	$9,572,583.71	262,155	$6,054,213.76	—	—	$15,626,797.47

All non-employee directors as a group (9 individuals)	—	—	—	—	—	14,575	$332,825.36	24,013	540,292.50	$873,117.86

(1)	The amounts set forth in this column are calculated based on the actual exercises prices underlying the related vested and unvested options.
(2)	Includes declared but unpaid dividends on the restricted stock that are payable by the Company to the holder upon vesting of the restricted stock in accordance with the terms of the award.
(3)	The information set forth in this row reflects all of the options held by Fisher Capital LLC of which Mr. Fisher is the managing member. Mr. Fisher has only an 86.5% interest in the value reflected in this row with respect to such options.

Indemnification and Insurance

Pursuant to the terms of the merger agreement, Parent has agreed:

•

subject to certain conditions, to cause the surviving corporation to indemnify and hold harmless, and to advance expenses as incurred by, to the fullest extent permitted under applicable laws, each present and former director and officer of Bristol West and its subsidiaries against any liabilities incurred in connection with claims arising out of or related to such person’s service as a director or officer of Bristol West or its subsidiaries or services performed by such person at the request of Bristol West or its subsidiaries at or prior to the effective time of the merger;

•

that, for a period of six years after the effective time of the merger, the certificate of incorporation and by-laws of the surviving corporation will contain provisions with respect to the elimination of liability for present and former directors of Bristol West and its subsidiaries and with respect to indemnification of present and former directors and officers of Bristol West and its subsidiaries and advancement of expenses that are no less advantageous to the beneficiaries in the aggregate than as presently set forth in the certificate of incorporation and by-laws of Bristol West and its subsidiaries or under any applicable contracts or laws; and

•

subject to limitations regarding the cost of coverage, that the surviving corporation shall either (1) obtain and maintain “tail” insurance policies with a claims period of at least six years from the effective time of the merger with respect to officers’ and directors’ liability insurance and fiduciary liability insurance for acts and omissions occurring at or prior to the effective time of the merger and covering those persons who are currently covered by Bristol West’s existing insurance policies, or (2) maintain such directors’ and officers’ insurance for a period of six years after the effective time of the merger in each case in amount and scope and on other terms no less advantageous to such covered parties than Bristol West’s existing insurance coverage.

These obligations will be binding upon any successor to or assignee of substantially all of the properties and assets of the surviving corporation. See “The Merger Agreement — Directors’ and Officers’ Indemnification and Insurance” beginning on page [    ].

Material U.S. Federal Income Tax Consequences

The following is a summary of U.S. federal income tax consequences of the merger relevant to beneficial holders of Bristol West common stock whose shares are converted into the right to receive cash in the merger. The discussion is for general information only and does not purport to consider all aspects of federal income taxation that might be relevant to beneficial holders of Bristol West common stock. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, which we refer to in this proxy statement as the Code, existing, proposed and temporary regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis. The discussion applies only to beneficial holders of Bristol West common stock in whose hands shares are capital assets within the meaning of Section 1221 of the Code and may not apply to beneficial holders who acquired their shares prior to the effective time of the merger pursuant to the exercise of employee stock options, distributions under Bristol West’s Non-Employee Directors’ Deferred Compensation and Stock Award Plan, or other compensation arrangements with Bristol West or hold their shares as part of a hedge, straddle or conversion transaction or who are subject to special tax treatment under the Code (such as dealers in securities or foreign currency, insurance companies, other financial institutions, regulated investment companies, tax-exempt entities, S corporations, partnerships and taxpayers subject to the alternative minimum tax). This discussion also does not address all of the federal income tax consequences of the merger to anyone who receives merger consideration as the result of the vesting and/or the deemed exercise of stock options or warrants, as the result of the vesting of restricted stock, or with respect to phantom shares. In addition, this discussion does not address the federal income tax consequences to a beneficial holder of Bristol West common stock who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust, nor does it consider the effect of any state, local or foreign tax laws. If these circumstances that are not addressed apply to you, you should consult your own tax advisor.

The receipt of cash for Bristol West common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a beneficial holder who receives cash in exchange for shares pursuant to the merger will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the beneficial holder’s adjusted tax basis in the shares surrendered for cash pursuant to the merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same price per share in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the beneficial holder’s holding period for such shares is more than one year at the time of consummation of the merger. The maximum federal income tax rate on net long-term capital gain recognized by individuals is 15% under current law. The maximum federal income tax rate on net long-term capital gain realized by a corporation is 35%. Capital losses are subject to limitations on deductibility for both corporations and individuals.

In general, holders who exercise appraisal rights will also recognize gain or loss. Any holder considering exercising statutory appraisal rights should consult his, her or its own tax advisor.

Backup withholding at a 28% rate may apply to cash payments a beneficial holder of Bristol West common stock receives pursuant to the merger. Backup withholding generally will apply only if the beneficial holder fails to furnish a correct taxpayer identification number or otherwise fails to comply with applicable backup withholding rules and certification requirements. Each beneficial holder who is treated as a U.S. person for U.S. federal income tax purposes should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the payment agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner acceptable to the payment agent. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or credit against a beneficial holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service in a timely manner.

The United States federal income tax consequences set forth above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each beneficial holder of shares and anyone else who may receive merger consideration is urged to consult his, her, or its own tax advisor as to the particular tax consequences to him, her, or it of the merger, including the application and effect of state, local, foreign and other tax laws.

Regulatory Approvals

The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and related rules, which we refer to in this proxy statement as the HSR Act, provide that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been satisfied. On March 15, 2007, Bristol West, Parent and Merger Sub made the required filings with the Antitrust Division and the Federal Trade Commission, and the applicable waiting period terminated on March 23, 2007.

At any time before or after consummation of the merger, the Antitrust Division or the Department of Justice or the Federal Trade Commission may, however, challenge the merger on antitrust grounds. Private parties could take antitrust action under the antitrust laws, including seeking an injunction prohibiting or delaying the merger, divestiture or damages under certain circumstances. Additionally, at any time before or after consummation of the merger, notwithstanding the termination of the applicable waiting period, any state could take action under its antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, Bristol West, Parent and Merger Sub will prevail.

The insurance laws and regulations of the four states where our underwriting companies are domiciled, California, Ohio, Florida and Michigan, require prior approval of the acquisition of control of those underwriting companies whether control is acquired directly by acquiring the shares of the underwriting companies or indirectly by acquiring shares of companies that, in turn, control the underwriting companies. The necessary applications for change in control have been or will be filed with those states.

The insurance supervision law of Switzerland requires that FOPI be notified if a company or subsidiary of Zurich Financial Services creates, acquires or sells a significant holding. A holding is considered to be significant if the net asset value of the created, acquired or sold holding is CHF 100 million or more or is considered to be of public interest. Based on this requirement, FOPI was notified on March 8, 2007 of the proposed acquisition of Bristol West by Farmers Group. On March 28, 2007, FOPI approved the proposed transaction.

Under the merger agreement, Bristol West, Parent and Merger Sub have agreed to use their reasonable best efforts to obtain all required governmental approvals in connection with the execution of the merger agreement and completion of the merger. In addition, Bristol West, Parent and Merger Sub have agreed to use their reasonable efforts to resolve any objections or suits asserted by the Federal Trade Commission, the Antitrust Division or any other applicable governmental agency.

Except as noted above, and the filing of a certificate of merger in Delaware at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Fees and Expenses of the Merger

Pursuant to the merger agreement, all costs and expenses incurred in connection with the preparation of this proxy statement shall be paid by the party incurring the expense. Bristol West estimates that it will incur, and will be responsible for paying, transaction-related fees and expenses, consisting primarily of financial advisory fees, SEC filing fees, HSR Act filing fees, fees and expenses of attorneys and accountants and other related charges, totaling approximately $[            ]. This amount consists of the following estimated fees and expenses:

Description	Amount
Financial advisory fees and expenses

Legal, accounting and tax advisory fees and expenses

HSR Act filing fees

SEC filing fees

Printing, proxy solicitation and mailing costs

Miscellaneous

In addition, if the merger agreement is terminated under certain circumstances, Bristol West will be obligated to pay a termination fee of $21 million to Parent. Under certain circumstances, Bristol West may be required to pay up to $4 million of Parent’s expenses in the event that the merger agreement is terminated, provided that, if Bristol West must later pay a termination fee, the amount of the termination fee would be reduced by the amount of such expenses that Bristol West previously paid. See “The Merger Agreement — Fees and Expenses; Termination Fee” beginning on page [    ].

Financial Projections

Bristol West does not, as a matter of course, publicly disclose projections of future revenues or earnings. However, senior management did provide financial forecasts to the board of directors and its financial advisor, JPMorgan. We have included a subset of these projections to give our stockholders access to certain non-public information deemed material by our board of directors for purposes of considering and evaluating the merger. The projections and related assumptions included below also constitute all projected financial information deemed material to JPMorgan in rendering its opinion described under “Special Factors – Opinion of JPMorgan” beginning on page [    ]. The projections were not prepared with a view to compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The inclusion of this information should not be regarded as an indication that the Bristol West board of directors, JPMorgan or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results.

The projections included in this proxy statement have been prepared by, and are the responsibility of, Bristol West’s management. Deloitte & Touche LLP, independent registered public accounting firm, has neither examined nor compiled the projections and, accordingly, Deloitte & Touche LLP does not express an opinion or any other form of assurance with respect thereto. The report of Deloitte & Touche LLP, independent registered public accounting firm, on Bristol West’s consolidated financial statements that is incorporated in this proxy statement by reference to Bristol West’s Annual Report on Form 10-K for the year ended December 31, 2006, relates to Bristol West’s historical financial information. It does not extend to the projections and should not be read to do so. In compiling the projections, Bristol West’s management took into account historical performance, combined with estimates regarding revenues, operating income, EBIT and capital spending. The projections were developed in a manner consistent with management’s historical development of budgets and were not developed for public disclosure. Although the projections are presented with numerical specificity, these projections reflect numerous assumptions and estimates as to future events made by Bristol West’s management that Bristol West’s management believed were reasonable at the time the projections were prepared. In addition, factors such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of Bristol West’s management, may cause the projections or the underlying assumptions to be inaccurate. Such factors include those factors that are more particularly described below under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006. Accordingly, there can be no assurance that the projections will be realized, and actual results may be materially greater or less than those contained in the projections. The inclusion of this information should not be regarded as an indication that JPMorgan or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results.

Bristol West does not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. A summary of the projections is set forth below:

	Management Projections
	2007	2008	2009	2010	2011	2012
	(In millions)
Net Premiums Earned	$663	$823	$905	$951	$998	$1,048
Total Revenue	753	930	1,026	1,080	1,136	1,196
EBIT	83	111	125	130	134	138

The material assumptions made by Bristol West in developing these projections are as follows:

	2007	2008	2009	2010	2011	2012
Net Premiums Earned Growth (1)	13.5%	24.1%	10.0%	5.0%	5.0%	5.0%
Loss & LAE Ratio	69.4%	69.9%	69.9%	70.2%	70.4%	70.7%
Expense Ratio	22.5%	20.7%	20.7%	20.9%	21.2%	21.4%

(1)	Expressed as a percentage change over the prior year.

THE PARTIES TO THE MERGER

Bristol West Holdings, Inc.

Bristol West, a Delaware Corporation with its headquarters in Davie, Florida, was formed in February 1998 for the primary purpose of providing private passenger automobile insurance in the United States. Most of the business Bristol West writes is non-standard automobile insurance. Bristol West offers insurance coverage exclusively through independent agents and brokers, which numbered approximately 9,141 as of December 31, 2006. Because some of Bristol West’s agents and brokers operate from multiple locations, Bristol West’s products were offered at 12,391 locations. Bristol West is licensed to provide insurance in 38 states and the District of Columbia, although Bristol West focuses its operations in 23 states that it believes provide significant opportunity for profitable growth over time. Bristol West’s markets include California, Florida and Texas – the largest three non-standard automobile insurance markets in the United States.

A detailed description of Bristol West’s business is contained in its Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page [    ].

Bristol West’s principal executive offices are located at 5701 Stirling Road, Davie, Florida, 33314 and its telephone number is (954) 316-5200. Bristol West is publicly traded on the New York Stock Exchange under the symbol “BRW.”

Additional information concerning Bristol West is set forth on Appendix D.

Farmers Group, Inc. and BWH Acquisition Company

Farmers Group, a Nevada corporation, along with its subsidiaries, provides insurance management services to members of the Farmers Insurance Exchange, Truck Insurance Exchange and Fire Insurance Exchange, which are among the leading U.S. property and casualty insurers. In addition, Farmers Group owns 100% of a life insurance company, Farmers New World Life Insurance Company. Farmers Group is a wholly owned subsidiary of Zurich Financial Services and its primary personal lines affiliate in the United States. Farmers Group’s principal executive offices are located at 4680 Wilshire Blvd., Los Angeles, California, 90010 and its telephone number is (323) 932-3200. Zurich Financial Services is an insurance-based financial services provider with a global network of subsidiaries and offices in North America and Europe as well as in Asia Pacific, Latin America and other markets, and is headquartered in Zurich, Switzerland. Zurich Financial Services employs approximately 55,000 people serving customers in more than 120 countries.

Merger Sub is a Delaware corporation, with its principal executive offices located at 4680 Wilshire Blvd., Los Angeles, California, 90010, and its telephone number is (323) 932-3200. Merger Sub was organized solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its organization and in connection with the transactions contemplated by the merger agreement. Merger Sub is wholly owned by Parent. Immediately prior to the consummation of the Merger, Parent will contribute 50% of the issued and outstanding common stock of Merger Sub to each of two of Parent’s subsidiaries. Under the terms of the merger agreement, Merger Sub will merge with and into Bristol West. Bristol West will survive the merger and Merger Sub will cease to exist.

Additional information concerning Farmers Group and Merger Sub is set forth on Appendix D.

THE SPECIAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies by Bristol West’s board of directors in connection with the special meeting of our stockholders relating to the merger.

Date, Time and Place of the Special Meeting

The special meeting is scheduled to be held as follows:

Date: [                ], 2007

Time: [            ], Eastern Time

Place: [    ]

Proposals to be Considered at the Special Meeting

At the special meeting, you will be asked to consider and vote on the following proposals:

•	to adopt the merger agreement;

•	to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

•	to act upon any other matter that may properly come before the special meeting and any adjournment or postponement thereof.

Record Date

Bristol West’s board of directors has fixed the close of business on [                ], 2007 as the record date for the special meeting, and only holders of record of Bristol West common stock on the record date are entitled to vote (in person or by proxy) at the special meeting. On the record date, there were [            ] shares of Bristol West common stock outstanding and entitled to vote at the special meeting.

Voting Rights; Quorum; Vote Required for Approval

Each share of Bristol West common stock outstanding on the record date entitles its holder to one vote on all matters properly coming before the special meeting. The presence in person or representation by proxy of stockholders entitled to cast a majority of the votes of all such issued and outstanding shares at the special meeting shall constitute a quorum for the purpose of considering the proposals. Shares of voting Bristol West common stock represented at the special meeting but not voted, including shares of Bristol West common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Bristol West common stock entitled to vote on the proposal. For the proposal to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or shares voting on the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you ABSTAIN, it will have the same effect as if you vote AGAINST the proposal to adopt the merger agreement. In addition, if your shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not be entitled to vote your shares in the absence of specific instructions. These non-voted shares, or “broker non-votes,” will be counted for purposes of determining a quorum, but will have the same effect as a vote AGAINST the proposal to adopt the merger agreement. Your broker, bank or nominee will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker, bank or nominee.

The adjournment proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Bristol West common stock present or represented by proxy at the special meeting and entitled to vote on the proposal. For the adjournment proposal, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes will count for the purpose of determining whether a quorum is present, but abstentions and broker non-votes will not count as shares present and entitled to vote on the proposal to adjourn the meeting. As a result, abstentions and broker non-votes will have no effect on the vote on the adjournment proposal, which requires the vote of the holders of a majority of the shares of Bristol West common stock present or represented by proxy at the meeting and entitled to vote on the matter.

The KKR Stockholders beneficially owned in the aggregate approximately [            ]% of the outstanding shares of Bristol West common stock as of the record date. They have agreed to vote all of their respective shares in favor of the proposal to adopt the merger agreement (except if there is a change in recommendation by the Bristol West board of directors to vote in favor of that proposal, in which case they will vote half of their respective shares in favor of the proposal to adopt the merger agreement). As of [            ], 2007, the record date, the directors and executive officers of Bristol West held and are entitled to vote, in the aggregate (excluding shares beneficially owned by the KKR Stockholders that two directors are also deemed to beneficially own), [            ] shares of Bristol West common stock, representing approximately [    ]% of the outstanding shares of Bristol West common stock. Each of our directors and executive officers has informed Bristol West that he or she currently intends to vote all of his or her shares of Bristol West common stock FOR the proposal to adopt the merger agreement and FOR the adjournment proposal. If the KKR Stockholders and our directors and executive officers vote all of their respective shares in favor of the proposal to adopt the merger agreement, [            ]% of the outstanding shares of Bristol West common stock will have voted for the proposal to adopt the merger agreement. This means that additional holders of approximately [            ]% of all shares entitled to vote at the special meeting would need to vote for the proposal to adopt the merger agreement in order for it to be adopted.

Voting and Revocation of Proxies

Stockholders of record may submit proxies by mail. Stockholders who wish to submit a proxy by mail should mark, date, sign and return the proxy card in the envelope furnished. If you hold your shares in your name as a stockholder of record, you may vote by telephone or electronically through the Internet by following the instructions included with your proxy card. Stockholders who hold shares beneficially through a nominee (such as a bank or broker) may be able to submit a proxy by mail, or by telephone or the Internet if those services are offered by the nominee.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. Where a specification is indicated by the proxy, it will be voted in accordance with the specification. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the adjournment proposal, and in accordance with the recommendations of our board of directors on any other matter that may properly come before the special meeting and any adjournment or postponement thereof.

You have the right to revoke your proxy at any time before the vote taken at the special meeting:

•	if you hold your shares in your name as a stockholder of record, by notifying Bristol West’s Corporate Secretary, George G. O’Brien, at 5701 Stirling Road, Davie, Florida, 33314;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Please do not send in your stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration.

To Attend the Special Meeting

You do not need to make a reservation to attend the special meeting. However, please note that to be admitted to the meeting you will need to demonstrate that you are a Bristol West stockholder entitled to vote at the meeting or the holder of a valid proxy granted by a Bristol West stockholder entitled to vote at the meeting. If your shares are registered in your name, an admission card is attached to the enclosed proxy card. Bring the admission card with you to the special meeting. If your shares are held in the name of your broker, bank or other nominee, you will need to bring evidence of your ownership of the shares, such as your most recent account statement. If you do not have an admission card or proof that you own Bristol West common stock or hold a valid proxy, you may not be admitted to the meeting.

Rights of Stockholders Who Object to the Merger

Stockholders of Bristol West are entitled to appraisal rights under Delaware law in connection with the merger. This means that you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to Bristol West before the vote is taken on the merger agreement and you must not vote in favor of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Dissenters’ Rights of Appraisal” beginning on page [    ] and the text of the Delaware appraisal rights statute reproduced in its entirety as Appendix C.

Solicitation of Proxies

This proxy solicitation is being made and paid for by Bristol West on behalf of its board of directors. In addition, we have retained [    ] to assist in the solicitation. We will pay [    ] $[    ] plus out-of-pocket expenses for their assistance in the solicitation of proxies for the special meeting. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Bristol West common stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses. In addition, we will indemnify [    ] against any losses arising out of that firm’s proxy soliciting services on our behalf.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our by-laws, business transacted at the special meeting is limited to the purposes stated in the notice of the special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of Bristol West common stock represented by properly submitted proxies will be voted in accordance with the recommendations of our board of directors.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call [__], our proxy solicitor, at [__], or contact Bristol West in writing at our principal executive offices at 5701 Stirling Road, Davie, Florida, 33314, Attention: George G. O’Brien, Senior Vice President-Chief Legal Officer and Corporate Secretary, or by telephone at (954) 316-5200.

Availability of Documents

The reports, opinions, analyses or appraisals referenced in this proxy statement filed by Bristol West concurrently with this proxy statement will be made available for inspection and copying at the principal executive offices of Bristol West during its regular business hours by any interested holder of Bristol West common stock.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement, which is qualified in its entirety by the merger agreement. A copy of the merger agreement is attached to this proxy statement as Appendix A and is incorporated herein by reference. This summary may not contain all of the information that is important to you. Stockholders are urged to read the merger agreement in its entirety.

Structure of the Merger

At the effective time of the merger, Merger Sub will merge with and into Bristol West and the separate corporate existence of Merger Sub will cease. Bristol West will continue as the surviving corporation and will be a wholly owned indirect subsidiary of Parent.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger, which time is referred to as the effective time.

Certificate of Incorporation; Bylaws; and Directors and Officers of Bristol West and the Surviving Corporation

At the effective time of the merger:

•

the certificate of incorporation of Bristol West will be amended in its entirety to be the same as the certificate of incorporation of Merger Sub as in effect immediately prior to the effective time of the merger, except that the name of the surviving corporation shall be Bristol West Holdings, Inc. and the name of Merger Sub’s incorporator will be omitted;

•

the by-laws of Bristol West will be amended in their entirety to be the same as the bylaws of Merger Sub as in effect immediately prior to the effective time of the merger, except that references to Merger Sub’s name shall be replaced by references to Bristol West Holdings, Inc.;

•

the directors of Merger Sub immediately prior to the effective time of the merger will be the initial directors of the surviving corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal; and

•

the officers of Bristol West immediately prior to the effective time of the merger will remain the officers of the surviving corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal.

Merger Consideration

At the effective time of the merger, each share of Bristol West common stock issued and outstanding immediately before the effective time of the merger (other than shares owned by Parent, Merger Sub and their respective subsidiaries and affiliates or held in the treasury of Bristol West, which are referred to as excluded shares, or shares held by a holder who has validly demanded appraisal rights, which are referred to as dissenting shares), will be cancelled and converted automatically into the right to receive a cash payment of $22.50, which amount is referred to as the merger consideration, without interest and less any applicable withholding taxes. After the effective time of the merger, each holder of a certificate representing shares of Bristol West common stock (other than dissenting shares) will no longer have any rights with respect to the shares, except for the right to receive the merger consideration. At the effective time of the merger, excluded shares will be canceled and retired without any cash or other consideration and dissenting shares will be converted into the right to receive payment from the surviving corporation in accordance with Delaware law.

At the effective time of the merger, each share of capital stock of Merger Sub issued and outstanding immediately before the effective time of the merger will be converted into and become one fully paid and non-assessable share of common stock of the surviving corporation.

Treatment of Options, Restricted Stock and Phantom Shares

At, or immediately prior to, the effective time of the merger, each outstanding option and warrant to acquire Bristol West common stock (other than unvested, performance based options) granted under Bristol West’s equity-based compensation or stock option plans or otherwise, vested or unvested, will become fully vested and converted into a right to receive a cash payment in an amount equal to (1) the excess, if any, of $22.50 over the exercise price of Bristol West common stock subject to the option or warrant, multiplied by (2) the number of shares of Bristol West common stock subject to the option or warrant, without interest and net of any applicable withholding taxes; however, if the applicable exercise price per share of the option or warrant equals or exceeds $22.50 per share, then such option will be cancelled without payment of additional consideration. We expect that certain unvested, outstanding, performance based options to acquire Bristol West common stock will have no right to receive any merger consideration.

Additionally, each share of restricted stock that is subject to vesting or other lapse restrictions and has not otherwise been forfeited immediately prior to the effective time of the merger will vest and become free of such restrictions as of the effective time of the merger and the holder thereof will be entitled to receive $22.50 in cash with respect to each restricted share held by such holder, plus any declared and unpaid dividends, without interest and less any applicable holding taxes. Further, each phantom share that immediately prior to the effective time of the merger is included in a non-employee director’s deferred compensation account under Bristol West’s Non-Employee Directors’ Deferred Compensation and Stock Award Plan will entitle the holder to receive $22.50 in cash for each phantom share held by such holder, without interest and less any applicable holding taxes.

No additional shares of capital stock, securities convertible or exchangeable into shares of such capital stock or options or warrants to acquire shares of such capital stock will be required to be issued to any employee of the Company under any of the Company’s equity-based compensation or stock plans after the effective time of the merger. The effect of the merger upon certain other employee benefit plans is described below under “The Merger Agreement — Employee Benefit Matters” beginning on page [    ].

Payment for Shares

Prior to the effective time of the merger, Parent will appoint a bank or trust company reasonably acceptable to Bristol West to act as paying agent for the payment of the merger consideration, without interest and net of any applicable withholding taxes. The paying agent will pay such merger consideration, pursuant to the terms of the merger agreement, upon surrender of certificates representing shares of Bristol West common stock, or, for street name stock, upon delivery of book-entry account statements reflecting the ownership of such shares. The paying agent will pay such merger consideration automatically with respect to options, warrants, restricted stock, and phantom shares entitled to merger consideration by delivering payment to the beneficial owner at his or her address reflected in our records. See “Special Factors – Procedures for Receiving the Merger Consideration” beginning on page [__]. At the effective time of the merger, Parent will deposit with the paying agent cash sufficient to pay for the shares of Bristol West common stock (including restricted stock), the options, the warrants and the phantom shares converted into the right to receive cash, which is referred to as the exchange fund. The paying agent shall invest the exchange fund as directed by Parent; provided that such investments must meet certain minimum requirements. Any interest or income resulting from such investment shall become a part of the exchange fund, and any amounts in excess of the amount sufficient to pay the merger consideration will be returned to Bristol West. To the extent that the exchange fund falls below the level sufficient to pay the merger consideration, Parent will, or will cause Bristol West to, replace cash in the exchange fund to sufficient levels.

Promptly after the effective time of the merger, the surviving corporation will cause the paying agent to mail or deliver to each record holder of Bristol West common stock held in certificated form (other than certificated restricted shares and excluding any shares held by Parent, Bristol West and either of their subsidiaries) and each record holder of street name stock, in each case that is converted into the right to receive the merger consideration, a letter of transmittal containing instructions for such record holders to effect the exchange of their share(s) for the merger consideration. The record holder will be entitled to receive the merger consideration for the number of shares owned of record by them, without interest and less any applicable withholding taxes, only upon surrender to the paying agent of the holder’s share certificate(s), or, if such shares are street name stock, book-entry account statements reflecting the ownership of the shares, together with the letter of transmittal and other required documentation, duly executed and completed in accordance with the instructions. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

If payment of the merger consideration is to be made to a person other than the person in whose name a share certificate is registered, it will be a condition of payment that the share certificate so surrendered be properly endorsed, with signature guaranteed, or otherwise be in proper form for transfer, and the person requesting the consideration payment either pay the paying agent any transfer or other taxes required or establish to the satisfaction of the paying agent that the tax has been paid or is not applicable. Until properly surrendered and at any time after the effective time of the merger, each share certificate will be deemed to represent only the right to receive the merger consideration, without interest and net of any applicable withholding taxes. If any share certificate is lost, stolen or destroyed, the paying agent will pay the merger consideration for the number of shares represented by such certificate upon delivery by the person seeking payment of an affidavit claiming such share certificate is lost, stolen or destroyed, and, if required by the surviving corporation, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such share certificate. No interest will be paid or will accrue on any cash payable as merger consideration, except as results from the investments in the exchange fund and any such interest in excess of the amount that is needed to pay the merger consideration will be returned to Bristol West.

Any portion of the merger fund that remains undistributed to record holders of shares of Bristol West common stock (including restricted stock) or beneficial owners of options, warrants, or phantom shares for 180 days after the effective time of the merger, shall be delivered to the surviving corporation. Thereafter, holders of share certificates, record holders of street name stock, and beneficial owners of options, warrants, restricted stock, and phantom shares shall look only to the surviving corporation and only as general creditors thereof for payment of merger consideration to which they may be entitled, without interest and net of any applicable withholding taxes. None of Parent, the surviving corporation or the paying agent will be liable to any person in respect of any cash from the merger fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Transfer of Shares

After the effective time of the merger, there will be no further registration of transfers on the stock transfer books of the surviving corporation of shares of Bristol West common stock that were issued and outstanding immediately prior to the effective time of the merger.

If, after the effective time of the merger, any certificates representing shares of Bristol West common stock are presented to the surviving corporation for transfer, they will be canceled and exchanged for the appropriate merger consideration, without interest and net of any applicable withholding taxes. All cash paid upon the surrender for exchange of share certificates, in accordance with the terms of the merger agreement, will be deemed to have been paid in full satisfaction of all rights pertaining to the shares.

Representations and Warranties

The merger agreement contains various representations and warranties made by Bristol West to Parent and Merger Sub and by Parent and Merger Sub to Bristol West. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders or they were used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.

Representations and Warranties of Bristol West. In the merger agreement, Bristol West made representations and warranties to Parent and Merger Sub, subject to identified exceptions and qualifications, including those relating to:

•	the due organization, valid existence and good standing of Bristol West and its subsidiaries;

•	the requisite corporate power and authority of Bristol West to enter into, and perform its obligations under, the merger agreement;

•

the due qualification of Bristol West and its subsidiaries to do business as a foreign corporation or similar entity and the good standing to conduct business in each jurisdiction in which the business it is conducting or the operation, ownership or leasing of its properties or assets makes such qualification necessary;

•	the capital structure of Bristol West;

•	the valid issuance of outstanding Bristol West capital stock;

•	the percentage of equity interests held directly or indirectly by Bristol West’s subsidiaries and the valid issuance of capital stock of Bristol West’s subsidiaries;

•	the due execution and delivery of the merger agreement by Bristol West;

•	the validity and binding effect of the merger agreement on Bristol West;

•

the absence of any breach, default or violation of the organizational documents of Bristol West and its significant subsidiaries as a result of the merger agreement and the consummation of the transactions;

•

the absence of any breach, default or violation of any material agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation, referred to as material contracts, of Bristol West or its subsidiaries as a result of the merger agreement and the consummation of the transactions;

•

other than certain specified approvals, the absence of the necessity to obtain consents or approvals from government entities in connection with the merger agreement or the consummation of the transactions;

•	the accuracy and truthfulness, as of their respective filing dates, of the reports and other documents filed by Bristol West with the SEC since January 1, 2004;

•	the establishment and maintenance by Bristol West’s management of disclosure controls and procedures required by rules promulgated under the Exchange Act;

•	the accuracy and truthfulness of the information supplied by Bristol West for inclusion or incorporation in this proxy statement and other documents that Bristol West is required to file with the SEC;

•	the compliance by Bristol West and its subsidiaries with applicable laws;

•	the compliance by Bristol West and its subsidiaries with notices, reports and other filings with governmental entities;

•	the absence of any litigation and investigations pending or, to Bristol West’s knowledge, threatened against Bristol West or any of its subsidiaries;

•	the payment of and compliance with laws related to the payment of taxes by Bristol West and its subsidiaries, and other tax matters;

•

the administration and compliance of the employee benefit plans of Bristol West under the Employee Retirement Income Security Act of 1974, which is referred to as ERISA, the Code, and other applicable laws, rules and regulations;

•	the effect of the merger on the employee benefit plans of Bristol West;

•	the absence of certain changes in the respective business of Bristol West and its subsidiaries since December 31, 2005;

•	the absence of undisclosed liabilities of Bristol West or its subsidiaries;

•	the receipt by Bristol West’s board of directors of an opinion from their financial advisor;

•	the compliance of Bristol West and its subsidiaries with environmental laws and permits, and other environmental matters;

•	the vote required to adopt the merger agreement and to consummate the merger;

•	the recommendation by Bristol West’s board of directors that Bristol West’s stockholders adopt the merger agreement;

•	the ownership, license and lawful use of intellectual property used by Bristol West and its subsidiaries, and other intellectual property matters;

•	the real property leased by Bristol West and its subsidiaries and other real estate matters;

•	the representation of employees of Bristol West and its subsidiaries by labor unions and other labor matters;

•	the disclosure of certain contracts and obligations of Bristol West, and its subsidiaries, and the absence of certain defaults thereunder or notifications of termination thereof;

•	the absence of certain affiliated contracts and affiliated transactions;

•	the operation of the insurance business, third party producers, insurance regulatory filings, reinsurance and retrocession treaties, reserves, alternate reports, sales materials and outsourcing;

•	certain insurance matters as they relate to the company and its subsidiaries;

•	material contracts;

•	relations with governments;

•	proxy statements and other SEC filings; and

•	the inapplicability of state anti-takeover statutes or regulations to the merger (other than Section 203 of the General Corporation Law of the State of Delaware).

Material Adverse Effect. Some of the representations and warranties referred to above are qualified by a material adverse effect standard. As used in the merger agreement, a material adverse effect with respect to Bristol West means a material adverse effect on the financial condition, business, assets, liabilities, properties or results of operations of Bristol West and its subsidiaries taken as a whole or that would prevent or materially impair or materially delay the ability of Bristol West to perform its obligations under the merger agreement or to consummate the transactions contemplated under the merger agreement (or, in certain instances, would reasonably be expected to have such an effect), other than, any such effect resulting from (1) changes in the economy or financial markets generally in the United States or other countries in which Bristol West or any of its subsidiaries conduct operations or that are the result of acts of war or terrorism, (2) any loss or threatened loss of business from any agents, brokers or customers of Bristol West or any of its subsidiaries directly caused by the announcement or the pendency of the transactions contemplated by the merger agreement, (3) changes in laws or in United States generally accepted accounting principles, or GAAP, or interpretation thereof after the date of the merger agreement, (4) any failure by Bristol West to meet any estimates of revenues or earnings for any period ending on or after the date of the merger agreement, (5) a decline in the price or trading volume of Bristol West common stock on the New York Stock Exchange or (6) any occurrence or condition affecting the property and casualty insurance or reinsurance industry generally, including any change or proposed change in insurance laws or regulations in any jurisdiction, unless in the case of clauses (1) and (6) above, such effects have a disproportionate impact on Bristol West and its subsidiaries, taken as a whole, relative to other industry participants.

Representations and Warranties of Parent and Merger Sub The merger agreement also contains various representations and warranties made by Parent and Merger Sub to Bristol West, subject to identified exceptions and qualifications, including those relating to:

•	the due organization, valid existence and good standing of Parent and Merger Sub;

•	the requisite corporate power and authority of Parent and Merger Sub to enter into, and perform its obligations under, the merger agreement and to consummate the merger;

•	the due execution and delivery of the merger agreement by Parent and Merger Sub;

•	the validity and binding effect of the merger agreement on Parent and Merger Sub;

•	the absence of any breach, default or violation of the organizational documents of Parent or Merger Sub as a result of the merger agreement and the consummation of the transactions;

•	the absence of any breach, default or violation of any contract of Parent or Merger Sub or any of their subsidiaries as a result of the merger agreement and the consummation of the transactions;

•	the absence of the necessity to obtain consents or approvals from government entities in connection with the merger agreement or the consummation of the merger;

•	the accuracy and truthfulness of the information supplied by Parent and Merger Sub for inclusion or incorporation into this proxy statement;

•	the absence of any litigation pending or, to the knowledge of Parent, threatened against Parent or Merger Sub;

•	the capital structure of Merger Sub;

•

the absence of any direct or indirect, beneficial or of record, ownership of Bristol West common stock, and any rights to acquire shares of Bristol West’s common stock by Parent, Merger Sub or their respective affiliates; and

•	the existence of sufficient funds by Parent and Merger Sub in connection with and for the purpose of consummating the transactions and paying all of their related fees and expenses.

Material Adverse Effect. Some of the representations and warranties referred to above are qualified by a material adverse effect standard. As used in the merger agreement, a material adverse effect with respect to Parent or Merger Sub means a prevention, material delay or material impairment of the ability of Parent or Merger Sub to perform its respective obligations under the merger agreement or to consummate the transactions contemplated under the merger agreement.

Covenants Relating to Conduct of Business Pending the Merger

Covenants of Bristol West. From the date of the merger agreement to the effective time of the merger, unless consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed), subject to identified exceptions, Bristol West and each of its subsidiaries shall:

•	carry on their respective business in the ordinary course consistent with past practice; and

•

use reasonable best efforts to preserve intact its business organization and maintain existing relations and goodwill with governmental entities, customers, agents, employees and persons with whom Bristol West or its subsidiaries have business relationships.

From the date of the merger agreement to the effective time of the merger, and unless otherwise consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed), subject to identified exceptions in this section and other sections of the merger agreement, including, without limitation, the requirements of applicable law and the provisions relating to alternative acquisition proposals, Bristol West and each of its subsidiaries shall not:

•	adopt or propose any change in its certificate of incorporation or bylaws or other applicable governing instruments;

•

merge or consolidate Bristol West or any of its subsidiaries with any other person, except for any such transactions among wholly owned subsidiaries of Bristol West, or restructure, reorganize or completely or partially liquidate;

•	make any material acquisition, by purchase, merger, consolidation, other business combination or otherwise, of stock or assets from any person (other than a wholly owned subsidiary of Bristol West);

•

issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of Bristol West or any of its subsidiaries or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

•	make any loans, advances or capital contributions to or investments in excess of $250,000 in the aggregate (other than Bristol West and any wholly owned subsidiary of Bristol West);

•

declare, set aside, make or pay dividends on or make other distributions in respect of its capital stock (other than the Company’s regular quarterly cash dividends in respect of Bristol West common stock not to exceed $0.08 per share) or enter into any agreement with respect to the voting of its capital stock or otherwise make payments to its stockholders in their capacity as such;

•	reclassify, split, combine, subdivide, redeem, purchase or amend the terms of any capital stock or other equity interests;

•	incur, assume or prepay any indebtedness;

•	make or authorize any capital expenditure in excess of $1 million in the aggregate;

•	make any material changes to actuarial, marketing, underwriting, claims management, pricing, reserving, reinsurance, investment or accounting policies or procedures;

•	waive, release, assign, settle or compromise any pending litigation or other proceedings for an amount in excess of $500,000;

•	change or make any material tax election, settle or compromise any material tax liability or change any material method of accounting with respect to taxes;

•

transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or otherwise dispose of any assets, securities, product lines or businesses of Bristol West or its subsidiaries;

•

grant to any director, certain elected officers or other employees any severance payments, any increase in compensation or any new equity awards, other than with respect to such other employees in the ordinary course of business;

•	establish, adopt, terminate or materially amend any benefit plan;

•	enter into, amend, waive or terminate any transactions with affiliates;

•	enter into, renew, extend, amend or terminate any material contract (other than producer agreements in the ordinary course of business);

•

take any action that would reasonably be expected to result in a reduction of any financial ratings of Bristol West, including the insurer financial strength ratings of Bristol West and its insurance subsidiaries; or

•	agree, authorize or commit to take any of the actions prohibited by the negative covenant provisions of the merger agreement.

Unless otherwise provided, none of the covenants in the merger agreement or in any certificate or other instrument delivered pursuant to the merger agreement will survive after the effective time of the merger.

Access to Information; Confidentiality

From the date of the merger agreement to the effective time of the merger, or the earlier termination of the merger agreement, Bristol West and its subsidiaries will give the employees, investment bankers, attorneys, accountants and other advisors or representatives of Parent and Merger Sub, during normal business hours, reasonable access to all of their employees, properties, books, contracts, tax returns and records. In addition, Bristol West will provide to Parent all information concerning its business, properties and personnel as reasonably requested. Parent and Merger Sub will conduct such investigation or consultation in a manner as to not unreasonably interfere with the business or operations of Bristol West or its subsidiaries or otherwise result in any unreasonable interference with the prompt and timely discharge by such employees of their normal duties. Neither Bristol West nor any of its subsidiaries will be required to provide access to or disclose information where such access or disclosure would jeopardize any trade secrets of third parties or violate any confidentiality agreement or contravene any law or binding agreement entered into prior to the date of the merger agreement. All information so furnished will be subject to the confidentiality agreement entered into between Parent and Bristol West on June 30, 2006.

From the date of the merger agreement to the effective time of the merger, each of Bristol West and its subsidiaries will make available to Parent and Merger Sub a copy of each report, schedule, registration statement and other document filed by it with the SEC or received by it from the SEC during such period and such other information concerning its business, properties and personnel, as may be reasonably requested.

Solicitation of Alternate Transactions

From the date of the merger agreement until 11:59 p.m. (EST) on March 31, 2007, referred to as the go-shop period, Bristol West, its subsidiaries and their respective representatives have the right to:

•

initiate, solicit and encourage acquisition proposals, including by way of providing access to non-public information pursuant to confidentiality agreements that are no less favorable to Bristol West in the aggregate than those contained in the confidentiality agreement with Parent, provided that Bristol West also provides Parent with any material non-public information concerning Bristol West or its subsidiaries provided to such person and not previously delivered to Parent; and

•

enter into and maintain discussions or negotiations with respect to any such acquisition proposals or otherwise cooperate with or assist or participate in or facilitate such inquires, proposals, discussions or negotiations.

As used in the merger agreement, an “acquisition proposal” means: (i) any proposal or offer from any person or group of persons relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction or (ii) any other direct or indirect acquisition, in the case of clause (i) or (ii), involving 15% or more of the total voting power of any class of equity securities of Bristol West, or 15% or more of the consolidated total assets (including equity securities of its subsidiaries), net revenues or net income of Bristol West, in each case other than the transactions contemplated by the merger agreement.

Except as described below, during the period beginning at 11:59 p.m. (EST) on March 31, 2007 until the effective time of the merger or, if earlier, the termination of the merger agreement in accordance with its terms, none of Bristol West, its subsidiaries nor any of their representatives will, directly or indirectly:

•

initiate, solicit or knowingly encourage (including by way of providing non-public information) or facilitate any inquires or the making of any proposal or offer that constitutes or may reasonably be expected to lead to an acquisition proposal, or

•	participate or engage in any discussions or negotiations regarding, or provide any non-public information or data to any person relating to, Bristol West or its subsidiaries.

In addition, subject to certain terms and except as may relate to excluded parties, beginning at 11:59 p.m. (EST) on March 31, 2007, Bristol West shall immediately cease and cause to be terminated any existing solicitation, encouragement, discussion or negotiation with any persons conducted by Bristol West, its subsidiaries or any representatives with respect to any acquisition proposal. Under the merger agreement, an “excluded party” is a person who submits prior to 11:59 p.m. (EST) on March 31, 2007, an acquisition proposal that meets the requirements for permitted discussions and negotiations.

As used in the merger agreement, a “superior proposal” means an unsolicited bona fide acquisition proposal involving more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of Bristol West that Bristol West’s board of directors had determined in its good faith judgment is reasonably capable of being consummated, taking into account all legal, financial, regulatory, timing or other aspects of such proposal and the person making the proposal, and would, if consummated, result in a transaction that is more favorable to Bristol West stockholders than the transaction contemplated by the merger agreement.

Notwithstanding the aforementioned restrictions, at any time after the date of the merger agreement and prior to approval of a proposal to adopt the merger agreement by the affirmative vote of the holders of a majority of all outstanding shares of Bristol West common stock entitled to vote on that proposal, with respect to any excluded party and with respect to any other third party making an acquisition proposal that meets all three of the following requirements, Bristol West may furnish information with respect to Bristol West and its subsidiaries and participate in discussions or negotiations with that third party with respect to that acquisition proposal:

(1) Bristol West receives a written acquisition proposal from a third party that the Bristol West board of directors believes in good faith to be bona fide; and

(2) the Bristol West board of directors determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such acquisition proposal constitutes or could reasonably be expected to result in a superior proposal; and

(3) after consultation with its outside legal counsel, the Bristol West board of directors determines in good faith that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable laws.

In such instances, Bristol West (a) will not and will not allow its subsidiaries or its or their representatives to disclose any non-public information to such person without first entering into a confidentiality agreement meeting specified requirements and (b) will promptly provide to Parent any non-public information concerning Bristol West or its subsidiaries provided to such other person which was not previously provided to Parent. The restriction and notice requirement in the previous sentence, however, will not apply to actions by Bristol West with respect to any excluded party.

Subject to the terms of the merger agreement, neither the Bristol West board of directors nor any committee thereof will:

(A)	withhold, withdraw, qualify or modify, or publicly propose to withhold, withdraw, qualify or modify, in a manner adverse to Parent and Merger Sub, the board of directors’ recommendation that the Bristol West stockholders adopt the merger agreement,

(B)	recommend, adopt or approve, or publicly propose to recommend, adopt or approve, any alternative acquisition proposal, or

(C)	cause or permit Bristol West to enter into a letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, options agreement, joint venture agreement, partnership agreement or other similar agreement (other than an acceptable confidentiality agreement) relating to any acquisition proposal.

Notwithstanding the three limitations described immediately above, the Bristol West board of directors may do the following prior to the approval of a proposal to adopt the merger agreement by the affirmative vote of the holders of a majority of all outstanding shares of Bristol West common stock entitled to vote on that proposal:

•

take the actions described immediately above in clause (A) if the board determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable laws, or

•

take the actions described immediately above in clause (B) if the board, having complied with all three of the requirements described above regarding disclosures to and negotiations with third parties other than excluded parties if the board (1) determines in good faith, after consultation with outside counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable laws and (2) determines in good faith, after consultation with its financial advisor and outside legal counsel, that such an acquisition proposal is a superior proposal.

Subject to the foregoing, (a) before taking any of the actions described immediately above in clause (A) at any time, and (b) after taking any of the actions described immediately above in clause (B) at any time after 12:01 a.m. on April 1, 2007, in each case, the following must occur:

(1)	Bristol West must provide to Parent prompt written notice of the following:

(a) its board of director’s decision to take such actions and the reason for taking such action, and

(b) if the decision relates to an acquisition proposal, the material terms and conditions of the acquisition proposal (including the identity of the party making the acquisition proposal), and, if available, a copy of the proposed transaction documents with the party making the acquisition proposal and other material documents, and

(2)	Bristol West must give Parent at least five business days after delivery of any such notice to propose revisions to the terms of the merger agreement (or make another proposal) and will also negotiate in good faith with Parent with respect to such proposed revisions or new proposal, and

(3)	Bristol West’s board of directors must have determined in good faith, after considering the results of such negotiations and giving effect to the proposals made by Parent, if any, and after receiving the advice of outside legal counsel that failure to take any such actions would be inconsistent with the directors’ fiduciary duties under applicable laws and, if such actions relate to an acquisition proposal, that such acquisition proposal is a superior proposal.

Under certain of such circumstances, Bristol West shall have the right to terminate the merger agreement. See “The Merger Agreement - Termination” below.

Bristol West has also agreed to keep Parent generally informed on a current basis of the receipt of, the status of, and material developments respecting certain requests for non-public information, any inquiries or requests for discussions or negotiations, and any acquisition proposals or indications by a third party that it is considering making an acquisition proposal. Bristol West also is required to notify Parent of the identity of all excluded parties and provide Parent a written summary of the material terms and conditions of each such acquisition proposal received from an excluded party.

Fees and Expenses; Termination Fee

Subject to certain exceptions, each party shall pay all fees and expenses incurred by it in connection with the merger agreement, the transactions contemplated thereby and all printing and mailing costs and SEC filing fees in connection with this proxy statement.

Termination Fee Payable by Bristol West to Parent. Under certain circumstances specified in the merger agreement and summarized below, in the event that the merger agreement is terminated, Bristol West may be required to pay a termination fee to Parent.

The termination fee is payable by Bristol West if the merger agreement is terminated by:

•	Bristol West in order to enter into an alternative acquisition agreement with respect to a superior proposal pursuant to the solicitation provisions described above; or

•	Parent because

•	the Bristol West board of directors (or one of its committees):

•	approves or recommends an alternative acquisition proposal;

•	changes its recommendation that Bristol West’s stockholders adopt the merger agreement (or modifies it in a manner adverse to Parent and Merger Sub);

•	resolves to do any of the foregoing; or

•	Bristol West materially breaches its obligations under the merger agreement regarding any of the following (and such breach is not cured within the time period allowed):

•	(a) treatment of alternative acquisition proposals,

•	(b) convening and holding the special meeting, or

•

(c) including in this proxy statement its boards of directors’ recommendation that the Bristol West stockholders vote in favor of the proposal to adopt the merger agreement, unless the Bristol West board of directors has withdrawn, modified or amended the recommendation as permitted by the merger agreement, or

•	(d) preparing, filing and responding to SEC comments regarding the proxy statement.

The termination fee is also payable by Bristol West if:

•	The merger agreement is terminated:

•	by either party because Bristol West’s stockholders fail to approve the merger; or

•	by Parent because Bristol West materially breaches the merger agreement (as described below in “The Merger Agreement —Termination”); or

•	by either party because the merger shall not have been consummated by December 1, 2007; and, in each case,

•	prior to the event giving rise to the termination, either of the following shall occur:

•

an acquisition proposal has been made known to or proposed to Bristol West or otherwise publicly announced or disclosed and not publicly withdrawn without qualification at least 10 days prior to the special meeting or any adjournment or postponement thereof, or

•

Bristol West’s board of directors or any committee thereof shall withhold, withdraw, qualify or modify, in a manner adverse to Parent and Merger Sub, the board of directors’ recommendation that the Bristol West stockholders adopt the merger agreement (or has resolved or publicly announced its intention to do so); and

•

within 12 months after the termination, Bristol West enters into a definitive acquisition agreement with respect to, or consummates, any acquisition proposal involving 50% or more of the total voting power of any class of equity securities of Bristol West, or 50% or more of the consolidated total assets (including equity securities of its subsidiaries), net revenues or net income of Bristol West.

The amount of the termination fee payable by Bristol West would have been $14 million if the merger agreement were to have been terminated as follows:

(1)	by Bristol West in order to enter into a definitive alternative acquisition agreement with respect to a superior proposal from an excluded party, or

(2)	by Parent in any instance where the termination fee would have been payable by Bristol West and Bristol West had entered into a definitive alternative acquisition agreement with respect to a superior proposal from an excluded party.

However, no third party qualified as an excluded party by submitting, prior to 11:59 p.m. (EST) on March 31, 2007, an acquisition proposal that met the requirements for permitted discussions and negotiations. Accordingly, the circumstances under which the termination fee would have been $14 million are not applicable. In any other instance where the termination fee would otherwise be payable by Bristol West, the termination fee would be $21 million.

Certain Parent Expenses Payable by Bristol West. Bristol West is obligated to pay the actual and reasonably documented out-of-pocket fees and expenses of Parent incurred in connection with the contemplated merger (up to a maximum of $4 million) if no termination fee is otherwise payable at such time because Bristol West has not entered into an alternative acquisition agreement (provided that, if Bristol West must later pay a termination fee, the amount of the termination fee would be reduced by the amount of such expenses that Bristol West previously paid) and both of the following shall have occurred:

(1)	the merger agreement is terminated (or could have been terminated) by Parent for one of the following reasons:

(A)	Bristol West’s stockholders fail to adopt the merger agreement at the special meeting or any adjournment or postponement thereof, or

(B)	the merger shall not have been consummated by December 1, 2007, or

(C)	either (1) any representation or warranty of Bristol West in the merger agreement fails to be true or correct or (2) Bristol West breaches or fails to comply with any of its obligations under the merger agreement, such that, in either case, the applicable closing conditions in the merger agreement would not be satisfied and such failure or breach is either not curable or is not cured after notice and during a specified cure period; and

(2)	either of the following shall occur:

(A)	an acquisition proposal shall have been made known to or proposed to Bristol West or otherwise publicly announced or disclosed and not publicly withdrawn without qualification at least 10 days before the special meeting or any adjournment or postponement thereof, or

(B)	Bristol West’s board of directors or any committee thereof shall withhold, withdraw, qualify or modify, in a manner that is adverse to Parent and Merger Sub, the board of directors’ recommendation that the Bristol West stockholders adopt the merger agreement (or has resolved or publicly announced its intention to do so).

Brokers or Finders

No broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or commissions in connection with any of the transactions contemplated by the merger agreement based upon arrangements made by or on behalf of Bristol West, Parent or Merger Sub except for fees and expenses paid by Bristol West to its financial advisor, JPMorgan.

Directors’ and Officers’ Indemnification and Insurance

From and after the effective time of the merger, the surviving corporation will indemnify and hold harmless, and to advance expenses as incurred by (subject to an undertaking by the person to whom expenses are advanced to repay such advances if it is ultimately determined that such person is not entitled to indemnification), to the fullest extent permitted under applicable laws, each present and former director and officer of Bristol West and its subsidiaries against any costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such person’s service as a director or officer of Bristol West or its subsidiaries or services performed by such person at the request of Bristol West or its subsidiaries at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time, including the transactions contemplated by the merger agreement.

For a period of six years after the effective time of the merger, the certificate of incorporation and by-laws of the surviving corporation will contain provisions with respect to the elimination of liability for present and former directors of Bristol West and its subsidiaries and with respect to indemnification of present and former directors and officers of Bristol West and its subsidiaries and advancement of expenses that are no less advantageous to the beneficiaries in the aggregate than as presently set forth in the certificate of incorporation and by-laws of Bristol West and its subsidiaries or under any applicable contracts or laws. The surviving corporation or Parent shall either (1) obtain and maintain “tail” insurance policies with a claims period of at least six years from the effective time of the merger with respect to officers’ and directors’ liability insurance and fiduciary liability insurance for acts and omissions occurring at or prior to the effective time of the merger and covering those persons who are currently covered by Bristol West’s existing insurance policies, or (2) maintain such directors’ and officers’ insurance for a period of six years after the effective time of the merger in each case in amount and scope and on other terms no less advantageous to such covered parties than Bristol West’s existing insurance coverage. However, the surviving corporation is not required to pay an annual premium in excess of 250% of Bristol West’s current annual premium.

If the surviving corporation or any of its successors or assigns: (1) consolidates with or merges into any other corporation or entity and is not the continuing or surviving entity or (2) transfers all or substantially all of its properties and assets to any individual, corporation or entity, the surviving or transferee entity shall assume the indemnification and insurance obligations discussed above.

The merger agreement provides that the indemnification and directors’ and officers insurance obligations in the merger agreement will survive the consummation of the merger and will continue for the periods specified in the merger agreement. Each present and former director and officer of Bristol West and its subsidiaries may enforce such obligations in the merger agreement, and the indemnification provided for in the merger agreement shall not be deemed exclusive of any other rights to which such persons are entitled. Parent shall, and shall cause the surviving corporation to, honor and perform under all indemnification agreements entered into by Bristol West or any of its subsidiaries.

Publicity

Subject to certain identified exceptions, the Company and Parent have agreed to consult with each other before issuing any press release or other public announcement pertaining to the merger and the other transactions contemplated by the merger agreement, except as may be required by law or any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any government entity.

Consents and Approvals; State Takeover Laws

Parent, Merger Sub and Bristol West have agreed to cooperate with one another and use their reasonable best efforts to take or cause to be taken all actions to effect all necessary notices, reports and other filings to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary in order to consummate the merger and any of the transactions contemplated under the merger agreement. Further, each of the parties have agreed to promptly file with the Federal Trade Commission, referred to as the FTC, and the Antitrust Division of the Department of Justice, referred to as the DOJ, any notification required to be filed by it or its ultimate parent company under the HSR Act with respect to the transactions contemplated by the merger agreement and to respond on a timely basis to any requests for additional information. Parent, Merger Sub and Bristol West will cooperate with each other in making of all such filings or responses in connection with the merger. On March 15, 2007, Bristol West, Parent and Merger Sub made the required filings under the HSR Act with the FTC and the DOJ. The applicable HSR Act waiting period terminated on March 23, 2007.

Each of Parent, Merger Sub and Bristol West has agreed to use its reasonable efforts to resolve any objections or suits threatened or instituted by the FTC, the DOJ or any other applicable governmental entity or any private party challenging any of the transactions contemplated by the merger agreement as violative of any law or which would otherwise prevent, materially impede or materially delay the consummation of the merger or the other transactions contemplated by the merger agreement. Bristol West and its board of directors have agreed to use their reasonable best efforts to consummate the merger as promptly as practicable on the terms contemplated by the merger agreement and to eliminate or minimize the effect of any Delaware anti-takeover statute or regulation on the merger.

Notification of Certain Matters

Until the earlier of the effective time of the merger or the termination of the merger agreement, Bristol West, Parent and Merger Sub will give notice to each other of: (a) any written notice or other written communication, from any person alleging that a consent of such person is or may be required in connection with the transactions contemplated by the merger agreement, (b) notice or communication from any governmental entity in connection with the transactions contemplated by the merger agreement, or (c) the commencement of any Bristol West litigation or any other action, suit, arbitration, mediation, appraisal, investigation, inquiry or proceeding against Bristol West or any other investigation or proceeding which relates to the consummation of the transactions contemplated by the merger agreement.

Employee Benefit Matters

Until the December 31 following the effective time of the merger, the surviving corporation will, with respect to each employee of Bristol West and its subsidiaries who continues to be employed by the surviving corporation and its subsidiaries, referred to as a continuing employee, maintain the base salary and incentive bonus opportunity (including annual and quarterly bonus opportunities) of each such employee and maintain pension, health and welfare benefits and severance policies that, in the aggregate, are no less favorable than such benefits and policies under Bristol West’s benefit plans in effect prior to the effective time of the merger. However, the merger agreement does not prevent the surviving corporation or any of its subsidiaries from making any change in the ordinary course of business or as otherwise may be required by law. To the extent not paid prior to the effective time of the merger for fiscal year 2007, the surviving corporation will pay such continuing employees their bonuses, if any, in accordance with Bristol West’s Executive Officer Incentive Plan and Management Incentive Plan.

To the extent permitted under applicable laws, each employee of Bristol West or its subsidiaries shall be given credit for all service with Bristol West or its subsidiaries under all employee benefit plans maintained by the surviving corporation and its subsidiaries in which they participate or in which they become participants for purposes of eligibility and vesting, but excluding benefit accrual. Any continuing employee terminated prior to the December 31 following the effective time of the merger will receive severance benefits no less favorable than those benefits the employee would have received under Bristol West’s employee benefit plans in effect prior to the effective time of the merger.

Stockholder Litigation

Bristol West shall give Parent the opportunity to participate in the defense and settlement of any stockholder litigation brought or threatened against Bristol West and/or its directors relating to the merger agreement and the transactions contemplated by the merger agreement, and no such settlement shall be agreed to without Parent’s prior written consent, which shall not be unreasonably withheld.

Conditions to Completing the Merger

Conditions to Each Party’s Obligation. The obligations of Bristol West, Parent and Merger Sub to effect the merger are subject to the satisfaction or waiver (where permitted by law) by each such party prior to the effective time of the merger of the following conditions:

•

the merger agreement must have been adopted at a special meeting of stockholders by the affirmative vote of the holders of a majority of the outstanding shares of Bristol West common stock entitled to vote on the proposal;

•	any applicable waiting periods under the HSR Act shall have expired or been terminated;

•

all required insurance antitrust and regulatory approvals required from California, Florida, Ohio and Michigan Insurance Departments shall be in full force and effect without any conditions that would individually or in the aggregate have or reasonably be expected to have a material adverse effect on Parent and its subsidiaries taken as a whole or certain affiliates of Parent taken as a whole; and

•

no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction of other law, rule, legal restraint or prohibition shall be in effect preventing the consummation of the merger.

Conditions to the Obligation of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the merger is subject to the following conditions, any or all of which may be waived by Parent and Merger Sub on or prior to the effective time of the merger, to the extent permitted by law:

•

certain specified representations and warranties of Bristol West shall be true and correct in all material respects as of the closing date of the merger as though made on and as of such date, and all other representations and warranties of Bristol West shall be true and correct (provided that any representation or warranty of Bristol West contained in the merger agreement that is subject to a materiality, material adverse effect or similar qualification shall not be so qualified for purposes of the above) as of the closing date of the merger as though made on and as of such date, except where any failure to be so true and correct (without giving effect to any qualifiers in such representations and warranties) would not reasonably be expected to have a material adverse effect. Bristol West will provide an officers’ certificate to Parent and Merger Sub to the effect set forth above;

•

Bristol West shall have performed in all material respects the obligations required to be performed by it under the merger agreement on or prior to the closing date of the merger, and Bristol West shall provide Parent and Merger Sub an officers’ certificate to the effect set forth above; and

•

there shall not have occurred after the date of the merger agreement certain material adverse effects with respect to Bristol West or any event, circumstance, development, change or effect that would, individually or in the aggregate, reasonably be expected to have any such a material adverse effect with respect to Bristol West.

Conditions to the Obligation of Bristol West. The obligation of Bristol West to complete the merger is subject to the following conditions, any or all of which may be waived by Bristol West on or prior to the effective time of the merger, to the extent permitted by law:

•

each of the representations and warranties of Parent and Merger Sub shall be true and correct (provided that any representation or warranty of Parent and Merger Sub contained in the Merger Agreement that is subject to a materiality, material adverse effect or similar qualification shall not be so qualified for purposes of the above) as of the closing date of the merger as though made on and as of such date, except where any failure to be so true and correct (without giving effect to any qualifiers in such representations and warranties) would not reasonably be expected to have a material adverse effect. Parent and Merger Sub shall each provide Bristol West an officer’s certificate to the effect set forth above; and

•

Parent and Merger Sub shall have performed, in all material respects, the obligations required to be performed by them under the merger agreement on or prior to the closing date of the merger, and Parent and Merger Sub shall each provide Bristol West an officer’s certificate to the effect set forth above.

Termination

Under certain circumstances, Bristol West, Parent and/or Merger Sub may terminate the merger agreement and abandon the merger prior to the effective time of the merger, whether before or after obtaining the required stockholder approval. Circumstances under which the merger agreement can be terminated include the following:

•	by mutual written consent of Bristol West, Parent and Merger Sub;

•

by Parent or Bristol West, (unless it materially breached its obligations and that breach proximately contributed to the failure of a condition to the consummation of the merger) if any of the following shall occur:

(1)	any restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction or other law, rule, legal restraint or prohibition permanently restraining, enjoining or otherwise prohibiting the consummation of the merger shall become final and non-appealable, or

(2)	the special meeting is held (including any adjournment thereof) and Bristol West fails to obtain approval of the proposal to adopt the merger agreement from a majority of the holders of Bristol West’s outstanding common stock entitled to vote on the proposal, or

(3)	the effective time of the merger does not occur on or before December 1, 2007;

•	by Parent, if any of the following shall occur:

(1)	either (a) any representation or warranty of Bristol West in the merger agreement fails to be true or correct or (b) Bristol West breaches or fails to comply with any of its obligations under the merger agreement, such that, in either case, the applicable closing conditions in the merger agreement would not be satisfied and such failure or breach is either not curable or is not cured after notice and during a specified cure period (so long as Parent or Merger Sub is not in material breach of the merger agreement), or

(2)	Bristol West materially breaches its obligations under the merger agreement regarding (i) alternative acquisition proposals, (ii) the inclusion in this proxy statement, subject to specified exceptions, of a recommendation by the board of directors that the Bristol West stockholders vote in favor of the proposal to adopt the merger agreement at the special meeting, and (iii) giving notice of, convening and holding the special meeting, or

(3)	the Bristol West board of directors or any committee thereof withdraws or modifies (or publicly proposes to do the same), its recommendation that the Bristol West stockholders vote in favor of the proposal to adopt the merger agreement at the special meeting or approves any alternative acquisition proposal submitted by a third party to acquire Bristol West, or

(4)	the Bristol West board of directors (or any committee thereof with respect to clause (3) above) resolves to take any actions in clauses (2) or (3) above; or

•	by Bristol West, if any of the following shall occur:

(1)	either (a) any representation or warranty of Parent or Merger Sub fails to be true or correct or (b) Parent or Merger Sub breaches or fails to comply with its obligations under the merger agreement, such that, in either case, the applicable closing conditions in the merger agreement are not satisfied and, such failure or breach is either not curable or is not cured after notice and during a specified cure period (so long as Bristol West is not in material breach of the merger agreement), or

(2)	at any time prior to its obtaining the requisite stockholder approval of a proposal to adopt the merger agreement, in compliance with the terms specified on the merger agreement, the Bristol West board of directors approves and concurrently enters into a definitive alternative acquisition agreement containing an acquisition proposal submitted by a third party that constitutes a superior proposal under the terms of the merger agreement and Bristol West pays the termination fee required by the merger agreement, as described above under the heading “The Merger Agreement—Fees and Expenses; Termination Fee.”

Amendment

The merger agreement may be amended, modified or supplemented only by written agreement of Parent, Merger Sub and Bristol West at any time prior to the effective time of the merger. After the merger agreement is approved by Bristol West stockholders, no term or condition in the merger agreement will be amended or modified in any manner that by law requires further approval by Bristol West stockholders without first obtaining such further stockholder approval.

Waiver

At any time prior to the effective time of the merger, any party to the merger agreement may, to the extent legally allowed, waive compliance with any agreement or condition contained in the merger agreement. Any agreement by a party to any extension or waiver will be valid only if set forth in a written instrument signed by such party. No failure by any party in exercising any right under the merger agreement shall operate as a waiver of those rights.

Assignment

No party to the merger agreement may assign or otherwise transfer the merger agreement or any of its rights, interests or obligations under the merger agreement without the prior written consent of the other parties to the merger agreement. Any attempted assignment or transfer in violation of such requirement will be null and void.

THE VOTING AGREEMENT

Concurrently with the execution of the merger agreement, Bristol West, Parent, Merger Sub and Bristol West Associates LLC and Aurora Investments II LLC, each stockholders of the Company affiliated with Kohlberg Kravis Roberts & Co., referred to as KKR Stockholders, entered into a voting agreement. The KKR Stockholders beneficially owned approximately [            ]% of the outstanding Bristol West common stock as of the record date.

Pursuant to the voting agreement, and subject to the terms and conditions contained in the voting agreement, each KKR Stockholder has agreed, among other things, to vote all of its shares of Bristol West common stock in favor of the proposal to adopt the merger agreement, but also retains the right to vote 50% of its shares in favor of an alternative acquisition agreement if the Bristol West board of directors changes its recommendation to vote for that proposal in accordance with the terms of the merger agreement. Further, each KKR Stockholder has agreed, while the voting agreement if in effect, to vote against:

•	any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Bristol West or its subsidiaries; or

•	a sale, lease or transfer of a material amount of assets of Bristol West or its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of Bristol West or its subsidiaries; or

•

any other action involving Bristol West or its subsidiaries which has the effect of impeding, interfering with, delaying, postponing or impairing the ability of Bristol West to consummate the merger or the transactions contemplated by the merger agreement; or

•	any action or agreement that would reasonably be expected to result in any condition to the consummation of the merger set forth in the merger agreement not being fulfilled.

Under the terms of the voting agreement each of the KKR Stockholders has granted an irrevocable proxy and power of attorney to a designee of Parent to vote as described above with respect to the shares it holds unless the voting agreement is terminated as described below.

Each KKR Stockholder has agreed, while the voting agreement if in effect, and except as contemplated therein, not to:

•	sell, transfer, pledge, encumber, assign, tender, hypothecate or otherwise dispose of, enforce or permit the execution of the provisions of any redemption agreement with Bristol West; or

•

enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, transfer, pledge, encumbrance, assignment, tender, hypothecation or otherwise dispose of, any existing shares, or any shares acquired after March 1, 2007, the date of the voting agreement; or

•

grant any proxies or powers of attorney, deposit any shares in a voting trust or enter into a voting agreement with respect to any shares, or any interest in any of the foregoing, except to Farmers Group or BWH Acquisition Company; or

•

take any action that would make any representation of warranty of such stockholder contained therein untrue or incorrect or have the effect of impairing, preventing or disabling the stockholder from performing such stockholder’s obligations under the voting agreement.

Each KKR Stockholder irrevocably waives any rights of appraisal or rights to dissent from the merger that the stockholder may have.

The voting agreement provides that it will terminate and the proxy described above will expire upon the earliest of the:

•	effective date of the merger; or

•	the termination of the merger agreement in accordance with its terms.

OTHER IMPORTANT INFORMATION REGARDING BRISTOL WEST

Book Value Per Share

Our book value per share as of December 31, 2006 was $12.09, which is substantially below the $22.50 per share cash consideration to be paid in the merger.

Price Range of Common Stock

Bristol West common stock is quoted on the New York Stock Exchange under the symbol “BRW.” The following table sets forth for the periods indicated the high and low sale prices per share of Bristol West common stock as reported on the New York Stock Exchange, the principal market in which the common stock is traded.

	Price
For the quarter ended:	High	Low
March 31, 2006	$20.49	$17.72
June 30, 2006	19.35	14.75
September 30, 2006	16.04	13.68
December 31, 2006	16.70	13.53

For the quarter ended:	High	Low
March 31, 2005	$21.80	$14.91
June 30, 2005	18.49	14.76
September 30, 2005	19.64	15.80
December 31, 2005	19.75	17.12

For the quarter ended:	High	Low
March 31, 2004 (a)	$23.10	$19.70
June 30, 2004	21.95	17.75
September 30, 2004	18.62	16.05
December 31, 2004	20.55	15.22

(a)	Beginning with Bristol West’s initial public offering on February 12, 2004

On March 1, 2007, the last trading day prior to the public announcement of the execution of the merger agreement, the high and low sales prices of Bristol West common stock were $16.27 and $15.81 per share, respectively, and the closing price was $16.21 per share. On [    ], 2007, the most recent practicable date before the printing of this proxy statement, the high and low reported sales prices of Bristol West common stock were $[    ] and $[    ], respectively, and the closing price was $[    ] per share. You are urged to obtain a current market price quotation for Bristol West common stock.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of Bristol West common stock as of March 31, 2007 (unless otherwise noted), for:

•	each person who is known by us to own beneficially more than 5% of the outstanding shares of Bristol West common stock;

•	each of our current directors and executive officers;

•	all of our directors and executive officers as a group.

Unless otherwise indicated, the address of each person named in the table below is c/o Bristol West Holdings, Inc., 5701 Stirling Road, Davie, Florida 33314, and, to Bristol West’s knowledge, each beneficial owner named in the table has sole voting and sole investment power over the share indicated as owned by such person, subject to applicable community property laws. The percentage listed in the table is calculated based on 29,543,076 shares of Bristol West common stock outstanding on March 31, 2007. The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days.

As of March 31, 2007, there were 29,543,076 shares of Bristol West common stock outstanding held by approximately 1,111 holders of record.

Name of Beneficial Owner	Number of Shares	Percent of Class (1)
Bristol West Associates LLC (2)(3)
c/o Kohlberg Kravis Roberts & Co.
9 West 57th Street
New York, NY 10019	12,434,318	42.1%
Stadium Capital Management LLC (4)
2483 East Bayshore Road Ste 202
Palo Alto, CA 94303	3,945,800	13.4%
T. Rowe Price Associates, Inc. (5)
100 E. Pratt Street
Baltimore, MD 21202	2,568,350	8.7%
James R. Fisher	1,053,485	3.5%
R. Cary Blair	6,313	*
Jeffrey J. Dailey	436,457	1.5%
Richard T. Delaney	12,649	*
Allan W. Ditchfield	1,741
Todd A. Fisher (6)	12,434,318	42.1%
Perry Golkin (6)	12,434,318	42.1%
Mary R. Hennessy	4,313	*
Eileen Hilton	4,313	*
James N. Meehan	26,671	*
Arthur J. Rothkopf	4,313	*
Robert D. Sadler	122,849	*
Simon J. Noonan	172,366	*
James J. Sclafani, Jr.	127,720	*
All directors and executive officers as a group (24 persons)	15,290,698	48.6%

*	Represents beneficial ownership of less than 1%.
(1)	Beneficial ownership is determined in accordance with the SEC’s rules. In computing percentage ownership of each person, shares of common stock subject to options held by that person that are currently exercisable, or exercisable within 60 days of March 31, 2007, are deemed to be beneficially owned. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. The percentage of shares beneficially owned is based on 29,543,076 shares of common stock outstanding on March 31, 2007.
(2)

According to a Schedule 13G filed with the SEC on February 15, 2005, KKR 1996 GP, L.L.C. (which we refer to as “KKR 1996 GP”) is the general partner of KKR Associates 1996 L.P. (which we refer to as “KKR Associates 1996”), which is the general partner of KKR 1996 Fund L.P. (which we refer to as “KKR 1996 Fund”), which is the managing member of Bristol West Associates LLC (which we refer to as “BW Associates”). Further, according to this Schedule 13G, Messrs. Henry R. Kravis, George R. Roberts, Paul E. Raether, Michael W. Michelson, James H. Greene, Jr., Edward A. Gilhuly, Perry Golkin, Scott M. Stuart, Johannes P. Huth, Alex Navab and Todd A. Fisher, as members of KKR 1996 GP, may be deemed to share beneficial ownership of any shares beneficially owned by KKR 1996 GP, but disclaim such beneficial ownership. No amendment has been filed to this Schedule 13G. Accordingly, to our knowledge, as of December 31, 2006, each of BW Associates, KKR 1996 Fund, KKR Associates 1996, and KKR 1996 GP had shared voting and shared dispositive power for 12,257,368 shares of Bristol West common stock (approximately 41.5% of the outstanding Bristol West common stock)(See footnote (1) above). The address of Bristol West Associates LLC and of each individual listed in this footnote is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New York, New York, 10019.

(3)	This amount includes 176,950 shares of Bristol West common stock owned by Aurora Investments II LLC, an affiliate of Bristol West Associates LLC.
(4)	According to a Schedule 13G filed with the SEC on February 14, 2007, Stadium Capital Management LLC (which we refer to as “SCM”), is an investment adviser whose clients, including Stadium Relative Value Partners, L.P. (which we refer to as “SRV”), have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares reported. Accordingly, as of December 31, 2006, SCM had shared voting and shared dispositive power for all of the shares reported. SCM is the general partner of SRV, which as of December 31, 2006, had shared voting power and shared dispositive power for 2,368,662 of the shares reported (approximately 8.0% of the outstanding Bristol West common stock)(See footnote (1) above). Each of Alexander M. Seaver and Bradley R. Kent is a managing member of SCM and is reported to have had shared voting and shared dispositive power for all of the shares reported as of December 31, 2006.
(5)	According to a Schedule 13G filed with the SEC on February 13, 2007, these securities are owned by various individuals and institutional investors which T. Rowe Price Associates Inc. (which we refer to as “Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. As of December 31, 2006, Price Associates had sole voting power for 327,800 of the shares reported (approximately 1.1% of the outstanding Bristol West common stock) (See footnote (1) above) and shared dispositive power for all of the shares reported. For purposes of the reporting requirements of the Exchange Act, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(6)	See footnote (2) above. Messrs. Fisher and Golkin expressly disclaim that they are beneficial owners of such securities.

DISSENTERS’ APPRAISAL RIGHTS

Under the DGCL, you have the right to demand appraisal in connection with the merger and to receive, in lieu of the merger consideration, payment in cash for the fair value of your Bristol West common stock as determined by the Delaware Court of Chancery. Bristol West stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Bristol West will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to demand and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Appendix C to this proxy statement.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the special meeting to vote on the adoption of the merger agreement. A copy of Section 262 must be included with such notice. This proxy statement constitutes Bristol West’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Appendix C since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•

You must deliver to Bristol West a written demand for appraisal of your shares before the vote with respect to the merger agreement is taken at the special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•

You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

•	You must continuously hold your shares through the effective time of the merger.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of Bristol West common stock as provided for in the merger agreement if you are the holder of record at the effective time of the merger, but you will have no appraisal rights with respect to your shares of Bristol West common stock. A proxy card which is signed and does not contain voting instructions will, unless revoked, be voted FOR the adoption of the merger agreement and will constitute a waiver of your right of appraisal and will nullify any previous written demand for appraisal.

All demands for appraisal should be addressed to the Corporate Secretary of Bristol West at 5701 Stirling Road, Davie, Florida 33314, and should be executed by, or on behalf of, the record holder of the shares in respect of which appraisal is being demanded. The demand must reasonably inform Bristol West of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of Bristol West common stock must be made by, or on behalf of, such record stockholder. The demand should set forth, fully and correctly, the record stockholder’s name as it appears on his or her stock certificate(s). The demand must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Bristol West. The beneficial holder must, in such cases, have the owner submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of Bristol West common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each Bristol West stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for such stockholder’s shares of Bristol West common stock. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation has no obligation and has no present intention to file such a petition in the event there are dissenting stockholders, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or initiate any negotiations with respect to the fair value of such shares. Accordingly, Bristol West stockholders who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of shares of Bristol West common stock within the time prescribed in Section 262. The failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Register in Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. Within 120 days after the effective time of the merger, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of common stock not voting in favor of the merger and with respect to which demands for appraisal were received by Bristol West and the number of holders of such shares. Such statement must be mailed within 10 days after the written request thereof has been received by the surviving corporation.

After notice to dissenting stockholders, the Chancery Court will conduct a hearing upon the petition, and determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of Bristol West common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value and, if applicable, a fair rate of interest, the Chancery Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In determining fair value for appraisal purposes under Section 262 of the DGCL, the Chancery Court might, or might not, employ some or all of the valuation analyses utilized by Bristol West’s financial advisors as described in summary fashion under the headings “Special Factors—Opinion of JPMorgan” and “Special Factors—Summary of Certain Financial Analyses by JPMorgan” beginning on page [__]. Although Bristol West believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Chancery Court, and you should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the merger agreement. Moreover, the surviving corporation does not anticipate offering more than the value that you are entitled to receive under the terms of the merger agreement to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Bristol West common stock is less than the merger consideration.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of such stockholder’s demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger or thereafter with the written approval of the surviving corporation, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Bristol West common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation. Once a petition for appraisal has been filed, the appraisal proceeding may not be dismissed as to any stockholder without the approval of the Chancery Court and such approval may be conditioned upon such terms as the Chancery Court deems just.

Failure to comply with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights. In view of the complexity of Section 262, Bristol West’s stockholders who may wish to dissent from the merger and pursue appraisal rights should consider consulting their legal advisors.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, we will not hold a 2007 annual meeting of stockholders. If the merger is not completed, you will continue to be entitled to attend and participate in our stockholder meetings and we will hold a 2007 annual meeting of stockholders. If the merger is not completed and Bristol West holds a 2007 annual meeting of stockholders, pursuant to Rule 14a-4(c)(1) promulgated under the Exchange Act, Bristol West’s management will have discretionary authority to vote on any matter of which Bristol West does not receive notice by [            ], 2007, with respect to proxies submitted to such 2007 annual meeting of stockholders. Pursuant to Rule 14a-8(e) of the Exchange Act, to be included in the board of director’s solicitation of proxies relating to such 2007 annual meeting, a stockholder proposal must have been received by the Corporate Secretary of Bristol West at 5701 Stirling Road, Davie, Florida 33314, by [            ], 2007.

OTHER MATTERS

Other Business at the Special Meeting

Management and the Bristol West board of directors are not aware of any matters to be presented for action at the special meeting other than those set forth in this proxy statement. However, should any other matter properly come before the special meeting, or any adjournment or postponement thereof, the enclosed proxy confers upon the persons entitled to vote the shares represented by such proxy, discretionary authority to vote the same in respect of any such other matter in accordance with the recommendations of the board of directors of Bristol West.

Multiple Stockholders Sharing One Address

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless Bristol West has received contrary instructions from one or more of the stockholders. Bristol West will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed to the Corporate Secretary of Bristol West at Bristol West Holdings, Inc., 5701 Stirling Road, Davie, Florida 33314, telephone: (954) 316-5200. In addition, stockholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting Bristol West at the address and phone number set forth in the prior sentence.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Bristol West files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

Bristol West’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov and Bristol West’s investor relations website at www.bristolwest.com/Bristolwest/Investor/SEC.aspx. Reports or other information concerning us may also be inspected at the offices of The New York Stock Exchange, 11 Wall Street, New York, NY 10005.

The SEC allows us to “incorporate by reference” into this proxy statement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement, and information that we file later with the SEC will automatically update and supersede this information. Some documents or information, such as that called for by Item 2.02 and Item 7.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this proxy statement. We incorporate by reference the documents listed below (unless the information is deemed furnished and not filed) and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing date of this proxy statement and before the date of the special meeting:

•	Bristol West’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 16, 2007;

•	Bristol West’s Definitive Proxy Statement for Bristol West’s 2006 annual meeting of stockholders, filed with the SEC on April 24, 2006; and

•	Bristol West’s Current Reports on Form 8-K, filed on March 7, 2007, March 12, 2007, and [ ], 2007.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to Bristol West to George G. O’Brien, the Corporate Secretary of Bristol West at 5701 Stirling Road, Davie, Florida 33314, telephone: (954) 316-5200 or to our proxy solicitor, [            ]. If you would like to request documents, please do so by [            ], 2007, in order to receive them before the special meeting.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction. You should rely only on the information contained in this proxy statement or incorporated by reference in this proxy statement to vote your shares at the special meeting. No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [            ], 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

APPENDIX A

Execution Version

AGREEMENT AND PLAN OF MERGER

among

BRISTOL WEST HOLDINGS, INC.,

FARMERS GROUP, INC.

and

BWH ACQUISITION COMPANY

Dated as of March 1, 2007

Page
ARTICLE I.

The Merger; Closing; Effective Time

1.1.	The Merger	A-1
1.2.	Closing	A-2
1.3.	Effective Time	A-2

ARTICLE II.

Certificate of Incorporation and Bylaws of the Surviving Corporation

2.1.	The Certificate of Incorporation	A-2
2.2.	The Bylaws	A-2

ARTICLE III.

Officers and Directors of the Surviving Corporation

3.1.	Directors	A-3
3.2.	Officers	A-3

ARTICLE IV.

Effect of the Merger on Capital Stock; Exchange of Certificates

4.1.	Effect on Capital Stock	A-3
4.2.	Exchange of Certificates.	A-4
4.3.	Treatment of Stock Plans; Warrants.	A-6
4.4.	Adjustments to Prevent Dilution	A-7

ARTICLE V.

Representations and Warranties

5.1.	Representations and Warranties of the Company	A-7
5.2.	Representations and Warranties of Parent and Merger Sub	A-26

ARTICLE VI.

Covenants

6.1.	Interim Operations.	A-28
6.2.	Acquisition Proposals.	A-31
6.3.	Notice of Certain Events.	A-35

i

6.4.	Proxy Statement.	A-36
6.5.	Stockholders Meeting	A-36
6.6.	Filings; Other Actions; Notification.	A-37
6.7.	Access and Reports	A-40
6.8.	Stock Exchange De-listing	A-40
6.9.	Publicity	A-40
6.10.	Employee Benefits.	A-41
6.11.	Expenses	A-41
6.12.	Indemnification; Directors' and Officers' Insurance.	A-42
6.13.	Takeover Statutes	A-43
6.14.	Parent Vote	A-43
6.15.	Stockholder Litigation	A-44
6.16.	Director Resignations	A-44
6.17.	Rule 16b-3	A-44
6.18.	Company Statutory Statements	A-44
6.19.	FIRPTA	A-44

ARTICLE VII.

Conditions

7.1.	Conditions to Each Party's Obligation to Effect the Merger	A-45
7.2.	Conditions to Obligations of Parent and Merger Sub	A-45
7.3.	Conditions to Obligation of the Company	A-46

ARTICLE VIII.

Termination

8.1.	Termination by Mutual Consent	A-47
8.2.	Termination by Either Parent or the Company	A-47
8.3.	Termination by the Company	A-47
8.4.	Termination by Parent	A-48
8.5.	Effect of Termination and Abandonment	A-48
8.6.	Fees and Expenses Following Termination.	A-49

ARTICLE IX.

Miscellaneous and General

9.1.	Survival	A-50
9.2.	Modification or Amendment	A-50
9.3.	Waiver of Conditions	A-51
9.4.	Counterparts	A-51
9.5.	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.	A-51
9.6.	Notices	A-52
9.7.	Entire Agreement	A-53

ii

9.8.	No Third Party Beneficiaries	A-53
9.9.	Obligations of Parent and of the Company	A-54
9.10.	Transfer Taxes	A-54
9.11.	Definitions	A-54
9.12.	Severability	A-54
9.13.	Interpretation; Construction.	A-54
9.14.	Assignment	A-55

Annex A Defined Terms		AA-1

Exhibit A Form of Certificate of Incorporation of the Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of March 1, 2007, among Bristol West Holdings, Inc., a Delaware corporation (the “Company”), Farmers Group, Inc., a Nevada corporation (“Parent”), and BWH Acquisition Company, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). The Company and Merger Sub are sometimes hereinafter collectively referred to as the “Constituent Corporations”.

RECITALS

WHEREAS, the parties to this Agreement desire to effect the acquisition of the Company by Parent through a merger of the Company and Merger Sub;

WHEREAS, in furtherance of the foregoing and in accordance with the Delaware General Corporation Law (the “DGCL”), the respective boards of directors of each of Parent, Merger Sub and the Company have unanimously approved this Agreement, the merger of Merger Sub with and into the Company with the Company as the Surviving Corporation (the “Merger”) and the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement and have adopted and declared advisable this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent is entering into a Voting Agreement with certain significant stockholders of the Company (the “Voting Agreement”) pursuant to which each of those stockholders have agreed, subject to the terms thereof, to vote all shares of the Company owned by them in accordance with the terms of the Voting Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I.

The Merger; Closing; Effective Time

1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with Section 259 of the DGCL. At the election of Parent, any direct or indirect subsidiary of Parent may be substituted for Merger Sub as a constituent corporation in the Merger.

1.2. Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Simpson Thacher and Bartlett LLP, 425 Lexington Avenue, New York, New York, at 9:00 a.m. (Eastern Time) on the second business day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement. For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

1.3. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) executed and acknowledged by the parties in accordance with the relevant provisions of the DGCL and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

ARTICLE II.

Certificate of Incorporation and

Bylaws of the Surviving Corporation

2.1. The Certificate of Incorporation. The certificate of incorporation of the Company shall be amended as of the Effective Time as a result of the Merger so as to read in its entirety as set forth in Exhibit A hereto and as so amended, shall be the certificate of incorporation of the Surviving Corporation (the “Charter”), until duly amended as provided therein or by applicable Laws.

2.2. The Bylaws. The parties hereto shall take all actions necessary so that the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended as provided therein or by applicable Laws, except that references to Merger Sub’s name shall be replaced with references to the Company.

ARTICLE III.

Officers and Directors

of the Surviving Corporation

3.1. Directors. The parties hereto shall take all actions necessary so that the board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be elected or otherwise validly appointed as the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

3.2. Officers. The officers of the Company at the Effective Time (other than those officers who Merger Sub determines shall not remain as officers of the Surviving Corporation) shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

ARTICLE IV.

Effect of the Merger on Capital Stock;

Exchange of Certificates

4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub or the Company or the holder of any capital stock of the Company:

(a) Merger Consideration. Each share of the common stock, $0.01 par value, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent and Shares owned by the Company (as treasury stock or otherwise) or any direct or indirect wholly owned subsidiary of the Company, and in each case not held on behalf of third parties (each, an “Excluded Share” and collectively, the “Excluded Shares”)) shall be converted into the right to receive $22.50 per Share in cash, less any required withholding Taxes as described in Section 4.2(f) and without interest (the “Per Share Merger Consideration”). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and in the case of book-entry shares (“Book-Entry Shares”), the names of the former registered holders shall be removed from the registry of holders of such shares and each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest.

(b) Cancellation of Excluded Shares. Each Excluded Share (other than any Excluded Shares held by any of the Company’s wholly-owned Subsidiaries) referred to in Section 4.1(a) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(c) Merger Sub. At the Effective Time, each share of common stock, without par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, $0.01 par value, of the Surviving Corporation.

4.2. Exchange of Certificates.

(a) Paying Agent. At the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld or delayed) (the “Paying Agent”), for the benefit of the holders of Shares, a cash amount in immediately available funds necessary for the Paying Agent to make payments under Section 4.1(a) (such cash being hereinafter referred to as the “Exchange Fund”). The Company will enter into a paying agent agreement on customary terms, which terms shall be in form and substance reasonably acceptable to Parent prior to the Effective Time. The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(a) shall be promptly returned to the Surviving Corporation. To the extent that there are losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required to make prompt cash payment under Section 4.1(a), Parent shall, or shall cause the Surviving Corporation to promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such payments under Section 4.1(a).

(b) Exchange Procedures. Promptly after the Effective Time (and in any event within two business days), the Surviving Corporation shall instruct the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates and Book-Entry Shares shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) or Book-Entry Shares, as the case may be, to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) and Book-Entry Shares in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) or Book-Entry Share to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, and such other documents as may be reasonably requested by the Paying Agent the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.2(f)) equal to (A) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) or Book-Entry Share multiplied by (B) the Per Share Merger Consideration, and the Certificate or Book-Entry Share so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or Book-Entry Shares, as the case may be. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate or Book-Entry Share may be issued to such transferee if the Certificate or Book-Entry Share formerly representing such Shares is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

(c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or Book-Entry Shares are presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article IV.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 4.2(f)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) or Book-Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.2(f)) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

(f) Withholding Rights. Each of Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated and rulings issued thereunder, or any other applicable state, local or foreign Tax Law.

To the extent that amounts are so withheld, such withheld amounts (i) shall be remitted by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Paying Agent, Surviving Corporation, Merger Sub or Parent, as the case may be.

4.3. Treatment of Stock Plans; Warrants.

(a) Options. At the Effective Time, each outstanding option to purchase Shares granted under the Stock Plans or otherwise, vested or unvested (a “Company Option”), shall as of the Effective Time become fully vested and converted into the right to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three business days after the Effective Time), an amount in cash equal to the product of (i) the total number of Shares subject to the Company Option immediately prior to the Effective Time multiplied by (ii) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Company Option, less applicable Taxes required to be withheld with respect to such payment. If the applicable exercise price of any Company Option equals or exceeds the Per Share Merger Consideration, such Company Option shall be cancelled without payment of additional consideration, and all rights with respect to such Company Option except as provided in the immediately preceding sentence shall terminate as of the Effective Time. The holders of Company Options will have no further rights in respect of any Company Options from and after the Effective Time. Notwithstanding the foregoing, each outstanding warrant to purchase Shares listed on Section 4.3(a) of the Company Disclosure Letter shall be cancelled immediately prior to the Effective Time and shall have no right to receive the Per Share Merger Consideration.

(b) Restricted Stock. At the Effective Time, each outstanding Share of restricted stock granted under the Stock Plans, vested or unvested (each a “Restricted Share”), shall as of the Effective Time become fully vested and free of any forfeiture restriction and converted into the right to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three business days after the Effective Time), an amount in cash equal to the Per Share Merger Consideration, plus any declared and unpaid dividends, less applicable Taxes required to be withheld with respect to such payment. The holders of Restricted Shares will have no further rights in respect of any Restricted Shares from and after the Effective Time.

(c) Phantom Stock. At the Effective Time, each Share contained in each non employee director’s deferred compensation account (each a “Phantom Share”) under the Company’s Non-Employee Directors’ Deferred Compensation and Stock Award Plan (the “Non Employee Directors’ Plan”) shall as of the Effective Time entitle the beneficiary thereto to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three business days after the Effective Time), an amount in cash equal to the product of (i) the total number of Phantom Shares and (ii) the Per Share Merger Consideration. The holders of Phantom Shares will have no further rights in respect of any Phantom Shares from and after the Effective Time.

(d) Corporate Actions. At or prior to the Effective Time, the Company, the board of directors of the Company and the compensation committee of the board of directors of the Company, as applicable, shall adopt resolutions, and take all other actions they reasonably believe to be necessary, to implement the provisions of Sections 4.3(a), (b) and (c), without paying or incurring any debts or obligations (other than the fees and expenses of counsel) on behalf of the Company or the Surviving Corporation.

4.4. Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted; provided that nothing herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

ARTICLE V.

Representations and Warranties

5.1. Representations and Warranties of the Company. Except as set forth in the Company Reports filed with the SEC on or after January 1, 2004 and prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section, in any section relating to forward looking statements (including future operating results) and any other disclosures included therein to the extent that they are generic, cautionary, predictive or forward-looking in nature) or in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company concurrently with entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that written disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other section or subsection), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of the Company and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company and its Subsidiaries is qualified to do business and is in good standing as a foreign corporation or similar entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent and Merger Sub a complete and correct copy of the certificate of incorporation and bylaws or comparable governing documents of the Company and each of its Subsidiaries, each as in effect on the date of this Agreement. As used in this Agreement, the term (i) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, (ii) “Significant Subsidiary” is as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (iii) “Company Material Adverse Effect” means a material adverse effect on the financial condition, business, assets, liabilities, properties or results of operations of the Company and its Subsidiaries taken as a whole or that would prevent or materially impair or materially delay the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided that none of the following shall constitute or be taken into account in determining whether there has been or is a Company Material Adverse Effect:

(A) changes in the economy or financial markets generally in the United States or other countries in which the Company or any of its Subsidiaries conduct operations or that are the result of acts of war or terrorism, except to the extent such changes have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other industry participants;

(B) any loss or threatened loss of business from any agents, brokers or customers of the Company or any of its Subsidiaries directly caused by the announcement or the pendency of the transactions contemplated by this Agreement;

(C) changes in any Law or GAAP or interpretation thereof after the date hereof;

(D) any failure by the Company to meet any estimates of revenues or earnings for any period ending on or after the date of this Agreement; provided that the exception in this clause (D) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect;

(E) a decline in the price or trading volume of the Company common stock on the New York Stock Exchange (the “NYSE”); provided that the exception in this clause (E) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline has resulted in, or contributed to, a Company Material Adverse Effect; and

(F) any occurrence or condition affecting the property and casualty insurance or reinsurance industry generally (including without limitation any change or proposed change in insurance laws or regulations in any jurisdiction), except to the extent such occurrences or conditions have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other industry participants.

(b) Capital Structure. The authorized capital stock of the Company consists of 200,000,000 Shares, of which 29,479,864 Shares were outstanding as of the close of business on March 1, 2007, and 15,000,000 shares of preferred stock, none of which were outstanding as of the date hereof. Except as set forth in Schedule 5.1(b) of the Company Disclosure Letter, no Shares are held in the treasury of the Company or by any of its Subsidiaries. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Except as set forth in Schedule 5.1(b) of the Company Disclosure Letter and other than the Shares reserved for issuance as of March 1, 2007, under the 1998 Stock Option Plan for Management and Key Employees and the 2004 Stock Incentive Plan and the outstanding non-employee options and warrants (collectively, the “Stock Plans”), the Company has no Shares reserved for issuance. Schedule 5.1(b) of the Company Disclosure Letter contains a correct and complete list of options, restricted stock, performance stock units and restricted stock units, if any, outstanding as of the date hereof under the Stock Plans, including the holder, date of grant, term, number of Shares and, where applicable, exercise price. Except as set forth in Schedule 5.1(b) of the Company Disclosure Letter or as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other equity securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. The Company does not have outstanding any bonds, debentures, notes or other obligations for borrowed money the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. For purposes of this Agreement, a wholly owned Subsidiary of the Company shall include any Subsidiary of the Company of which all of the shares of capital stock of such Subsidiary other than director qualifying shares are owned by the Company (or a wholly owned Subsidiary of the Company).

With respect to the Company Options, there has been no grant of any Company Option since the date of the Company’s initial public offering of its common stock, $0.01 par value (the “IPO”) other than 25,166 Company Options granted to employees at fair market value as of the applicable grant date.

(c) Subsidiaries. Schedule 5.1(c) of the Company Disclosure Letter sets forth a complete and correct list of all of the Company’s Subsidiaries. Except as set forth in Schedule 5.1 (c) of the Company Disclosure Letter, each of the outstanding shares of capital stock or other equity securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”), other than Liens that would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

(d) Corporate Authority; Approval and Fairness.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and, subject only to adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter (the “Requisite Company Vote”), to perform its obligations under this Agreement and to consummate the Merger. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) The board of directors of the Company has (A) unanimously determined that the Merger is in the best interests of the Company and its stockholders, adopted and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and resolved to recommend adoption of this Agreement to the holders of Shares (the “Company Recommendation”), (B) directed that this Agreement be submitted to the holders of Shares for their adoption and (C) received the opinion of its financial advisor, JPMorgan Chase Securities Inc. (“JPMorgan”), to the effect that the consideration to be received by the holders of the Shares in the Merger is fair from a financial point of view, as of the date of such opinion, to such holders. The Company has furnished Merger Sub a correct and complete copy of such opinion. The Company has obtained the authorization of JPMorgan to include a copy of its opinion in the Proxy Statement.

(iii) The Requisite Company Vote is the only vote of the holders of any class or series of the capital stock of the Company or of any of the Company’s Subsidiaries necessary to adopt this Agreement, the Merger and the other transactions contemplated hereby. There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party or of which the Company has Knowledge with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries, other than the Voting Agreement.

(e) Governmental Filings; No Violations.

(i) Other than the approvals, notices, under the insurance Laws of the jurisdictions in which the Company and its Subsidiaries are organized or transact the business of insurance or the filings and/or notices (A) pursuant to Section 1.3, (B) under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), and any other applicable merger control laws, (C) under the Exchange Act, (D) under the rules of the NYSE (the “Company Approvals”) and (E) the filing and recordation of the appropriate merger documents with the Secretary of State of the State of Delaware as required by the DGCL (the “Merger Certificate”) and appropriate documents with the relevant authorities of other states in which the Company and its Subsidiaries are qualified to do business, no notices, reports, submissions or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any federal, state, local or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Company or the comparable governing instruments of any of its Significant Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of the Company or any of its Significant Subsidiaries pursuant to any material agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”) binding upon the Company or any of its Subsidiaries or (C) assuming compliance with the matters referred to in Section 5.1(e)(i), a violation of any Law to which the Company or any of its Subsidiaries is subject, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change set forth on Schedule 5.1(e)(ii) of the Company Disclosure Letter or that would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

(f) Company Reports; Financial Statements.

(i) The Company has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the Securities Exchange Commission (the “SEC”) under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) since January 1, 2004 (the “Applicable Date”) (the forms, statements, certifications, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and any rules and regulations promulgated thereunder applicable to the Company Reports and complied or will comply, as applicable, in all material respects with the then-applicable accounting standards. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not, and any Company Reports filed or furnished with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Company Reports filed or furnished on or prior to the date of this Agreement included, and if filed or furnished after the date of this Agreement, will include all certificates required to be included therein pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (“SOX”), and the internal control report and attestation of the Company’s outside auditors to the extent required by Section 404 of SOX. As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company Reports. To the Knowledge of the Company, as of the date of this Agreement none of the Company Reports is the subject of an ongoing SEC review.

(ii) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(iii) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects, or, in the case of Company Reports filed after the date hereof, will fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of operations, stockholders’ equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects, or in the case of Company Reports filed after the date hereof, will fairly present in all material respects the consolidated results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein or elsewhere in the Company Reports.

(iv) The Company maintains disclosure controls and procedures (as defined by Rule 13a 15(e) or 15d-15(e) under the Exchange Act) as required by Rule 13a 15(a) or 15d 15(a) under the Exchange Act. The Company designed such disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, that is required to be disclosed in the reports that the Company files or submits under the Exchange Act is recorded, processed, summarized and reported within applicable time periods, and that such information is accumulated and communicated to the Company’s management to allow timely decisions regarding required disclosures, particularly during the period in which the Company is preparing such reports under the Exchange Act. Any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, as the Company’s are designed to do. Based on its most recent evaluation of the effectiveness of the design and operation of its disclosure controls and procedures performed as required by Rule 13a-15(b) or 15d-15(b) under the Exchange Act, and subject to the foregoing, the Company concluded that the design and operation of its disclosure controls and procedures provided reasonable assurance that the disclosure controls and procedures were effective to accomplish their objectives. The management of the Company has disclosed in accordance with the Company’s applicable policies and procedures, based on its most recent evaluation of its internal controls over financial reporting (as defined by Rule 13a 15(f) or 15d-15(f) under the Exchange Act) performed as required by Rule 13a 15 and 15d-15 under the Exchange Act, to the Company’s outside auditors and the audit committee of the board of directors of the Company (A) all significant deficiencies and material weaknesses (each as defined by applicable rules under the Exchange Act) in the design or operation of its internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since January 1, 2004, the Company has disclosed any material weakness (as defined by applicable rules under the Exchange Act) in its internal control over financial reporting and its conclusions regarding the effectiveness of its disclosure controls and procedures to the extent and in the manner required to be disclosed in the reports that the Company files or submits under the Exchange Act.

(v) The Company has delivered to the Parent the following statutory statements, in each case together with the exhibits, schedules and notes thereto and any affirmations and certifications filed, or to be filed, therewith (collectively, the “Company Statutory Statements”): the annual statement of the Company and each of its insurance Subsidiaries as of December 31, 2005, as filed with the insurance Governmental or Entity of such company’s jurisdiction of domicile, including the statutory basis financial statements of the Company and each of its insurance Subsidiaries as audited by Deloitte & Touche LLP as of December 31, 2005. The Company Statutory Statements present fairly, in all material respects, the statutory financial condition and results of operations of the Company and were prepared, in all material respects, in conformity with statutory accounting principles prescribed or permitted by the applicable insurance Governmental Entity as in effect as of the date thereof (“SAP”) applied on a consistent basis during the period presented and with prior periods, except as expressly set forth within the subject Company Statutory Statements. No notice to the Company or any of its insurance Subsidiaries of deficiencies has been asserted by any Governmental Entity with respect to the Company Statutory Statements, and the Company Statutory Statements comply in all material respects with all applicable Law.

(vi) The Company and each of its insurance Subsidiaries has filed or submitted all statutory statements required to be filed with or submitted to the insurance Government Entities in its state of domicile and of any state where it is licensed or from which it has received a License, and no deficiency has been asserted with respect to such statutory statements by the applicable insurance Governmental Entity which has not been cured, waived or otherwise resolved to the satisfaction of such insurance Governmental

Entity except as set forth in Schedule 5.1(h)(i) of the Company Disclosure Letter or for those deficiencies which would not, individually or in the aggregate, have or be reasonably likely to have a Company Material Adverse Effect.

(g) Absence of Certain Changes. Except as set forth in Schedule 5.1(g) of the Company Disclosure Letter, since December 31, 2005, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses consistent with past practices and except as disclosed in the Company’s filings with the SEC and other public disclosure documents (the “Public Documents”), there has not been:

(i) any change in the financial condition, business or results of their operations that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect;

(ii) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(iii) any redemption, repurchase or other acquisition of any shares of capital stock of the Company or of any of its Subsidiaries;

(iv) any granting by the Company or any of its Subsidiaries to any of their directors, officers or employees of any increase in compensation, except for (A) increases in the ordinary course of business or increases required under any Benefit Plan, (B) any granting to any director or officer of the Company or its Subsidiaries of the right to receive any severance or termination pay not provided for under any Benefit Plan, (C) any entry by the Company or any of its Subsidiaries into any employment, consulting, severance agreement or arrangement with any director or officer of the Company or its Subsidiaries or any material amendment of any Benefit Plan (other than as required by Applicable Law); or

(v) any material Tax election made or revoked by the Company or any of its Subsidiaries or any settlement or compromise of any material Tax liability made by the Company or any of its Subsidiaries.

(h) Litigation and Liabilities.

(i) As of the date of this Agreement, except as set forth in Schedule 5.1(h)(i) of the Company Disclosure Letter, there are no material civil, criminal, administrative or regulatory actions, suits, demand letters, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(ii) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether known or unknown, accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto, other than liabilities and obligations (A) set forth in the Company’s consolidated balance sheet or the notes thereto as of December 31, 2006 included in the Company Reports, (B) incurred in the ordinary course of business consistent with past practice since December 31, 2006, (C) incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement, or (D) that would not, individually, or in the aggregate, have a Company Material Adverse Effect.

The term “Knowledge” when used in this Agreement with respect to the Company shall mean the actual knowledge of those persons set forth on Schedule 5.1(h) of the Company Disclosure Letter.

(i) Employee Benefits.

(i) All material employee benefit plans covering current or former employees of the Company and its Subsidiaries (the “Employees”) or pursuant to which the Company or any of its Subsidiaries has any material liability, contingent or otherwise, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus employment, consulting, retention, change in control, fringe benefit and other benefit plans, programs, policies, agreements or arrangements (the “Benefit Plans”) are listed on Schedule 5.1(i)(i) of the Company Disclosure Letter. True and complete copies of all Benefit Plans listed on Schedule 5.1(i)(i) of the Company Disclosure Letter have been made available to Parent.

(ii) Except for such matters that would not, individually or in the aggregate, have a Company Material Adverse Effect:

(A) All Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”), (collectively, “U.S. Benefit Plans”), are in compliance in all material respects with their terms and the applicable provisions of ERISA, the Code and other applicable Laws, and if intended to be qualified within the meaning of Section 401 of the Code, has received a favorable determination letter as to its qualification and to the Knowledge of the Company nothing has occurred that could reasonably be expected to adversely affect such qualification. The Company does not have any Benefit Plans which are not subject to United States law.

(B) Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any U.S. Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could reasonably be expected to subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(C) Neither the Company nor any of its Subsidiaries has or is reasonably expected to incur any liability under Subtitle C or D of Title IV of ERISA with respect to any “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”).

(D) The Company and its ERISA Affiliates do not have any unsatisfied withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA nor do they reasonably expect to incur any such liability.

(E) As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened litigation relating to the Benefit Plans, other than routine claims for benefits.

(F) Except as set forth in Schedule 5.1(i)(ii)(F) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company or its Subsidiaries or with respect to any Benefit Plan; (ii) increase any benefits otherwise payable under any Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; or (iv) limit or restrict the right of the Company to merge, amend or terminate any of the Benefit Plans.

(j) Compliance with Laws; Licenses. The businesses of each of the Company and its Subsidiaries have not been since the Applicable Date, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, directive, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for violations that would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect. Except with respect to regulatory matters covered by Section 6.6 or except as set forth in Schedule 5.1(h)(i) of the Company Disclosure Letter, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries, including without limitation financial and market conduct examinations, is pending as of the date of this Agreement or, to the Knowledge of the Company, threatened as of the date of this Agreement except for those the outcome of which would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries each has obtained and is in compliance with all permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted, except those the absence of which would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

(k) Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar Delaware anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation or bylaws is applicable to the Merger or the other transactions contemplated by this Agreement. The adoption of this Agreement and the Merger by the Company’s board of directors represents all the actions necessary to render inapplicable to this Agreement, the Voting Agreement, the Merger and the other transactions contemplated by this Agreement or the Voting Agreement, the restrictions on “business combinations” set forth in Section 203 of the DGCL to the extent, if any, such restrictions would otherwise be applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement. The Company does not have a poison pill or rights agreement in place.

(l) Environmental Matters.

(i) Except in each case for such matters that would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect: (A) the Company and its Subsidiaries have complied at all times with all applicable Environmental Laws; (B) the Company and its Subsidiaries possess all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Laws for the operation of the business as presently conducted; (C) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries; (D) there are no agreements, writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceedings pending or, to the Knowledge of the Company, threatened, concerning noncompliance by the Company or any of its Subsidiaries with any Environmental Law or imposing any liability or obligation under any Environmental Law on the Company or any of its Subsidiaries; and (E) to the Knowledge of the Company, there have been no Releases of any Hazardous Substances that could be reasonably likely to form the basis of any Environmental Claim against the Company of any of its Subsidiaries.

(ii) Notwithstanding any other representation or warranty in Article V of this Agreement, the representations and warranties contained in this Section 5.1(l) constitute the sole representations and warranties of the Company relating to any environmental, health or safety matters, including without limitation, any matters arising under Environmental Law.

As used herein, the term “Environmental Claim” means, in respect of any Person, (i) any and all administrative, regulatory or judicial actions, suits, orders, decrees, demands, directives, claims, liens, proceedings or written notices or noncompliance or violation by any Governmental Entity, alleging potential presence or Release of, or exposure to, any Hazardous Substances at any location, whether or not owned, operated, leased or managed by such Person, or (ii) any and all indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of, or exposure to, any Hazardous Substances.

As used herein, the term “Environmental Law” means, as currently in effect, any applicable law (including international conventions, protocols and treaties), regulation, code, license, permit, binding agreement, order, judgment, decree or injunction from any Governmental Entity (A) concerning the protection, investigation or restoration of the environment, (including air, water, soil and natural resources), (B) the use, storage, handling, release or disposal of Hazardous Substances, or (C) pollution.

As used herein, the term “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law including petroleum and any derivative or by-products thereof.

As used herein, the term “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment.

(m) Taxes.

(i) The Company and each of its Subsidiaries: (A) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by, or on behalf of, any of them except where such failure to prepare or file Tax Returns would not, individually or in the aggregate, have or would reasonably be expected to have a Company Material Adverse Effect; (B) all such Tax Returns were true, correct and complete in all material respects as of the date of such filing; and (C) have timely paid all Taxes that are due (whether or not shown to be due on any Tax Return) and withheld all amounts that the Company or any of its Subsidiaries are obligated to withhold from amounts owing or paid to any employee, creditor, shareholder or third party, other than Taxes that are not yet due and payable, or that are contested in good faith, for which adequate reserves or accruals have been made in accordance with GAAP in the financial statements included in the Company Reports except where such failure to so pay or remit would not, individually or in the aggregate, have or would reasonably be expected to have a Company Material Adverse Effect. All material liabilities for Taxes that arose after the end of the last period reflected in the financial statements included in the Company Reports arose in the ordinary course of business.

(ii) As of the date hereof, there are no pending or, to the Knowledge of the Company, threatened in writing, any audits, examinations, investigations, claims, proposed adjustment or assessments for deficiencies or other proceedings in respect of Taxes or Tax matters involving the Company or any of its Subsidiaries, which would, individually or in the aggregate, have or would reasonably be expected to have a Company Material Adverse Effect.

(iii) Neither the Company or any of its Subsidiaries: (A) is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and its Subsidiaries are or were members or (B) is a party to or bound by any Tax sharing, Tax allocation, Tax indemnity or similar agreements other than agreements exclusively between or among the Company and its Subsidiaries.

(iv) There are no Liens with respect to Taxes upon any of the assets or property of the Company or its Subsidiaries, other than liens for Taxes not yet due and payable.

(v) Each of the Company’s Subsidiaries that is a statutory insurance company is taxable as a domestic “insurance company other than a life insurance company” within the meaning of Section 831 of the Code, and all insurance and reinsurance policies and contracts entered into by such Subsidiaries are insurance contracts for federal income tax purposes except as would not, individually or in the aggregate, have or would reasonably be expected to have a Company Material Adverse Effect. With respect to reinsurance contracts to which the Company or any of the Subsidiaries is a party, no facts, circumstances or basis exists under which the IRS could make any material reallocation, recharacterization or other adjustment under Section 845 of the Code except as would not, individually or in the aggregate, have or would reasonably be expected to have a Company Material Adverse Effect.

(vi) The Company and each of its Subsidiaries is and has at all times been in compliance with the provisions of Sections 6011, 6111 and 6112 of the Code relating to tax shelter disclosure, registration, and list maintenance, and with the Treasury Regulations promulgated thereunder.

(vii) The Federal, state and local income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended December 31, 2001 have been examined and closed or are returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.

(viii) During the last five years, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

As used in this Agreement, (A) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy, alternative or add-on minimum, transfer, premium and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (B) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates, amended returns, claims for refund and information returns) required to be supplied to a Tax authority or maintained relating to Taxes.

(n) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of the Company, threatened, nor has there been since the Applicable Date, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries.

(o) Intellectual Property.

(i) Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, (A) the Company and its Subsidiaries own, or are licensed or otherwise possess sufficient rights to use such rights as it has in and to all Intellectual Property currently used in connection with the business of the Company or any Subsidiary or owned or held for use by the Company or any Subsidiary (the “Company Intellectual Property”), (B) the use of the Company Intellectual Property by the Company and its Subsidiaries does not constitute an infringement or misappropriation of any valid third party Intellectual Property right in existence as of the date of this Agreement, (C) no written claim has been asserted, or to the Knowledge of the Company threatened, against the Company or its Subsidiaries concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property, and (D) except as set forth in Schedule 5.1(e)(ii) of the Company Disclosure Letter, all of such rights shall survive unchanged the consummation of the transactions contemplated by this Agreement. To the Knowledge of the Company, no person is violating any Intellectual Property owned by the Company except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

(ii) For purposes of this Agreement, the following term has the following meaning:

“Intellectual Property” means all: (A) trademarks, service marks, brand names, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (B) inventions and discoveries, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions, reexaminations and reissues; (C) confidential information, trade secrets and know-how, including processes, schematics, business methods, drawings, prototypes, models, designs, customer lists and supplier lists; (D) published and unpublished works of authorship (including, computer software, programs, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (E) all other intellectual property or proprietary rights.

(p) Insurance. All material fire and casualty, general liability, business interruption, product liability, sprinkler and water damage and directors’ and officers’ liability insurance policies maintained by the Company or any of its Subsidiaries (collectively, the “Insurance Policies”) are in full force and effect and all premiums due with respect to all Insurance Policies have been paid.

(q) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed JPMorgan as its financial advisor. The Company has furnished to Parent and Merger Sub a correct and complete copy of all agreements between the Company and JPMorgan under which JPMorgan would be entitled to any payment relating to the Merger or such other transaction.

(r) Insurance Matters.

(i)(A) Except as set forth on Schedule 5.1(r)(i) of the Company Disclosure Letter, since January 1, 2005 salaried employees of the Company and its Subsidiaries, and, to the Knowledge of the Company, each other person, performing the duties of insurance producer, reinsurance intermediary, agency, agent, managing general agent, wholesaler, broker, solicitor, adjuster or customer representative for the Company and its Subsidiaries (collectively, “Company Producers”), at the time such Company Producer wrote, sold, or produced business, or performed such other act for or on behalf of the Company or any of its Subsidiaries that may require a License, was duly licensed and appointed as required by applicable Law, in the particular jurisdiction in which such Company Producer wrote, sold, produced, solicited, or serviced such business, except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Schedule 5.1(r)(i) of the Company Disclosure Letter, or as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, each of the agency agreements and appointments between the Company Producers, including as subagents under the Company’s affiliated insurance agency, and the Company and any of its Subsidiaries, is valid, binding and in full force and effect in accordance with its terms.

(B) Except as set forth in Schedule 5.1(r)(i) of the Company Disclosure Letter, to the Knowledge of the Company, as of the date of this Agreement, no Company Producer has been since January 1, 2005, or is currently, in material violation (or with or without notice or lapse of time or both, would be in material violation) of any term or provision of any applicable Law applicable to the writing, sale or production of insurance or other business for the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

(C) Except as set forth on Schedule 5.1(r)(i) of the Company Disclosure Letter, as of the date of this Agreement, no Company Producer has indicated to the Company or any of its Subsidiaries that any Company Producer will be unable or unwilling to continue its relationship as a Company Producer with the Company or any of its Subsidiaries within twelve (12) months after the Closing, except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

(D) The Company has made available to the Parent copies of the written procedures of the Company and its Subsidiaries designed to provide assurance that Company Producers comply with all applicable Law.

(ii) Managing General Agency Agreements. As of the date of this Agreement, the Company and its Subsidiaries do not have any managing general agency contracts or similar arrangements under which an independent party has authority to perform underwriting analysis and issue insurance or reinsurance policies on behalf of the Company or any of its Subsidiaries or otherwise to bind the Company or any of its Subsidiaries without prior approval by the Company or any of its Subsidiaries.

(iii) Insurance Contracts. Except as set forth on Schedule 5.1(r)(i) of the Company Disclosure Letter, or as would not individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect:

(A) To the extent required by Law, all policies, binders, slips, certificates and other agreements or contracts of insurance or reinsurance (“Insurance Contracts”) that are issued by the Company or any of its Subsidiaries are in all material respects, on forms approved by applicable insurance Governmental Entities or which have been filed and not objected to by such authorities within the period provided for objection.

(B) Any rates of the Company and its Subsidiaries which are required to be filed with or approved by any Governmental Entity have been so filed or approved.

(C) Any Insurance Contract form which is required to be filed with or approved by any Governmental Entity has been so filed or approved.

(D) There are no in-force Insurance Contracts of the Company or any of its Subsidiaries under which the holders or owners of such Insurance Contracts have any rights with respect to dividends, surplus, profit participation, voting, or any other rights to share in the benefits, revenue or profits of the Company or any of its Subsidiaries.

(iv) Regulatory Filings. Since January 1, 2005, the Company and its Subsidiaries have filed all reports, statements, documents, registrations, filings and submissions required to be filed by the Company and its Subsidiaries with any insurance Governmental Entity except to the extent that the failure to file would not, individually or in the aggregate, have or be reasonably likely to have a

Company Material Adverse Effect. All such material reports, statements, documents, registrations, filings and submissions were in compliance in all material respects with applicable Law when filed. The Company has heretofore made available for inspection by the Parent with respect to the Company and its Subsidiaries (i) all such material reports, statements, documents, registrations, filings and submissions of the Company and its Subsidiaries with any Governmental Entity and (ii) any reports of examination (including, without limitation, financial, market conduct and similar examinations) issued by any insurance Governmental Entity, in each case since January 1, 2005 and prior to the date hereof. Except as set forth on Schedule 5.1(r)(iv) of the Company Disclosure Letter, to the Knowledge of the Company, since January 1, 2005, no material deficiencies have been asserted in writing by any such Governmental Entity with respect to any registrations, filings or submissions filed by the Company and its Subsidiaries that have not been satisfied.

(v) Reinsurance. As would not individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, as of the date this Agreement, except as set forth on Schedule 5.1(r)(v) of the Company Disclosure Letter, (a) all ceded and assumed reinsurance and retrocession treaties and agreements to which the Company or any of its Subsidiaries is a party, other than reinsurance agreements among the Company and its Subsidiaries or among the Company’s Subsidiaries (the “Company Reinsurance Agreements”) that have not been terminated or commuted, are in full force and effect, (b) no notice of intended cancellation has been received by the Company or any of its Subsidiaries from any cedent or reinsurer with respect to any such Company Reinsurance Agreement, (c) with respect to ceded Company Reinsurance Agreements, none of the reinsurers of the Company or any of its Subsidiaries has denied coverage with respect to any current or prospective claim, (d) the Company and its Subsidiaries are entitled under applicable Law to take full credit in the Company Statutory Statements for all amounts recoverable by it pursuant to any Company Reinsurance Agreement, and all such amounts have been properly recorded in its books and records and are properly reflected in the Company Statutory Statements, (e) the Company Reinsurance Agreements transfer such risk as would be required for such Company Reinsurance Agreements to be properly accounted for as reinsurance, and (f) neither the Company, any of its Subsidiaries nor, to the Knowledge of the Company, any other party to any Company Reinsurance Agreements is in breach of or in default in any material respect under any Company Reinsurance Agreement. Except as set forth on Schedule 5.1(r)(v) of the Company Disclosure Letter, as of the date hereof, to the Knowledge of the Company, no party to a Company Reinsurance Agreement has indicated to the Company or any of its Subsidiaries that it intends to terminate a Company Reinsurance Agreement within twelve (12) months after the Closing (other than as a result of non-renewal).

(vi) Threats of Cancellation. Except as set forth on Schedule 5.1(r)(vi) of the Company Disclosure Letter, since January 1, 2005 and prior to the date hereof, no policyholder, affiliated group of policyholders, or persons writing, selling, or producing, either directly or through reinsurance assumed, insurance business that individually or in the aggregate for each such policyholder, group or person, respectively, accounted for 5% or more of the annual premium income (as determined in accordance with SAP) of the Company and its Subsidiaries has terminated or, to the Knowledge of the Company, threatened to terminate its relationship with the Company or any of its Subsidiaries either as a result of the execution and delivery by the Company of this Agreement, or the consummation of the Merger and the other transactions contemplated hereby and compliance with the terms hereof.

(vii) Actuarial Reports. The Company has delivered to the Parent a true and complete copy of any actuarial reports prepared in support of statements of actuarial opinions by actuaries, independent or otherwise, with respect to the Company or any of its Subsidiaries or any line of business, segment or block of policies thereof in the last twelve (12) months, and all attachments, addenda, supplements and modifications thereto (the “Company Actuarial Analyses”).

(viii) Reserves. Except as set forth on Schedule 5.1(r)(viii) of the Company Disclosure Letter, the reserves and other liability amounts required by SAP to be determined using actuarial methods, of the Company and its Subsidiaries (i) are reflected in the Company Statutory Statements and were determined in accordance with commonly accepted actuarial methods and standards, consistently applied (except as set forth therein).

(ix) Sales Materials. All advertising, promotional and sales materials and other marketing practices used by the Company or any of its Subsidiaries and any agent of the Company or any of its Subsidiaries have complied since January 1, 2005, and are currently in compliance, with applicable Law, except where the failure to be in compliance would have or reasonably be expected to have a Company Material Adverse Effect.

(x) Outsourcing. Except as provided in Section 5.1(x) of the Company Disclosure Letter, the Company and its Subsidiaries have no material Contracts to outsource to a third party any of its insurance operations other than those agreements that can be terminated with notice upon prior notice of 90 days or less.

(s) Properties. Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, the Company or one of its Subsidiaries is the lessee of all leasehold estates reflected in the latest audited financial statements included in the Company Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business consistent with past practice) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Company’s Knowledge, the lessor. Neither the Company nor any of its Subsidiaries owns any real property.

(t) Affiliate Transactions. Except as set forth in Schedule 5.1(t) of the Company Disclosure Letter, no executive officer or director of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of such officer’s or director’s controlled affiliates or any person owning 5% or more of the Shares is a party to any material Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing since December 31, 2005 (each, an “Affiliate Transaction”).

(u) Contracts. Except as set forth in Schedule 5.1(h)(i) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is in violation of or default (with or without notice or lapse of time or both) under, or has waived or failed to enforce any rights or benefits under, any Contract to which it is a party or by which it or any of its properties or assets is bound, and, to the Knowledge of the Company, no other party to any such Contracts is in violation or default (with or without notice or lapse of time or both) under, or has waived or failed to enforce any rights or benefits under, and there has occurred no event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any such Contract except, in each case, for violations, defaults, waivers or failures to enforce benefits that, individually and in the aggregate, could not have or reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of all Contracts to which the Company or any of its Subsidiaries is a party (i) for the incurrence of Debt, (ii) with outside producers who have accounted for over 2.5% of gross written premiums for the Company and its Subsidiaries for the year ended December 31, 2006, (iii) contracts of reinsurance and (iv) Contracts that are required to be filed as an exhibit to any Company Report under the Exchange Act and the rules and regulations promulgated thereunder (collectively, the “Material Contracts”).

(v) Relations with Governments. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any director, officer, agent or employee of the Company or any of its Subsidiaries, has (A) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (B) made any unlawful payment or offered anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (C) made any other unlawful payment, or (D) violated any applicable export control, money laundering or anti-terrorism Law or regulation, nor have any of them otherwise taken any action which would cause the Company or any of its Subsidiaries to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable Law of similar effect.

(w) Proxy Statement; Other Filings. None of the information included or incorporated by reference in the Proxy Statement or any other document filed with the SEC in connection with the Merger and the other transactions contemplated by this Agreement (the “Other Filings”) will, in the case of the Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Stockholders Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company’s stockholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. The Proxy Statement and Other Filings that are filed by the Company will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

5.2. Representations and Warranties of Parent and Merger Sub. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Letter”) (it being agreed that written disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other section or subsection), Parent and Merger Sub each hereby represent and warrant to the Company that:

(a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to carry on its business as presently conducted. Parent has made available to the Company a complete and correct copy of the certificate of incorporation and bylaws or comparable governing documents of Parent and Merger Sub, each as in effect on the date of this Agreement.

(b) Corporate Authority. No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, subject only to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, which adoption by Parent will occur immediately following execution of this Agreement, and to consummate the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Governmental Filings; No Violations; Etc.

(i) Other than the approvals, notices, reports, registrations, submissions or filings under the insurance Laws of the jurisdictions in which the Company and its Subsidiaries are organized or transact the business of insurance and the filings and/or notices pursuant to Section 1.3, under the HSR Act and any other applicable merger control laws and the filing of the Merger Certificate with the Secretary of State of the State of Delaware (collectively, the “Parent Approvals”), no notices, reports, submissions or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to perform its respective obligations under this Agreement or to consummate the Merger and the other transactions contemplated hereby (a “Parent Material Adverse Effect”).

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws or comparable governing documents of Parent or Merger Sub or the comparable governing instruments of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license or (C) assuming compliance with the matters referred to in Section 5.2(c)(i), a violation of any Law to which Parent or any of its Subsidiaries is subject, except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(d) Litigation. As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the officers of Parent, threatened against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(e) Financing. Parent and Merger Sub has and will have at the Effective Time sufficient funds (including pursuant to any existing credit facilities) to enable them to consummate the transactions contemplated by this Agreement and to pay all of Parent’s and Merger Sub’s related fees and expenses.

(f) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, $0.01 par value, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(g) Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company could have any liability.

(h) Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained or incorporated by reference in the Proxy Statement.

(i) Ownership of Shares. As of the date of this Agreement, none of Parent, Merger Sub or their respective affiliates owns (directly or indirectly, beneficially or of record) any Shares, other than Shares acquired in the ordinary course of business by affiliates of Parent for investment purposes, and none of Parent, Merger Sub or their respective affiliates holds any rights to acquire any Shares except pursuant to this Agreement.

ARTICLE VI.

Covenants

6.1. Interim Operations.

(a) The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing, such approval not to be unreasonably withheld or delayed, and except as otherwise expressly contemplated by this Agreement) and except as required by applicable Laws, the business of it and its Subsidiaries shall be conducted in the ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, agents, customers, employees and other Persons with whom they have business relationships. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, except (i) as otherwise contemplated or permitted by this Agreement, (ii) as Parent may approve in writing (such approval not to be unreasonably withheld or delayed), (iii) as is required by applicable Law or any Governmental Entity or (iv) as set forth in Schedule 6.1(a) of the Company Disclosure Letter, the Company will not and will not permit its Subsidiaries to:

(A) adopt or propose any change in its certificate of incorporation or bylaws or other applicable governing instruments;

(B) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly owned Subsidiaries of the Company, or restructure, reorganize or completely or partially liquidate;

(C) make any material acquisition, by purchase, merger, consolidation, other business combination or otherwise, of stock or assets from any Person (other than a wholly-owned Subsidiary of the Company);

(D) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries (other than (1) the issuance of Shares upon the exercise of Company Options or Warrants or (2) the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary) or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(E) make any loans, advances or capital contributions to or investments in any Person in excess of $250,000 in the aggregate (other than the Company or any direct or indirect wholly owned Subsidiary of the Company) except in accordance in all material respects with the Company’s investment policy in effect as of the date hereof (the “Investment Policy”), a copy of which is included in Schedule 6.1 of the Company Disclosure Letter; provided, however, that no investments whatsoever shall be made in those entities set forth on Schedule 6.1(a)(E) of the Company Disclosure Letter;

(F) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than the Company’s regular quarterly cash dividends in respect of the Shares not to exceed $0.08 per share) or enter into any agreement with respect to the voting of its capital stock or otherwise make any payments to its stockholders in their capacity as such;

(G) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, or amend the terms of any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than the acquisition of any Shares tendered by current or former employees or directors in connection with the exercise of Company Options or pursuant to puts and calls in employee and former employee stockholder agreements);

(H) incur, assume or prepay any indebtedness for borrowed money or guarantee such indebtedness of another Person (other than a wholly owned Subsidiary of the Company), or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for borrowings in the ordinary course under the Company’s credit facility, a copy of which has been made available to Parent (and which shall not be amended, waived or modified after the date hereof) the proceeds of which shall be used for operating purposes;

(I) make or authorize any capital expenditure in excess of $1,000,000 in the aggregate;

(J) make any material changes with respect to actuarial, marketing, underwriting, claims management, pricing, reserving, reinsurance, investment or accounting policies or procedures, except as required by changes in GAAP or Law or by a Governmental Entity;

(K) waive, release, assign, settle or compromise any litigation or other proceedings before a Governmental Entity for an amount in excess of $500,000 or any obligation or liability of the Company in excess of such amount, in any case without the imposition of equitable relief or any restrictions on the business and operations of, on or the admission of wrongdoing by, the Company or any of its Subsidiaries;

(L) change or make any material Tax election, settle or compromise any material Tax liability or change any material method of accounting with respect to Taxes;

(M) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or otherwise dispose of any assets, securities, product lines or businesses of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries and including by merger, consolidation, asset sale or other business combination, other than obsolete assets in the ordinary course of business and investments in accordance in all material respects with the Investment Policy;

(N) except as contemplated by this Agreement, required pursuant to agreements in effect prior to the date of this Agreement, or as otherwise required by applicable Law, (1) grant or provide any severance or termination payments or benefits to any director, elected officer of the Company listed on Schedule 6.1(a)(N) (the “Elective Officers”) or employee of the Company or any of its Subsidiaries, except, in the case of employees who are not Elective Officers, in the ordinary course of business, (2) increase the compensation or make any new equity awards to any director, Elective Officer or employee of the Company or any of its Subsidiaries, except, in the case of employees who are not Elective Officers of the Company, in the ordinary course of business, (3) establish, adopt, terminate or materially amend any Benefit Plan (other than as may be necessary to comply with applicable Laws or to avoid adverse Tax consequences) or (4) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Affiliate Transaction;1

(O) enter into, renew, extend, amend or terminate any Material Contract (other than Company Producer agreements in the ordinary course of business);

(P) take any action that would reasonably be expected to result in a reduction of any financial ratings of the Company, including the insurer financial strength ratings of the Company and its insurance Subsidiaries; or

(Q) except as provided in Section 6.2 and Section 8.3(a), agree, authorize or commit to do any of the foregoing.

(b) Parent shall not knowingly take or permit any of its Subsidiaries to take, directly or indirectly, any action that is reasonably likely to prevent, delay or impair the consummation of the Merger.

6.2. Acquisition Proposals.

(a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (EST) on March 31, 2007 (the “No-Shop Period Start Date”), the Company and its Subsidiaries and their employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) shall have the right directly or indirectly to: (i) initiate, solicit and encourage Acquisition Proposals (as hereinafter defined), including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements (as hereinafter defined); provided that the Company shall promptly provide to Parent any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent; and (ii) enter into and maintain discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.

(b) Except as expressly permitted by this Section 6.2, from the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with ARTICLE VIII, none of the Company, the Company’s Subsidiaries nor any of their respective Representatives shall, directly or indirectly:

(i) initiate, solicit or knowingly encourage (including by way of providing non-public information) or facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal; or

(ii) participate or engage in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to the Company or any of its Subsidiaries.

Subject to Section 6.2(c) and except with respect to any Acquisition Proposal received prior to the No-Shop Period Start Date with respect to which the requirements of Sections 6.2(c)(i), (ii) and (iii) have been satisfied as of the No-Shop Period Start Date (any such Person so submitting an Acquisition Proposal, an “Excluded Party”, as determined, with respect to any Excluded Party, by the board of directors of the Company), no later than the No Shop Period Start Date the Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted theretofore by the Company, its Subsidiaries or any Representatives with respect to any Acquisition Proposal and shall use its reasonable efforts to require the other parties thereto to promptly return or destroy in accordance with the terms of such agreement any confidential information previously furnished by the Company, the Company’s Subsidiaries or their respective Representatives thereunder. Within 48 hours of the No-Shop Period Start Date, the Company shall notify Parent of the identity of all Excluded Parties and provide Parent a written summary of the material terms and conditions of each Acquisition Proposal received from any Excluded Party. Notwithstanding anything contained in Section 6.2 to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement at such time as the Acquisition Proposal made by such party fails, in the reasonable judgment the board of directors of the Company, to satisfy the requirements of Section 6.2(c).

(c) Notwithstanding anything to the contrary contained in Section 6.2(b), if at any time following the date of this Agreement and prior to obtaining the Requisite Company Vote, (i) the Company has received a written Acquisition Proposal from a third party that the board of directors of the Company believes in good faith to be bona fide, (ii) the board of directors of the Company determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal and (iii) after consultation with its outside legal counsel, the board of directors of the Company determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided, that the Company (x) will not, and will not allow its Representatives to, disclose any non-public information to such Person without entering into an Acceptable Confidentiality Agreement, and (y) will promptly provide to Parent any non-public information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to Parent. Notwithstanding anything to the contrary contained in Section 6.2(b) or this Section 6.2(c), prior to obtaining the Requisite Company Vote, the Company shall be permitted to take the actions described in clauses (A) and (B) above with respect to any Excluded Party.

(d) Definitions. For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

“Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction or (ii) any other direct or indirect acquisition, in the case of clause (i) or (ii), involving 15% or more of the total voting power or of any class of equity securities of the Company, or 15% or more of the consolidated total assets (including equity securities of its Subsidiaries), net revenues or net income of the Company, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means an unsolicited bona fide Acquisition Proposal involving more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of the Company that the board of directors of the Company has determined in its good faith judgment is reasonably capable of being consummated, taking into account all legal, financial, regulatory, timing and other aspects of the proposal and the Person making the proposal, and would, if consummated, result in a transaction more favorable to the stockholders of the Company than the transaction contemplated by this Agreement.

(e) No Change in Recommendation or Alternative Acquisition Agreement. Neither the board of directors of the Company nor any committee thereof shall:

(i) (A) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Sub, the Company Recommendation with respect to the Merger or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve any alternative Acquisition Proposal (the actions described in clause (A) or (B), a “Change in Recommendation”); or

(ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (other than an Acceptable Confidentiality Agreement) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Requisite Company Vote is obtained, the board of directors of the Company may (X) withhold, withdraw or qualify or modify in a manner adverse to Parent or Merger Sub the Company Recommendation, if the board of directors of the Company determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary duties under applicable Law or (Y) after having complied with Section 6.2(c), approve, recommend or otherwise declare advisable or propose to adopt, approve, recommend or declare advisable (publicly or otherwise) an Acquisition Proposal, if and only to the extent that, (1) in the case of clause (X), prior to taking such action, the board of directors of the Company determines in good faith after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, and (2) in the case of clause (Y), the board of directors of the Company determines in good faith, after consultation with its financial advisor and outside legal counsel, that such an Acquisition Proposal is a Superior Proposal; provided that (I) in the case of an action described in clause (X) of this paragraph, prior to any such Change in Recommendation and (II) in the case of any action described in clause (Y) of this paragraph after 12:01 a.m. on April 1, 2007: (A) the Company shall have given Parent prompt written notice advising Parent of (x) the decision of the board of directors of the Company to take such action and the reason for taking such action and (y) in the event the decision relates to an Acquisition Proposal, the material terms and conditions of the Acquisition Proposal, including the identity of the party making such Acquisition Proposal and, if available, a copy of the relevant proposed transaction agreements with such party and other material documents, (B) the Company shall have given Parent five (5) business days after delivery of each such notice to propose revisions to the terms of this Agreement (or make another proposal) and shall have negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any, and (C) the board of directors of the Company shall have determined in good faith, after considering the results of such negotiations and giving effect to the proposals made by Parent, if any, and after receiving the advice of outside legal counsel that failure to make such Change in Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law and, if such action relates to an Acquisition Proposal, that such Acquisition Proposal is a Superior Proposal; provided further that, in the event the board of directors of the Company does not make the determination referred to in clause (C) of this paragraph but thereafter determines to take an action described in clause (X) or (Y) of this paragraph, the procedures referred to in clauses (A), (B) and (C) above shall apply anew and shall also apply to any subsequent withdrawal, amendment or modification.

(f) Certain Permitted Disclosure. Nothing contained in this Section 6.2 shall be deemed to prohibit the Company or the board of directors of the Company from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders) or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company) it being understood that none of the foregoing actions shall constitute a Change in Recommendation.

(g) Notice. The Company agrees that it will promptly (and in any event within 48 hours) notify Parent of receipt by it, its Subsidiaries or Representatives of (i) any Acquisition Proposal or indication by any Person that it is considering making an Acquisition Proposal, (ii) any request for non-public information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business and unrelated to an Acquisition Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal. The Company shall notify Merger Sub promptly (and in any event within 48 hours) with the identity of such Person, and a description of such Acquisition Proposal, indication, inquiry or request, including any modifications thereto. The Company shall keep Parent reasonably informed, on a prompt basis (and in any event within 48 hours of the occurrence of any changes, developments, discussions or negotiations), of the status and material terms of any such Acquisition Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any amendments thereto) and any material developments, discussions and negotiations. Without limiting the foregoing, the Company shall promptly (and in any event within 48 hours) notify Merger Sub if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.2(e). The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement, and neither the Company nor any of its Subsidiaries is party to any agreement, which prohibits the Company from providing such information to Merger Sub. The Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and the Company shall, and shall cause its Subsidiaries to, enforce the provisions of any such agreement.

(h) Except in connection with a termination of this Agreement pursuant to Section 8.3(a), the Company shall not take any action to exempt any Person from the restrictions on “business combinations,” “control share acquisitions,” “takeover offers” or similar provisions contained in the DGCL, including Section 203 (or any similar provisions), or otherwise cause such restrictions not to apply unless such actions are taken simultaneously with a termination of this Agreement.

(i) The Company agrees that any violations of the restrictions set forth in this Section 6.2 by any Representative of the Company or any of its Subsidiaries, shall be deemed to be breach of this Section 6.2 by the Company.

6.3. Notice of Certain Events.

(a) The Company will notify Parent and Merger Sub promptly and shall promptly furnish Parent and Merger Sub with copies of notices or other communications received by the Company or any of its Subsidiaries of (i) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or its Representatives), (ii) subject to applicable Laws and the instructions of any Governmental Entity, any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or its Representatives) and (iii) any legal actions threatened or commenced against or otherwise affecting the Company or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or its Representatives). With respect to any of the foregoing, the Company will consult with Merger Sub and its Representatives so as to permit the Company and Merger Sub and their respective Representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.

(b) Parent and Merger Sub will notify the Company promptly and shall promptly furnish the Company with copies of notices or other communications received by Parent, Merger Sub or any of their respective Subsidiaries of (i) any communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Merger Sub or its Representatives), (ii) subject to applicable Laws and the instructions of any Governmental Entity, any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement (and the response thereto from Parent, Merger Sub or their Representatives), and (iii) any legal actions threatened or commenced against or otherwise affecting the Company or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or its Representatives).

6.4. Proxy Statement.

(a) The Company shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement, a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”) The Company agrees, as to itself and its Subsidiaries, that at any time prior to the Effective Time, (a) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (b) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The Proxy Statement will include the Company Recommendation unless the board of directors of the Company has withdrawn, modified or amended the Company Recommendation to the extent permitted under Section 6.2.

6.5. Stockholders Meeting. The Company, acting through its board of directors, shall take, in accordance with applicable Law and its certificate of incorporation and bylaws, all reasonable action necessary to duly call, give notice of, convene and hold a meeting of holders of Shares (the “Stockholders Meeting”) as promptly as reasonably practicable after the execution of this Agreement to consider and vote upon the approval of this Agreement. The written consent of Merger Sub will be required to adjourn or postpone the Stockholders Meeting; provided, that, in the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite Company Vote, the Company will not adjourn or postpone the Stockholders Meeting unless the Company is advised by counsel that failure to do so would result in a breach of the U.S. federal securities laws or fiduciary duties of the Board of Directors. Subject to Section 6.2 hereof, the board of directors of the Company shall recommend such approval and shall take all reasonable lawful action to solicit such approval of this Agreement. Notwithstanding anything herein to the contrary, unless this Agreement is terminated in accordance with ARTICLE VIII, the Company will take all of the actions contemplated by this Section 6.5 regardless of a Change of Recommendation, and will submit this Agreement for adoption by the stockholders of the Company at such meeting. The Company shall keep Parent updated with respect to the proxy solicitation results as reasonably required by Parent.

6.6. Filings; Other Actions; Notification.

(a) Proxy Statement. The Company shall as soon as reasonably practicable notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall as soon as reasonably practicable provide to Parent copies of all material correspondence between the Company and/or any of its Representatives on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and the Company shall cause the definitive Proxy Statement to be mailed promptly after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement. Subject to applicable Laws, the Company and Parent (with respect to itself and Merger Sub) each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(b) Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. In connection with and without limiting the foregoing, the Company and Parent shall each file or jointly file, if applicable, or cause to be filed, promptly (but in any event within ten business days) after the date of this Agreement, any notifications, approval applications or the like required to be filed under the HSR Act and all other merger control laws with respect to the transactions contemplated hereby and Parent shall pay all filing and similar fees and related expenses payable in connection therewith. The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement), except to the extent that such information relates solely to the Parent’s existing business. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(c) Insurance Approvals. In furtherance and not in limitation of Section 6.6(b), (i) as soon as reasonably practicable following the date of this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to prepare and file with relevant insurance regulators requests for approval of the transactions contemplated by this Agreement and shall use all reasonable efforts to have such insurance regulators approve the transactions contemplated by this Agreement, (ii) Parent shall give to the Company prompt written notice if it receives any material notice or other communication from any insurance regulator in connection with the transactions contemplated by this Agreement, and, in the case of any such written notice or communication, shall promptly furnish the Company with a copy thereof, (iii) all applications and substantive correspondence with the insurance regulators to the extent that such application or correspondence relates to an issue which, if the Merger were not consummated would be reasonably likely to have a material adverse effect on the Company and any of its Subsidiaries, taken as a whole, which applications or correspondence shall be approved in advance by the Company (such approval not to be unreasonably withheld, conditioned or delayed) and (iv) the Company shall have the right to participate in and shall, to the extent practicable, receive reasonable prior notice of, all telephone calls and meetings to the extent that an issue which, if the Merger were not consummated would be reasonably likely to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, is reasonably likely to be discussed and in which case the Company’s right to participate shall be limited to discussions relating to such issue.

(d) Merger Clearance. Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 6.6, Parent, Merger Sub and the Company each agree to take or cause to be taken the following actions:

(i) Each of Parent, Merger Sub and the Company will promptly inform the other party upon receipt of any material communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If Parent, Merger Sub or the Company (or any of their respective affiliates) receives a request for additional information or documentary material from any such Governmental Entity that is related to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party (or approval of the Company if Section 6.6(b) is applicable), an appropriate response in compliance with such request. The

Company agrees not to participate, or to permit its affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with Parent in advance and, to the extent not prohibited by such Governmental Entity, gives Parent the opportunity to attend and participate. Each party will advise the other party promptly of any understandings, undertakings or agreements (oral or written) which the first party proposes to make or enter into with the Governmental Entity in connection with the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party will use all reasonable efforts to resolve any objections that may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory Laws, including (subject to first having used all reasonable efforts to negotiate a resolution to any such objections) contesting and resisting any action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement; and

(ii) Notwithstanding anything herein to the contrary, no party is required to, and the Company may not, without the prior written consent of Merger Sub, become subject to, consent or agree to, or otherwise take any action with respect to, any requirement, condition, understanding, agreement or orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity (each, an “Order”) (A) to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its affiliates in any manner which, individually or in the aggregate with all other such requirements, conditions, understandings, agreements and Orders, is (1) materially adverse to the Company and its affiliates, taken as a whole, before giving effect to the Merger or (2) requires any change in the conduct of business of the Company or any of its divisions or Subsidiaries as currently conducted which change would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities, properties or results of operations of the Company and the Parent taken as a whole; or (B) requires any change in the conduct of the business of the Parent or any of its affiliates as currently conducted, which change would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Parent and its Subsidiaries, taken as a whole, or those affiliates set forth on Section 6.6(d)(ii) of the Parent Disclosure Letter, taken as a whole, (any of clauses (A) or (B) above, a “Burdensome Condition”). Notwithstanding anything in this Agreement to the contrary, the Company will, upon the request of Merger Sub, become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or Order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its affiliates, so long as such requirement, condition, understanding, agreement or Order is binding on the Company only in the event that the Closing occurs.

6.7. Access and Reports. Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts, Tax Returns and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested; provided that no investigation pursuant to this Section 6.7 shall affect or be deemed to modify any representation or warranty made by the Company herein; provided further that the foregoing shall not require the Company (a) to permit any inspection, or to disclose any information, that in the Company’s good faith opinion, after consultation with legal counsel, would (i) result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) violate the competition laws or (b) to disclose any information of the Company or any of its Subsidiaries that in the Company’s good faith determination, after consultation with legal counsel, is deemed to be privileged. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties. All requests for information made pursuant to this Section 6.7 shall be directed to the individual or other Person designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement.

6.8. Stock Exchange De-listing. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE and the other exchanges on which the common stock of the Company is listed to enable the delisting by the Surviving Corporation of the Shares from the NYSE and the other exchanges on which the common stock of the Company is listed and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.

6.9. Publicity. The initial press release regarding the Merger shall be a joint press release and thereafter the Company and Parent each shall use reasonable efforts under the circumstances to cooperate with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Government Entity.

6.10. Employee Benefits.

(a) Parent shall, and shall cause the Surviving Corporation to, provide that during the period commencing at the Effective Time and ending on the December 31 following the Effective Time, the Employees will (i) be provided with base salary and bonus opportunities (including annual and quarterly bonus opportunities) while they are employed which are no less than the base salary and bonus opportunities provided by the Company and its Subsidiaries immediately prior to the Effective Time, and (ii) severance benefits that are no less favorable than those set forth in the Company’s separation pay plan and (iii) continue each Benefit Plan as in effect immediately prior to the Effective Time without change (except as required by Law); provided that no shares of capital stock of the Parent, the Surviving Corporation or any of their respective affiliates or any securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities shall not be required to be issued to any Employee under any Benefit Plan after the Effective Time.

(b) After December 31 following the Effective Time, Parent will cause any employee benefit plans which the Employees are entitled to participate in to take into account for purposes of eligibility and vesting, but excluding benefit accrual, thereunder, service by the Employees as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company (except to the extent it would result in a duplication of benefits).

(c) Parent shall, and shall cause the Surviving Corporation and any successor thereto to honor, fulfill and discharge the Company’s and its Subsidiaries’ obligations under the agreements identified in Section 6.10(c) of the Company Disclosure Schedule.

(d) Parent hereby acknowledges that a “change in control” or “change of control” within the meaning of each of the Company’s Benefit Plans will occur upon the Effective Time.

(e) Nothing in this Section 6.10, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.10. Without limiting the foregoing, no provision of this Section 6.10 will create any third party beneficiary rights in any current or former employee, director or consultant of the Company or its Subsidiaries in respect of continued employment (or resumed employment) or any other matter. Nothing in this Section 6.10 is intended (i) to amend any Benefit Plan, (ii) interfere with Parent’s or the Surviving Corporation’s right from and after the period referenced in Section 6.10(a) above to amend or terminate any Benefit Plan or (iii) interfere with Parent’s or the Surviving Corporation’s right from and after the Effective Time to terminate the employment or provision of services by any director, employee, independent contractor or consultant.

6.11. Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article IV, and Parent shall reimburse the Surviving Corporation for such charges and expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

6.12. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, the Surviving Corporation agrees that it will indemnify and hold harmless, to the fullest extent permitted under applicable Law (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and officer of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation arising out of or related to such Indemnified Parties’ service as a director or officer of the Company or its Subsidiaries or services performed by such persons at the request of the Company or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including the transactions contemplated by this Agreement; provided, however, that the Surviving Corporation will not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single such claim, action, suit, proceeding or investigation, except to the extent that any two or more parties shall have conflicting interests in the outcome of any such claim, action, suit, proceeding or investigation.

(b) Prior to the Effective Time, the Company shall and if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to obtain and fully pay the premium for the extension of (i) the Side A coverage part (directors’ and officers’ liability) of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable as the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable to the Company’s directors and officers as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to purchase comparable D&O

Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable to the Company’s directors and officers as provided in the Company’s existing policies as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 250% of the annual premiums currently paid by the Company for such insurance; provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.12.

(d) The provisions of this Section 6.12 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(e) Following the Effective Time, the Surviving Corporation shall include and maintain in effect in its certificate of incorporation and bylaws for a period of six years after the Effective Time, provisions regarding the elimination of liability of directors, indemnification of officers and directors thereof and advancement of expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the Company’s Charter and Bylaws as of the date of this Agreement. The rights of the Indemnified Parties under this Section 6.12 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws.

6.13. Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or the Voting Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

6.14. Parent Vote. Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Shares and any shares of common stock of Merger Sub beneficially owned by it or any of its Subsidiaries or with respect to which it or any of its Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption and approval of this Agreement at any meeting of stockholders of the Company or Merger Sub, respectively, at which this Agreement shall be submitted for adoption and approval and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of either the Company or Merger Sub by consent in lieu of a meeting).

6.15. Stockholder Litigation. In the event that any stockholder litigation related to this Agreement or the Merger and the other transactions contemplated by this Agreement is brought, or, to the Knowledge of the Company, threatened, against the Company and/or the members of the board of directors of the Company prior to the Effective Time, notwithstanding Section 6.1(a)(K), the Company shall give Parent and Merger Sub the opportunity to participate in the defense or settlement of such litigation, and no such settlement shall be agreed to without Parent’s and Merger Sub’s prior written consent (not to be unreasonably withheld). The Company shall promptly notify Parent of any such stockholder litigation brought, or threatened, against the Company and/or members of the board of directors of the Company and keep Parent reasonably informed with respect to the status thereof.

6.16. Director Resignations. The Company shall use its best efforts to cause to be delivered to Parent resignations of all the directors of the Company and its Subsidiaries to be effective upon the consummation of the Merger.

6.17. Rule 16b-3. Prior to the Effective Time, the Company may approve in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any dispositions of equity securities of the Company (including derivative securities with respect to equity securities of the Company) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the Exchange Act with respect to equity securities of the Company.

6.18. Company Statutory Statements. As soon as completed and, in any event, prior to the Closing, the Company shall deliver to the Parent the following statutory statements, in each case together with the exhibits, schedules and notes thereto and any affirmations and certifications filed, or to be filed, therewith: the annual statement of the Company and each of its insurance Subsidiaries as of December 31, 2006, as filed with the insurance Governmental Entity of such company’s jurisdiction of domicile, including the statutory basis financial statements of the Company and each of its insurance Subsidiaries as audited by Deloitte & Touche LLP as of December 31, 2006. Following delivery of such statutory statements, the term “Company Statutory Statements” shall be deemed to include the statutory statements delivered pursuant to this Section 6.18.

6.19. FIRPTA. The Company shall deliver to the Parent, on or before (but not more than twenty (20) days prior to) the Closing Date, a statement in accordance with Treasury Regulation Sections 1.1445-2(c)(3) certifying that the Company is not, nor has been, a “United States real property holding corporation” for purposes of Sections 897 and 1445 of the Code.

ARTICLE VII.

Conditions

7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:

(a) Stockholder Approval. This Agreement shall have been duly approved by holders of Shares constituting the Requisite Company Vote in accordance with applicable Law and the certificate of incorporation and bylaws of the Company.

(b) Regulatory Consents. Except as provided in Schedule 7.1(b) of the Company Disclosure Letter, (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated and (ii) all insurance antitrust approvals and regulatory approvals from the California, Florida, Ohio, Texas and Michigan Insurance Departments shall have been obtained and such approval shall be in full force and effect; provided that any Form A that is filed with such insurance departments shall not have a Burdensome Condition.

(c) Injunction. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction or other Law, rule, legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Merger.

7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent and Merger Sub at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 5.1(b) (Capital Structure) and Section 5.1(d)(iii) (Vote Required) shall be true and correct in all respects (except, in the case of Section 5.1(b) for such inaccuracies as are de minimis in the aggregate), in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (ii) all other representations and warranties of the Company set forth in this Agreement (without giving effect to any limitation or qualification as to materiality or Company Material Adverse Effect, other than any limitations or qualifications contained in Section 5.1(g)(i)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct (without giving effect to any limitation or qualification as to materiality or Company Material Adverse Effect) would, individually or in the aggregate, have or be reasonably expected to have a Company Material Adverse Effect; and (iii) Parent shall have received at the

Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that such officer has read this Section 7.2(a) and the conditions set forth in this Section 7.2(a) have been satisfied.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

(c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have been a Company Material Adverse Effect or any event, circumstance, development, change or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement (without giving effect to any limitation of qualification as to materiality or Company Material Adverse Effect) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.3(a)(i) shall be deemed to have been satisfied even if any representations and warranties of Parent and Merger Sub are not so true and correct unless the failure of such representations and warranties of Parent and Merger Sub to be so true and correct (without giving effect to any limitation of qualification as to materiality or Parent Material Adverse Effect) would, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect, and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of Parent to the effect that such officer has read this Section 7.3(a) and the conditions set forth in this Section 7.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent to such effect.

ARTICLE VIII.

Termination

8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by the stockholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company (by action of its boards of directors) and Parent.

8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent or the Company (by action of its board of directors) if:

(a) the Merger shall not have been consummated by December 1, 2007, whether such date is before or after the date of approval by the stockholders of the Company referred to in Section 7.1(a) (the “Termination Date”);

(b) the approval of this Agreement by the stockholders of the Company referred to in Section 7.1(a) shall not have been obtained at the Stockholders Meeting or at any adjournment or postponement thereof; or

(c) any Restraints permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the stockholders of the Company referred to in Section 7.1(a));

provided that in each case the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement and such breach shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

8.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by the Company:

(a) if at any time after the date of this Agreement and prior to obtaining the Requisite Company Vote, the Company receives an Acquisition Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause unless:

(A) the Company shall have complied in all material respects with Section 6.2 of this Agreement, including the conclusion by the board of directors of the Company in good faith that such Acquisition Proposal is a Superior Proposal;

(ii) the Company concurrently pays the Termination Fee payable pursuant to Section 8.6; and

(iii) the board of directors of the Company concurrently approves, and the Company concurrently enters into, a definitive agreement with respect to such Superior Proposal or

(b) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement such that Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) 60 days after written notice thereof is given by the Company to Parent or (ii) two business days prior to the Termination Date; provided, however, that the Company is not then in material breach of this Agreement.

8.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned, whether before or after the approval by the stockholders of the Company referred to in Section 7.1(a), at any time prior to the Effective Time by action of the board of directors of Parent if:

(a) the board of directors of the Company or any committee thereof (i) shall have made a Change in Recommendation or has resolved or announced its intention to make a Change in Recommendation whether or not permitted by Section 6.2(e) or (ii) shall have approved or recommended to the stockholders of the Company an Acquisition Proposal other than the Merger or shall have resolved to the effect of the foregoing;

(b) the Company (i) materially breaches its obligations under Sections 6.2, 6.4(b) or 6.5, or the board of directors of the Company shall resolve to do any of the foregoing or (ii) (A) materially breaches its obligations under Sections 6.4 or 6.6(a) and (B) such breach is not cured by the earlier of (x) five days after the Company’s receipt of written notice asserting such breach or failure from Parent or Merger Sub or (y) two business days prior to the Termination Date; or

(c) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) 60 days after written notice thereof is given by Parent to the Company or (ii) two business days prior to the Termination Date; provided, however, that Parent or Merger Sub is not then in material breach of this Agreement.

8.5. Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or affiliates); provided and notwithstanding anything in the foregoing to the contrary, that (i) except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful or intentional material breach of this Agreement and (ii) the provisions set forth in the second sentence of Section 9.1 shall survive the termination of this Agreement.

8.6. Fees and Expenses Following Termination.

(a) In the event that this Agreement is terminated by the Company pursuant to Section 8.3(a) or by Parent pursuant to Section 8.4(a) or Section 8.4(b), then the Company shall pay Parent the Termination Fee payable by wire transfer of same day funds, at or prior to the time of termination in the case of a termination pursuant to Section 8.3(a) or as promptly as practicable (but in any event within three business days) following termination of this Agreement pursuant to Section 8.4(a) or Section 8.4(b).

(b) In the event that (A) (I) an Acquisition Proposal (or the intention of any Person to make one), whether or not conditional, shall have been made known to or proposed to the Company or otherwise publicly announced or disclosed and not publicly withdrawn without qualification at least 10 days prior to the date of the Stockholders Meeting or at any adjournment or postponement thereof at which the vote on the Merger is held or (II) the board of directors of the Company or any committee thereof shall withhold, withdraw or qualify or modify in a manner adverse to Parent or Merger Sub the Company Recommendation or has resolved or announced its intention to do so pursuant to clause (X) of Section 6.2(e) prior to or on the date of the Stockholders Meeting or at any adjournment or postponement thereof at which the vote on the Merger is held, (B) this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(a) or Section 8.2(b) or by Parent pursuant to Section 8.4(c), and (C) within 12 months following the date of such termination, the Company enters into an Alternative Acquisition Agreement with respect to an Acquisition Proposal or consummates any Acquisition Proposal (whether or not such Acquisition Proposal was the same Acquisition Proposal referred to in the foregoing clause (A)(I), if applicable), then the Company shall pay Parent the Termination Fee, less the amount of any Parent Expenses previously paid to Parent by the Company, payable by wire transfer of same day funds on or prior to the date on which the Company enters into such Contract or consummates such Acquisition Proposal, as applicable. For purposes of the foregoing clause (C) only, references in the definition of the term “Acquisition Proposal” to the figure “15%” will be deemed to be replaced by the figure “50%.”

“Termination Fee” means (i) $14 million in the event that the Company enters into a Alternative Acquisition Agreement with an Excluded Party and (ii) $21 million in the event that the Agreement is terminated in all other cases under Section 8.2.

(c) In the event that this Agreement is terminated by Parent under the provisions referred to in clause (B) of Section 8.6(b) (or could have been terminated under such section) and the circumstances referred to in clause (A)(I) or (A)(II) of Section 8.6(b) shall have occurred prior to such termination but the Termination Fee (or any portion thereof) has not been paid and is not payable because the circumstances referred to in clause (C) of Section 8.6(b) shall not have occurred, then the Company shall pay at the direction of Parent as promptly as possible (but in any event within three business days) following receipt of an invoice therefor all of Parent’s and Merger Sub’s actual and reasonably documented out-of-pocket fees and expenses (including legal fees and expenses) actually incurred by Parent and Merger Sub and their respective affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (“Parent Expenses”), which amount shall not be greater than $4 million.

(d) The Company’s payment pursuant to this Section 8.6 shall be the sole and exclusive remedy of Parent and Merger Sub against the Company, its Subsidiaries and any of their respective Representatives for any loss or damage suffered as a result of the breach of any representation, warranty, covenant or agreement contained in this Agreement by the Company or its Subsidiaries and the failure of the Merger to be consummated, and upon payment pursuant to this Section 8.6, the Company, its Subsidiaries and any of their respective Representatives shall have no further obligation or liability relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

(e) The parties acknowledge that the agreements contained in Section 8.6 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 8.2, and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the amount set forth in Section 8.2 or any portion thereof the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.

(f) Except as set forth in this Section 8.6, all expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid in accordance with the provisions of Section 6.11.

ARTICLE IX.

Miscellaneous and General

9.1. Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Sections 6.10 (Employee Benefits), 6.11 (Expenses) and 6.12 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.11 (Expenses), Section 8.5 (Effect of Termination and Abandonment) and Section 8.6 (Fees and Expenses Following Termination) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2. Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

9.3. Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a wavier of such rights.

9.4. Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the personal jurisdiction of the Delaware Court of Chancery and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in the Delaware Court of Chancery or Federal court located in the State of Delaware. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS

CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(c) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Company, Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other parties and to enforce specifically the terms and provisions of this Agreement in a court of the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.

9.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

If to Parent or Merger Sub:

Farmers Group, Inc.

4680 Wilshire Blvd.

Los Angeles, CA 90010

Attention: General Counsel and Corporate Secretary

Fax: (323) 964-8093

with a copy (which shall not constitute notice) to

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention: Thomas M. Cerabino

Fax: (212) 728-9208

If to the Company:

Bristol West Holdings, Inc.

5701 Stirling Road

Davie, Florida 33314

Attention: Chief Legal Officer and Corporate Secretary

Fax: (954) 316-5151

with a copy (which shall not constitute notice) to

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Gary I. Horowitz

Fax: (212) 455-2502

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

9.7. Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement, dated June 30, 2006, between Parent and the Company and the related letter agreements (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT OR IN ANY CERTIFICATE DELIVERED PURSUANT TO THE TERMS OF THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

9.8. No Third Party Beneficiaries. Except as provided in Section 6.12 (Indemnification; Directors’ and Officers’ Insurance) only, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or Employees who might be affected by Section 6.10), other than the parties hereto, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.10 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes (including all applicable real estate transfer Taxes) and related fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent and Merger Sub when due and the Company, Parent and Merger Sub shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any such Taxes and in attempting to minimize the amount of such Taxes.

9.11. Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

9.12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.13. Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Each party hereto has or may have set forth information in its respective Disclosure Letter in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

9.14. Assignment. This Agreement shall not be assignable by operation of law or otherwise without the prior written consent of the other parties hereto; provided that prior to the mailing of the Proxy Statement to the Company’s stockholders, Parent may designate, by written notice to the Company, another wholly owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation, provided that any such designation shall not impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the stockholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void.

* * * * *

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

BRISTOL WEST HOLDINGS, INC.

By	/s/ James R. Fisher
Name:	James R. Fisher
Title:	Executive Chairman

FARMERS GROUP, INC.

By	/s/ Paul N. Hopkins
Name:	Paul N. Hopkins
Title:	Chief Executive Officer

BWH ACQUISITION COMPANY

By	/s/ Paul N. Hopkins
Name:	Paul N. Hopkins
Title:	President

ANNEX A

DEFINED TERMS

Terms	Section
Acceptable Confidentiality Agreement	6.2(c)
Acquisition Proposal	6.2(d)
Affiliate Transaction	5.1(t)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(e)(ii)
Applicable Date	5.1(f)(i)
Certificate of Merger	1.3
Bankruptcy and Equity Exception	5.1(d)(i)
Benefit Plans	5.1(i)(i)
Book-Entry Shares	4.1(a)
Burdensome Condition	6.6(d)(ii)
business day	1.2
Bylaws	2.2
Certificate	4.1(a)
Change in Recommendation	6.2(e)
Charter	2.1
Closing	1.2
Closing Date	1.2
Code	4.2(f)
Company	Preamble
Company Approvals	5.1(e)(i)
Company Actuarial Analyses	5.1(r)(vii)
Company Disclosure Letter	5.1
Company Intellectual Property	5.1(o)(i)
Company Material Adverse Effect	5.1(a)
Company Option	4.3(a)
Company Producers	5.1(r)(i)
Company Recommendation	5.1(d)(ii)
Company Reinsurance Agreements	5.1(r)(v)
Company Reports	5.1(f)(i)
Company Statutory Statements	5.1(f)(v)
Confidentiality Agreement	9.7
Constituent Corporations	Preamble
Contract	5.1(e)(ii)
Costs	6.12(a)
D&O Insurance	6.12(b)
Effective Time	1.3
Elective Officers	6.1(a)(N)

Employees	5.1(i)(i)
Environmental Claim	5.1(l)(ii)
Environmental Law	5.1(l)(ii)
ERISA	5.1(i)(i)
ERISA Affiliate	5.1(i)(ii)(B)
Exchange Act	5.1(a)
Exchange Fund	4.2(a)
Excluded Party	6.2(b)(ii)
Excluded Share	4.1(a)
Excluded Shares	4.1(a)
GAAP	5.1(f)(iii)
Governmental Entity	5.1(e)(i)
Grant Date	5.1(b)
Hazardous Substance	5.1(l)(ii)
HSR Act	5.1(e)(i)
DGCL	Recitals
Indemnified Parties	6.12(a)
Insurance Contract	5.1(r)(iii)
Insurance Policies	5.1(p)
Intellectual Property	5.1(o)(ii)
Investment Policy	6.1(a)(E)
IPO	5.1(b)
JPMorgan	5.1(d)(ii)
Knowledge	5.1(h)
Laws	5.1(j)
Licenses	5.1(j)
Lien	5.1(c)
Material Contracts	5.1(u)
Merger	Recitals
Merger Certificate	5.1(e)
Merger Sub	Preamble
Multiemployer Plan	5.1(i)(ii)
NYSE	5.1(b)
No-Shop Period Start Date	6.2(a)
Order	6.6(d)(ii)
Other Filings	5.1(w)
Parent	Preamble
Parent Approvals	5.2(c)(i)
Parent Disclosure Letter	5.2
Parent Expenses	8.6(c)
Parent Material Adverse Effect	5.2(c)(i)
Paying Agent	4.2(a)
Per Share Merger Consideration	4.1(a)
Person	4.2(d)
Phantom Share	7.1(c)

Proxy Statement	6.4(a)
Public Documents	5.1(f)(iv)
Release	5.1(l)(ii)
Representatives	6.2(a)
Requisite Company Vote	5.1(d)(i)
Restraints	7.1(c)
Restricted Share	7.1(c)
SAP	5.1(f)(v)
SEC	5.1(f)(i)
Securities Act	5.1(f)(i)
Share	4.1(a)
Significant Subsidiary	5.1(a)
SOX	5.1(f)(i)
Stock Plans	5.1(b)
Stockholders Meeting	6.5
Subsidiary	5.1(a)
Superior Proposal	6.2(d)
Surviving Corporation	1.1
Takeover Statute	5.1(k)
Tax	5.1(m)
Taxes	5.1(m)
Tax Return	5.1(m)
Termination Date	8.2(a)
Termination Fee	8.6(b)
U.S. Benefits Plans	5.1(i)(ii)
Voting Agreement	Recitals

APPENDIX B

[GRAPHIC APPEARS HERE]

March 1, 2007

The Board of Directors

Bristol West Holdings, Inc.

5701 Stirling Road

Davie, Florida 33314

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of Bristol West Holdings, Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Merger”) of the Company with Farmers Group, Inc. (the “Parent”). Pursuant to the Agreement and Plan of Merger, dated as of March 1, 2007 (the “Agreement”), among the Company, the Parent and BWH Acquisition Company, the Company will become a wholly-owned subsidiary of the Parent, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Parent and its affiliates, will be converted into the right to receive $22.50 per share in cash (the “Consideration”).

In arriving at our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared by management of the Company based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Merger and the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company and the Parent in the Agreement and any related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company that would be material to our analysis.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Merger and we express no opinion as to the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger.

We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction, but that we have been so authorized for a limited period of time following execution of the Agreement, subject to the terms, conditions and procedures set forth therein.

We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services only if the proposed Merger is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We and our affiliates have longstanding business relationships with, and have provided a variety of commercial and investment banking services to, the Company and the Parent and its affiliates. Specifically, we and our affiliates acted as joint lead arranger on the Company’s syndicated credit facility in July 2006 and as joint bookrunning lead manager of an offering of the Parent’s subordinated debt securities in June 2005 and as counterparty to the Parent on a number of derivative transactions. In addition, we or our affiliates are a lender to each of the Company and the Parent under outstanding credit facilities and provide custody, cash management and asset management services to the Parent and its affiliates. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Parent for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Merger is fair, from a financial point of view, to such holders.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES INC.

J.P. Morgan Securities Inc.

APPENDIX C

DELAWARE CODE

TITLE 8. CORPORATIONS

CHAPTER 1. GENERAL CORPORATION LAW

SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION

§ 262. Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)	Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)	Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1)	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)	If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

APPENDIX D

INFORMATION RELATING TO THE PARENT’S AND BRISTOL WEST’S DIRECTORS AND

EXECUTIVE OFFICERS

Bristol West Directors and Executive Officers

The following information sets forth the names and titles of our directors and executive officers, their present principal occupation and their business experience during the past five years. During the last five years, none of Bristol West, its executive officers or directors has been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All of the directors and executive officers listed below are U.S. citizens. The business address of each director or officer listed below is c/o Bristol West, 5701 Stirling Road, Davie, Florida 33314.

Directors

Mr. James R. Fisher

Chairman of the Board

Mr. Fisher has been our Executive Chairman of the Board since July 2006. He has served as Chairman of the Board and as a Bristol West director since September 2000. He was our Chief Executive Officer from September 2000 through June 2006. Mr. Fisher has been the managing member of Fisher Capital Corp. L.L.C. since March 1997. From 1986 through March 1997, Mr. Fisher held various executive positions at American Re Corporation. Currently, Mr. Fisher is a director of Alea Group Holdings (Bermuda) Ltd. and a trustee of Lafayette College in Easton, Pennsylvania.

Mr. R. Cary Blair

Director

Mr. Blair has been a Bristol West director since March 2004. Mr. Blair retired as Chairman and Chief Executive Officer of the Westfield Group in August 2003. He served his entire career at the Westfield Group from 1961 through August 2003. Currently, Mr. Blair is a director of First Merit Corporation and Davey Tree Expert Co., and the Chairman of the Westfield Group Foundation.

Mr. Jeffrey J. Dailey

Director

Mr. Dailey has been a Bristol West director since May 2006. Mr. Dailey has been our Chief Executive Officer since July 2006 and our President since December 2003. He was our Chief Operating Officer from April 2001 through June 2006. Mr. Dailey has 27 years of experience in the insurance industry. Prior to joining Bristol West in 2001, Mr. Dailey was the Chief Executive Officer of Reliant Insurance. Prior to joining Reliant Insurance in 1996, Mr. Dailey spent 14 years with The Progressive Corporation, holding numerous executive positions culminating as President of Progressive’s Northeast Division.

Mr. Richard T. Delaney

Director

Mr. Delaney has been a Bristol West director since March 2004. Mr. Delaney has worked as an independent consultant since January 2000. From 1994 through January 2000, Mr. Delaney held the positions of President and Chief Operating Officer of Am-Re Consultants, Inc. and Vice Chairman of Am-Re Global Services, Inc. From January 2002 through November 2003, Mr. Delaney was a director of Alea Group Holdings Ltd. From January 2002 through June 2004, Mr. Delaney was a director of Associated Industries Insurance Services, Inc. Mr. Delaney is a member of the CPCU Society.

Mr. Allan W. Ditchfield

Director

Mr. Ditchfield has been a Bristol West director since November 2006. He has been an independent systems consultant since 1999. Prior to his consulting work, Mr. Ditchfield held key corporate positions as chief information officer in the insurance, communications, and process control industries. He currently serves as Director of the National Council at Northeastern University and a member of the Board of Cape & Island Community Public Radio.

Mr. Todd A. Fisher

Director

Mr. Fisher has been a Bristol West director since February 1998. Mr. Fisher has been a member of KKR & Co. L.L.C. since January 1, 2001. Mr. Fisher was an executive of KKR & Co. L.L.C. from June 1993 to December 31, 2000. Mr. Fisher was an associate at Goldman Sachs & Co. from July 1992 to June 1993. Currently, Mr. Fisher is a director of Alea Group Holdings (Bermuda) Ltd., Rockwood Holdings, Inc., Maxeda B.V., and Duales System Deutschland GmbH.

Mr. Perry Golkin

Director

Mr. Golkin has been a Bristol West director since February 1998. Mr. Golkin has been a member of KKR & Co. L.L.C. since January 1, 1996. Mr. Golkin was a general partner of KKR & Co. L.L.C. from 1995 to January 1996. Prior to 1995, he was an executive of KKR & Co. L.L.C. Currently, Mr. Golkin is a director of Alea Group Holdings (Bermuda) Ltd., PRIMEDIA, Inc., Rockwood Holdings, Inc., and Willis Group Holdings Limited.

Ms. Mary R. Hennessy

Director

Ms. Hennessy has been a Bristol West director since March 2004. Since January 2006, Ms. Hennessy has been an independent consultant to the insurance and reinsurance industries. From May 2002 through December 2005, Ms. Hennessy was employed as a consultant with Webb Associates of Haddonfield, New Jersey. From January 2000 through May 2002, Ms. Hennessy was the Chief Executive Officer and President of Overseas Partners, Ltd. From November 1996 through April 1999, Ms. Hennessy was President and Chief Operating Officer of TIG Holdings. Prior to serving at TIG, Ms. Hennessy held various executive positions at American Re Corporation from 1988 to 1996. Ms. Hennessy has been a Fellow of the Casualty Actuarial Society since 1981. Currently, Ms. Hennessy is a director of Security Capital Assurance, Ltd. and GeoVera Holdings, Ltd.

Dr. Eileen Hilton

Director

Dr. Hilton has been a Bristol West director since March 2004. Dr. Hilton has been the Chief Executive Officer and President of Biomedical Research Alliance of New York since 1998. Dr. Hilton has been an attending physician at Long Island Jewish Medical Center since 1985. Dr. Hilton is currently a Fellow with the American College of Physicians and the Infectious Disease Society of America and a member of the American Society of Microbiology, the Long Island Infectious Disease Society and the New York Society of Infectious Disease.

Mr. James N. Meehan

Director

Mr. Meehan has been a Bristol West director since March 2004. Mr. Meehan was a Managing Director of Bank of America in Chicago, Illinois, from June 1987 through May 2002. Since his retirement in May 2002, he has worked as an independent consultant. Prior to serving at Bank of America, Mr. Meehan was Vice President of First National Bank of Chicago. Currently, Mr. Meehan is a director of the Delphi Financial Group, American Fuji Fire and Marine Insurance Company, and Reassure America Life Insurance Company, a subsidiary of Swiss Re.

Mr. Arthur J. Rothkopf

Director

Mr. Rothkopf has been a Bristol West director since March 2004. Mr. Rothkopf has been Senior Vice President of the U.S. Chamber of Commerce since July 2005. Prior to serving at the U.S. Chamber of Commerce, Mr. Rothkopf served as President of Lafayette College in Easton, Pennsylvania, from 1993 until 2005. He also has served as the Deputy Secretary and General Counsel of the United States Department of Transportation and was a partner in the law firm of Hogan & Hartson in Washington, D.C. Currently, Mr. Rothkopf is a director of Insurance Services Office, Inc.

Executive Officers

James R. Fisher

Mr. Fisher has been our Executive Chairman of the Board since July 2006. He has served as Chairman of the Board and as a Bristol West director since September 2000. He was our CEO from September 2000 through June 2006. Mr. Fisher has been the managing member of Fisher Capital Corp. L.L.C. since March 1997. From 1986 through March 1997, Mr. Fisher held various executive positions at American Re Corporation. Currently, Mr. Fisher is a director of Alea Group Holdings (Bermuda) Ltd. and a trustee of Lafayette College in Easton, Pennsylvania.

Jeffrey J. Dailey

Mr. Dailey has been our CEO since July 2006 and our President since December 2003. He has also been a Bristol West director since May 2006. He was our Chief Operating Officer from April 2001 through June 2006. Mr. Dailey has 27 years of experience in the insurance industry. Prior to joining Bristol West in 2001, Mr. Dailey was the Chief Executive Officer of Reliant Insurance. Prior to joining Reliant Insurance in 1996, Mr. Dailey spent 14 years with The Progressive Corporation, holding numerous executive positions culminating as President of Progressive’s Northeast Division.

Simon J. Noonan, FIA, MAAA

Mr. Noonan has been our Executive Vice President and Chief Operating Officer since July 2006. He was our Executive Vice President—Actuarial/Product from May 2005 through June 2006. He served as our Senior Vice President—Actuarial/Product from April 2002 to May 2005. Prior to joining Bristol West in 2002, Mr. Noonan was the Chief Executive Officer of Metis Financial LLC, a consulting firm specializing in the property and casualty insurance market, since November 1997. Prior to joining Metis, Mr. Noonan served as a Senior Manager and Director in the insurance practice of KPMG from 1991 through 1997.

Anne M. Bandi

Ms. Bandi has been our Senior Vice President—Operations since April 2001. Ms. Bandi has 27 years of insurance operations experience. Prior to joining Bristol West, Ms. Bandi had been the Senior Vice President of Operations at Reliant Insurance since February 1996. Prior to joining Reliant Insurance, Ms. Bandi spent 16 years with The Progressive Corporation in a variety of operations management positions.

Douglas R. Burtch

Mr. Burtch has been our Senior Vice President-Marketing since February 2007. Mr. Burtch has 29 years of insurance industry experience. From August 1999 until February 2007, he was our Vice President-Marketing. Prior to joining Bristol West, Mr. Burtch served as Senior Vice President of Sun States Insurance from 1998 to August 1999. Prior to joining Sun States, Mr. Burtch held management positions with regional insurance carriers specializing in marketing personal and commercial products from 1984 to 1997.

George N. Christensen

Mr. Christensen has been our Senior Vice President—Business Integration since April 2001. Mr. Christensen joined Bristol West in 1978 and has served in various roles since that time, including Chief Information Officer.

Brian J. Dwyer

Mr. Dwyer has been our Senior Vice President—Product Research and Development since August 2003. Mr. Dwyer has 17 years of insurance industry experience. Prior to joining Bristol West, Mr. Dwyer served in various management roles for The Progressive Corporation from 1989 through 2002, including Regional Marketing Manager and General Manager. Prior to joining The Progressive Corporation, Mr. Dwyer served as a senior manager with Ernst & Whinney, a major accounting firm.

Nila J. Harrison

Ms. Harrison has been our Senior Vice President—Human Resources since April 2001. Ms. Harrison has 23 years of human resources experience. Prior to joining Bristol West, Ms. Harrison was the Senior Vice President, Human Resources for Reliant Insurance. Prior to joining Reliant Insurance in April 1996, Ms. Harrison was in the retail industry, where she spent 12 years in human resources management positions with Fabri-Centers of America Inc. and Limited Brands Inc.

Ronald E. Latva

Mr. Latva has been our Senior Vice President—Product Management since May 2004. From August 2000 until May 2004, he was a Vice President and National Product Manager for Bristol West. Mr. Latva has over 20 years of insurance experience in pricing, product management, claims and operations. Prior to joining Bristol West, he served as an Assistant Vice President at Allmerica Financial from 1997 to 2000. From 1986 through 1997, he held various pricing and product management positions at Great American Insurance.

George G. O’Brien

Mr. O’Brien has been our Senior Vice President—Chief Legal Officer and Corporate Secretary since March 2004. Prior to joining Bristol West, Mr. O’Brien had his own litigation practice since 1994. He began consulting with Bristol West in March 2003. From 1980 until 1994, Mr. O’Brien was a partner with the law firm of Dechert Price & Rhoads, and from 1980 until 1988 he was an associate with that firm.

John L. Ondeck

Mr. Ondeck has been our Senior Vice President—Chief Information Officer since May 2002. Mr. Ondeck has over 15 years of information technology experience. Prior to joining Bristol West in 2002, Mr. Ondeck was President of Armstrong and Lures, Inc., a software consulting firm from 2001 to 2002 and 1998 to 2000. Mr. Ondeck was a Vice President of Sales and Operations for Digital Day, a software development firm, from 2000 to 2001. From 1990 through 1997, Mr. Ondeck held management positions at Oracle Corporation and Kraft General Foods.

Alexis S. Oster

Ms. Oster has been our Senior Vice President—General Counsel since April 2001. Ms. Oster has 14 years of experience in the insurance industry. Prior to joining Bristol West in 2001, Ms. Oster served as General Counsel for Reliant Insurance. Prior to joining Reliant Insurance in 1996, Ms. Oster was corporate counsel of USF&G Insurance, with a primary focus on regulatory matters, company licensing and general corporate legal matters.

Robert D. Sadler

Mr. Sadler has been our Senior Vice President—Chief Financial Officer since December 2006. From April 2001 until December 2006, he was our Senior Vice President—Marketing. Prior to joining Bristol West in 2001, Mr. Sadler was the Chief Financial Officer for Reliant Insurance from 1996-2001. Prior to joining Reliant Insurance, Mr. Sadler served as the Chief Financial Officer of Agency Insurance Company of Maryland, Inc. from 1992-1996. Mr. Sadler was also a manager in the insurance practice of Ernst & Young, where he worked from 1985-1992.

James J. Sclafani, Jr.

Mr. Sclafani has been our Senior Vice President—Claims since January 2003. Mr. Sclafani has 23 years of automobile claims management experience. Prior to joining Bristol West, Mr. Sclafani was Vice President and world-wide manager of liability claims for Enterprise Rent-A-Car. Prior to joining Enterprise in 1994, Mr. Sclafani was with The Progressive Corporation for 10 years holding various claim management positions.

Audrey E. Sylvan

Ms. Sylvan has been our Senior Vice President–Product Management since May 2004. From April 2001 through May 2004, Ms. Sylvan was our Vice President–Product Management. Ms. Sylvan has 19 years of insurance experience in Product Management. Prior to joining Bristol West, Ms. Sylvan was Senior Vice President of Product Management for Reliant Insurance. Prior to joining Reliant Insurance in 1996, Ms. Sylvan was a Product Manager at The Progressive Corporation for eight years, where she managed both Specialty and Auto Products.

Farmers Group Directors and Executive Officers

The following sets forth the names and titles of the directors and executive officers of Farmers Group, Inc. (“Farmers”) and BWH Acquisition Company (“Acquisition”), their present principal occupation and their business experience during the past five years. During the last five years, none of such directors and executive officers has been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. The business address of each director or officer listed below, except as noted in the following sentence, is c/o Farmers Group, Inc., 4680 Wilshire Blvd., Los Angeles, California 90010. The business address of Mr. Patrick H. O’Sullivan and Mr. James J. Schiro is Mythenquai 2, P.O. Box 8022, Zurich, Switzerland.

Mr. Jerry J. Carnahan

Director and Executive Vice President

Mr. Carnahan, age 50, has been a director of Farmers since 2001. He joined Farmers in 1979. During the past five years Mr. Carnahan has served in the following positions: Executive Vice President – Field Operations (2007 to present); Senior Vice President & Chief Marketing Officer (2005 to 2007); Senior Vice President – State Operations (2004 to 2005); and Vice President & Chief Marketing Officer (2002 to 2004).

Mr. Stephen J. Feely

Director and Senior Vice President

Mr. Feely, age 58, has been a director of Farmers since 2000. He joined Farmers in 1974. During the past five years Mr. Feely has served in the following positions: Senior Vice President—State Operations (2001 to present); and Senior Vice President & Chief Marketing Officer (2000 to 2001).

Mr. Paul N. Hopkins

Director and Chief Executive Officer

Mr. Hopkins, age 50, has been a director of Farmers since 2000. He joined Farmers in 1978. During the past five years Mr. Hopkins has served in his present position of Chief Executive Officer (2004 to present); and in the positions of President (2004 to 2007); and Executive Vice President (2002 to 2004). Mr. Hopkins also serves as the President and a director of Acquisition.

Mr. Jason L. Katz

Director, Executive Vice President and General Counsel

Mr. Katz, age 59, has been a director of Farmers since 1986. He joined Farmers in 1984. During the past five years, Mr. Katz has served in his present position of Executive Vice President & General Counsel.

Mr. Kevin E. Kelso

Director and Executive Vice President

Mr. Kelso, age 45, has been a director of Farmers since 2002. He joined Farmers in 1998. During the past five years, Mr. Kelso has served in the following positions: Executive Vice President (2007 to present); Senior Vice President (2002 to 2007); and Vice President (1999 to 2002).

Mr. Patrick H. O’Sullivan

Director and Chairman of the Board

Mr. O’Sullivan, age 57, has been Chairman of the Board and a director of Farmers since 2007. During the past five years, Mr. O’Sullivan has served in the following positions: Group Finance Director of Zurich Financial Services (2002 to 2007); and Chief Executive Officer of Zurich’s general insurance business in the United Kingdom (1998 to 2002). Since March 2007 he is the Chief Growth Officer of Zurich Financial Services Group.

Mr. C. Paul Patsis

Director and Executive Vice President

Mr. Patsis, age 59, has been a director of Farmers since 2000. He joined Farmers in 1998. During the past five years, Mr. Patsis has also served as Senior Vice President (2000 to 2007) and Executive Vice President (2007 to present). In addition, Mr. Patsis serves as Director, President & Chief Executive Officer of Farmers New World Life Insurance Company.

Mr. Mhayse G. Samalya

Director and Senior Vice President

Mr. Samalya, age 52, has been a director of Farmers since he joined Farmers in 2005. During the past five years, Mr. Samalya has served in the following positions: Senior Vice President (2005 to present) at Farmers; and in his prior positions of President & Chief Executive Officer at Hanover Insurance (1999 to 2005).

Mr. James J. Schiro

Director

Mr. Schiro, age 61, has been a director of Farmers since 2002. During the past five years, Mr. Schiro has served in his present position of Chief Executive Officer of Zurich Financial Services Group (2002 to present); and also served as Chief Operating Officer – Group Finance (2002).

Ms. Keitha T. Schofield

Director and Executive Vice President

Ms. Schofield, age 55, has been a director of Farmers since 1997. She joined Farmers in 1995. During the past five years, Ms. Schofield has served in her present position of Executive Vice President (1997). Ms. Schofield also serves as the President and CEO of Farmers Services since January 1, 2007.

Mr. Stanley R. Smith

Director and Executive Vice President

Mr. Smith, age 56, has been a director of Farmers since 2003. He joined Farmers in 1974. During the past five years, Mr. Smith has served in the following positions: Executive Vice President (2003 to present); Senior Vice President (2001 to 2003); and Vice President (1989 to 2001).

Mr. Pierre C. Wauthier

Director, Executive Vice President and Chief Financial Officer

Mr. Wauthier, age 46, has been a director of Farmers since he joined Farmers in 2002. During the past five years he has served in his present position of Executive Vice President & Chief Financial Officer (2003 to present); and as Senior Vice President & Chief Financial Officer (2002). Mr. Wauthier also serves as Treasurer and a director of Acquisition.

Mr. F. Robert Woudstra

Director, President and Chief Operating Officer

Mr. Woudstra, age 61, has been a director of Farmers since 2003. He joined Farmers in 2001, following a 28 year career with Foremost Insurance Company. During the past five years he has served in the following positions: President & Chief Operating Officer (2007 to present); Executive Vice President (2005 to 2007); and Senior Vice President (2003 to 2005). Mr. Woudstra also serves as Vice President and a director of Acquisition.

Mr. Doren E. Hohl

Secretary

Mr. Hohl, age 51, has been Secretary of Farmers since 1998. He joined Farmers in 1992, and has been an Assistant Vice President since 2003. Mr. Hohl also serves as Secretary of Acquisition

PROXY

FOR THE SPECIAL MEETING OF STOCKHOLDERS OF

BRISTOL WEST HOLDINGS, INC.

This Proxy Is Solicited On Behalf Of The Board Of Directors

The undersigned hereby appoints [                                             ] (together, the “Proxies”), and each of them, with full power of substitution, as proxies to vote the shares that the undersigned is entitled to vote at the Special Meeting of Stockholders of Bristol West Holdings, Inc. (the “Company”) to be held at [location] on [date] at [time] and at any adjournments and postponements thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxies’ discretion on such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Please mark your votes as indicated in this example.	☒
PLEASE SEE REVERSE SIDE.

(Continued and to be marked, dated and signed on reverse side.)

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Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the business day prior to Special Meeting day.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet [website] Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone [number] Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. There is NO CHARGE to you for the call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

please do NOT mail your proxy card.

Your shares will be voted as specified below. If no specification is made, the Proxies will vote FOR Proposals 1 and 2.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSALS 1 AND 2.

Proposal 1 - To adopt the Agreement and Plan of Merger, dated March 1, 2007, among Bristol West Holdings, Inc., Farmers Group, Inc. and BWH Acquisition Company.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal 2 - To adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Agreement and Plan of Merger, dated March 1, 2007, among Bristol West Holdings, Inc., Farmers Group, Inc. and BWH Acquisition Company.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal 3 – In accordance with the recommendations of the Bristol West Holdings, Inc. board of directors, to vote on any other matter that may properly come before the special meeting or any adjournment or postponement of the special meeting.

IMPORTANT – PLEASE SIGN AND RETURN PROMPTLY.

Signature                                                       Signature, if held jointly                                                       Dated                     , 2007

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

é  Detach here from proxy voting card.  é

IF YOU WISH TO VOTE BY TELEPHONE IN THE UNITED STATES, PUERTO RICO OR CANADA, PLEASE FOLLOW THE INSTRUCTIONS BELOW. IF YOU VOTE BY THE INTERNET OR TELEPHONE, PLEASE DO NOT RETURN YOUR CARD BY MAIL.

HAVE YOUR PROXY CARD IN HAND. TO VOTE BY PHONE THROUGH OUR TABULATOR, [NAME OF TABULATOR]:

(A)  On a touch-tone telephone call Toll Free [telephone number]—24 hours a day—7 days a week.

(B)  Enter your                     -digit Control Number which is indicated below.

Option 1:        To vote as the Board of Directors recommends, press 1. If you wish to vote separately for any Proposal, press 0.

              When you press 1, your vote will be confirmed and cast as you directed. END OF CALL

Option 2:        If you choose to vote separately for any Proposal, you will hear the following instructions:

You may make your selection at any time.

To vote FOR, press 1;

To vote AGAINST, press 2;

To ABSTAIN, press 0.

              Your vote will be repeated and you will have an opportunity to confirm it.

THANK YOU FOR VOTING	BRISTOL WEST HOLDINGS, INC. Special Meeting [ ] [ ], 2007 Admission Ticket